Exhibit 2.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. The document relates to an offer which, if it becomes wholly unconditional, may result in the cancellation of the listing of ARC Shares from the Official List and cancellation of the admission to trading of ARC Shares on the London Stock Exchange. If you are in any doubt about this Offer and the action you should take, you should consult your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 if you are in the United Kingdom, or if not, from another appropriately authorised financial, legal, tax or other adviser, immediately.

If you have sold or otherwise transferred all of your ARC Shares (other than pursuant to the Offer), please send this document (but NOT the accompanying personalised Form of Acceptance sent only to holders of certificated ARC Shares) to the stockbroker, bank or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. However, the foregoing must not be forwarded or transmitted in or into any Restricted Jurisdiction. If you have sold or transferred only part of your holding of ARC Shares, you should retain these documents.

This document should be read in conjunction with the accompanying Form of Acceptance (in respect of certificated ARC Shares).

RECOMMENDED CASH OFFER

by

Abigail (UK) Limited

(a wholly-owned subsidiary of Virage Logic Corporation)

for

ARC International plc

A letter of recommendation from the ARC Directors is set out in Part I to this document. The procedure for acceptance (including the additional requirements for those ARC Shareholders who hold their ARC Shares in uncertificated form) is set out in paragraph 13 of Part II to this document and, in respect of holders of ARC Shares in certificated form, in the Form of Acceptance.

To accept the Offer in respect of certificated ARC Shares, the Form of Acceptance must be completed, signed and returned to Capita Registrars, Corporate Actions, The Registry 34 Beckenham Road, Beckenham, Kent BR3 4TU, as soon as possible, but in any event so as to arrive not later than 1.00 p.m. (London time) on 11 September 2009. Acceptances in respect of uncertificated ARC Shares should be made electronically through CREST so that the TTE instruction settles not later than 1.00 p.m. (London time) on 11 September 2009. The procedure for acceptance of the Offer is set out in paragraph 13 of the letter from the Abigail (UK) Directors in Part II to this document and, in respect of certificated ARC Shares, in the accompanying Form of Acceptance.

Arbuthnot Securities Limited, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively for Abigail (UK) and Virage Logic and no one else in connection with the Offer. Arbuthnot Securities Limited is not acting for, and will not be responsible to, anyone other than Abigail (UK) and Virage Logic for providing the protections afforded to clients of Arbuthnot Securities Limited or for providing advice in relation to the Offer.

Cowen and Company, LLC is acting exclusively for Abigail (UK) and Virage Logic and no one else in connection with the Offer and will not be responsible to anyone other than Abigail (UK) and Virage Logic for providing the protections afforded to clients of Cowen and Company, LLC nor for providing advice in relation to the Offer.

Jefferies International Limited, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively for ARC and no one else in connection with the matters set forth in this document, the Form of Acceptance and the Offer, and accordingly, Jefferies International Limited will not be responsible to anyone other than ARC for providing the protections offered to clients of Jefferies International Limited nor for providing advice in relation to the Offer, the contents of this document or the Form of Acceptance.

Woodside Capital Partners, LLC is acting exclusively for ARC and no one else in connection with the matters set forth in this document, the Form of Acceptance and the Offer, and accordingly Woodside Capital Partners, LLC will not be responsible to anyone other than ARC for providing the protections afforded to clients of Woodside Capital Partners nor for providing advice in relation to the Offer, the contents of this document or the Form of Acceptance.

Overseas Shareholders

The distribution of this document in jurisdictions other than the United Kingdom or the United States may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about, and observe any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Unless otherwise determined by Abigail (UK), the Offer is not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any other means (including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facility of a national securities exchange of any Restricted Jurisdiction (as defined herein) and will not be capable of acceptance by any such use, means or facility or from within any such Restricted Jurisdiction. Accordingly, unless otherwise determined by Abigail (UK), copies of this document and any other documentation relating to the Offer (including, without limitation, the Form of Acceptance) are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send any such documents in or into or from any such Restricted Jurisdiction, as doing so may invalidate any purported acceptance of the Offer. Any person (including, without limitation, custodians, nominees and trustees) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this document and/or the Form of Acceptance (if applicable) and/or any other related document to any jurisdiction outside the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements of any relevant jurisdiction. Neither the SEC nor any US state securities commission has approved or disapproved this Offer or passed upon the adequacy or completeness of this document or any other documentation relating to the Offer (including, without limitation, the Form of Acceptance). Any representation to the contrary is a criminal offence.

It is the responsibility of each Overseas Shareholder to inform himself, herself or itself about and observe any applicable legal requirements. No Restricted Overseas Shareholder receiving a copy of this document and/or the Form of Acceptance in any jurisdiction other than the United Kingdom or the United States may treat the same as constituting an invitation or offer to him and in such circumstances, this document and/or the Form of Acceptance are sent for information only. It is the responsibility of any Overseas Shareholder receiving a copy of this document and/or the Form of Acceptance and wishing to accept the Offer to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including obtaining any governmental, exchange control or other consents which may be required, and compliance with other necessary formalities needing to be observed and payment of any issue, transfer or other taxes or duties due in such jurisdiction. Any such Overseas Shareholder will be responsible for any such issue, transfer or other taxes or duties by whomsoever payable and Abigail (UK) and Virage Logic (and any person acting on behalf of Abigail (UK) or Virage Logic) shall be fully indemnified and held harmless by such Overseas Shareholder for any such issue, transfer or other taxes or duties or other requisite payments as Abigail (UK) or Virage Logic (and any person acting on behalf of Abigail (UK) or Virage Logic) may be required to pay.

This document has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside England, including those of the United States.

Any person (including custodians, nominees and trustees) who would, or otherwise intends to, or may have a contractual or legal obligation to, forward this document and/or the Form of Acceptance to any jurisdiction outside the United Kingdom and the United States, should read paragraph 6 of Section B and paragraph (C) of Section C and/or paragraph (C) of Section D of Part III to this document before taking any action.

Dealing disclosure requirements

Under the provisions of Rule 8.3 of the Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of ARC, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “Offer Period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of ARC, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Code, all “dealings” in “relevant securities” of ARC by Abigail (UK), Virage Logic or ARC, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

Forward-looking statements

Any statements in this Offer Document about any person’s or entity’s expectations, beliefs, plans, objectives, assumptions or future events or performance, including with respect to the Acquisition and/or the Offer, and any assumptions underlying such statements, are not historical facts and are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable UK or other securities laws. All statements other than statements of historical facts included in this Offer Document may be forward-looking statements. Such statements are often, but not always, made through the use of words or phrases such as “consider”, “believe”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “plan” and “would”. Forward-looking statements also include the following: (1) statements containing projections of revenues, operating expenses, income (or loss), earnings (or loss) per share, EBITDA, loss before interest, tax, depreciation and amortisation, capital expenditures, dividends, capital structure, and other financial items; (2) statements regarding when the Acquisition will be accretive to earnings per share; (3) statements regarding projected cash, cash equivalents and short term investment balances as of the completion of the Acquisition; (4) statements concerning the plans and objectives of Virage Logic’s management for future operations, including plans or objectives relating to its products or services; (5) statements of future economic performance; (6) statements of the assumptions underlying or relating to any statement described in (1) to (5) above; and (7) statements regarding the timing of completion of the Offer and/or the Acquisition. Actual results could differ materially from those predicted by these forward-looking statements.

Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include, but are not limited to (i) the outcome of any legal proceedings instituted against Virage Logic, Abigail (UK), ARC and others in connection with the Acquisition and/or the Offer; (ii) the failure of the Acquisition to complete for any reason; (iii) the amount of the costs, fees, expenses and charges relating to the Acquisition and/or the Offer; (iv) business uncertainty and contractual restrictions prior to the completion of the Acquisition; (v) competition generally and the increasingly competitive nature of the industry in which the Enlarged Group operates; (vi) the effect of war, terrorism or catastrophic events; (vii) stock price, foreign currency exchange and interest rate volatility; (viii) the failure of Virage Logic to successfully integrate ARC’s business and operations with its own and the failure to achieve the cost savings and other synergies Virage Logic expects to result from the Acquisition; and (ix) the risk that, under relevant UK law, Virage Logic and Abigail (UK) may be unable to invoke a Condition to terminate the Offer even if ARC’s business deteriorates significantly or other events occur that cause the Acquisition by Abigail (UK) to be less attractive to Virage Logic than is the case as at the date of this Offer Document.

The foregoing list sets forth some, but not all, of the factors that could affect Virage Logic’s or ARC’s ability to achieve results described in any forward-looking statements. These forward-looking statements are not guarantees of future performance. They have not been reviewed by the auditors of Virage Logic, Abigail (UK) or ARC. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. These and all subsequent oral or written forward-looking statements attributable to Virage Logic, Abigail (UK), ARC or the Enlarged Group or any of their respective members, directors, officers or employees or any persons acting on behalf of any of them (including Jefferies, Woodside, KPMG, Cowen and Arbuthnot Securities) are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements included in this Offer Document are based on information available to Virage Logic and ARC on the date hereof. Undue reliance should not be placed on such forward-looking statements.

Subject to compliance with their respective responsibilities of the City Code, none of ARC, Abigail (UK), Virage Logic or any persons acting on behalf of any of them (including Jefferies, Woodside, KPMG, Cowen and Arbuthnot Securities) intends, or undertakes any obligation, to update any information contained in this Offer Document.

For additional information about risks and uncertainties Virage Logic faces and a discussion of its financial statements and footnotes, see the documents Virage Logic files with the SEC, including its most recent annual report on Form 10-K and all subsequent periodic reports.

US securities laws

The Offer is for the securities of a corporation organised under the laws of England and is subject to the procedure and disclosure requirements of the United Kingdom, which are different from those of the United States. The Offer is being made in the United States pursuant to the “Tier 1” exemptions provided by Rule 1 4d-1 (c) under the Exchange Act and otherwise in accordance with the requirements of the Code. Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, the offer timetable, settlement procedures and timing of payments that are different from those that would be applicable with respect to a tender offer for an issuer listed in the US. In particular, the Offer is not subject to the SEC’s filing or disclosure requirements.

It may be difficult for US holders of ARC Shares and other securities to enforce their rights arising out of the US federal securities laws, since Abigail (UK) and ARC are incorporated outside of the United States, and some or all of their respective officers and directors may be resident outside of the United States. US holders of ARC Shares may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. Further, it may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

To the extent permitted by applicable law, in accordance with, and to the extent permitted by, the City Code and normal UK market practice and Rule 1 4e-5 under the Exchange Act, Abigail (UK), Virage Logic or its nominees or brokers (acting as agents) or their respective affiliates may from time to time make certain purchases of, or arrangements to purchase, ARC Shares, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Such purchases, or arrangements to purchase, will comply with all applicable UK rules, including the City Code and the rules of the London Stock Exchange, and Rule 1 4e-5 under the Exchange Act to the extent applicable. In addition, in accordance with, and to the extent permitted by, the City Code, normal UK market practice and Rule 1 4e-5 under the Exchange Act, Arbuthnot Securities and their respective affiliates will continue to act as exempt principal traders in ARC Shares on the London Stock Exchange and engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law, including Rule 1 4e-5 under the Exchange Act. Any information about such purchases will be disclosed on a next Business Day basis to the Panel and will be available from any Regulatory Information Service including the Regulatory News Service on the London Stock Exchange website, www.londonstockexchange.com.

Incorporation of Information by Reference

Financial information relating to the ARC Group

The following information in the following documents, all of which has been announced through a Regulatory Information Service and is available free of charge on ARC’s website at www.arc.com/investor/ (as indicated in Part V to this document), is incorporated into this document by reference:

a)	pages 10 and 30 to 70 of the ARC Annual Report and Accounts for the year ended 31 December 2008;

b)	pages 13, 33 and 36 to 69 of the ARC and Annual Report and Accounts for the year ended 31 December 2007;

c)	pages 9, 25 and 28 to 54 of the ARC and Annual Report and Accounts for the year ended 31 December 2006; and

d)	the ARC International plc Interim Results dated 30 June 2009.

ARC will send within two Business Days, without charge, to each person to whom a copy of this document has been sent, on their request, a copy of any documents incorporated by reference in this document. Requests should be addressed to Capita Registrars, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU or made by telephoning the shareholder helpline between 9.00 a.m. and 5.00 p.m. (London time) Monday to Friday (except UK public holidays) on 0871 664 0321 from within the UK or +44 208 639 3399 if calling from outside the UK. Calls to the 0871 664 0321 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

Financial information relating to the Virage Logic Group

The following information in the following documents, all of which has been filed with the SEC and is available free of charge on Virage Logic’s website at www.viragelogic.com (as indicated in Part IV to this document), is incorporated into this document by reference:

a)	pages 59 and 60 of the Annual Report on Form 10-K for the fiscal year ended 30 September 2008; and

b)	pages 3 to 17 of the Quarterly Report on Form 10-Q for the quarterly period ended 30 June 2009.

Virage Logic will send within two Business Days, without charge, to each person to whom a copy of this document has been sent, on their request, a copy of any documents incorporated by reference in this document. Requests should be addressed to Virage Logic, 47100 Bayside Parkway, Fremont, California 94538 or made by telephoning Sabina Burns on +1 510 7438115.

ACTION TO BE TAKEN TO ACCEPT THE OFFER

If you hold your ARC Shares in certificated form (i.e. not in CREST), complete the Form of Acceptance in accordance with the instructions contained in it and paragraph 13.1 of the letter from the Abigail (UK) Directors set out in Part II to this document and return the completed Form of Acceptance (together with your valid share certificate(s) and any other documents of title) by post or by hand (during normal business hours only) to Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU as soon as possible and, in any event, so as to be received by Capita Registrars not later than 1.00 p.m. (London time) on 11 September 2009.

If you hold your ARC Shares in CREST, you should follow the procedures set out in paragraph 13.2 of the letter from the Abigail (UK) Directors in Part II to this document and ensure that an Electronic Acceptance is made by you or on your behalf and that settlement is made no later than 1.00 p.m. (London time) on 11 September 2009.

You are advised to read this document carefully.

If you have any questions relating to this document and/or the completion and return of the Form of Acceptance, please telephone Capita Registrars on 0871 664 0321 from within the UK or + 44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0321 number cost 10 pence per minute from a BT landline. Other network providers’ charges may vary. Lines are open 9.00 a.m. to 5.00 p.m. (London time) Monday to Friday (except UK public holidays). Calls to the helpline from outside the UK will be charged at the applicable international rate. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

THE FIRST CLOSING DATE OF THE OFFER IS 1.00 P.M. (LONDON TIME) ON 11 SEPTEMBER 2009.

CONTENTS

PART I	LETTER FROM THE DIRECTORS OFARC		9
	1.	Introduction	9
	2.	The Offer	9
	3.	Irrevocable undertakings to accept the Offer	10
	4.	Information on ARC	10
	5.	Current trading and prospects of ARC	10
	6.	Background to and reasons for recommending the Offer	11
	7.	Strategy for the Enlarged Group	11
	8.	Inducement fee and exclusivity arrangements	12
	9.	ARC Share Option Schemes	12
	10.	Cancellation of listing, compulsory acquisition and re-registration	12
	11.	Taxation	12
	12.	Action to be taken to accept the Offer	12
	13.	Overseas Shareholders	13
	14.	Further information	13
	15.	Recommendation	13

PART II	LETTER FROM THE DIRECTORS OF ABIGAIL (UK) LIMITED		14
	1.	Introduction	14
	2.	The Offer	14
	3.	Irrevocable undertakings to accept the Offer	15
	4.	Information on Virage Logic	15
	5.	Background to and reasons for the Offer	16
	6.	Strategy for the Enlarged Group	16
	7.	Directors and employees	17
	8.	Inducement fee and exclusivity arrangements	17
	9.	ARC Share Option Schemes	17
	10.	Financing of the Offer	17
	11.	Cancellation of listing, compulsory acquisition and re-registration	18
	12.	Taxation	18
	13.	Procedure for acceptance of the Offer	20
	14.	Settlement	23
	15.	Overseas Shareholders	24
	16.	Further information	25

PART III	CONDITIONS AND TERMS OF THE OFFER		26

PART IV	FINANCIAL INFORMATION RELATING TO THE VIRAGE LOGIC GROUP		58

PART V	FINANCIAL INFORMATION RELATING TO THE ARC GROUP		59

PART VI	INFORMATION RELATING TO ABIGAIL (UK)		62

PART VII	ADDITIONAL INFORMATION		64

PART VIII	REPORTS ON PROFIT FORECAST		84

PART IX	DEFINITIONS		90

PART I

LETTER FROM THE DIRECTORS OF ARC

ARC International plc

(Incorporated and registered in England and Wales with registered number 3592130)

Directors	Registered and Head Office

Richard Barfield (Chairman)	Verulam Point
Dr Geoff Bristow (Chief Executive)	Station Way
Charles Rendell (Chief Financial Officer)	St Albans
Steven Gunders (Senior Independent Director)	Hertfordshire AL1 5HE

21 August 2009

To holders of ARC Shares and, for information only, to holders of options under the ARC Share Option Schemes and to persons with information rights

Dear Shareholder,

Recommended cash Offer by Abigail (UK) Limited (a wholly-owned subsidiary of

Virage Logic Corporation) for ARC International plc

1.	Introduction

On 18 August 2009, the Abigail (UK) Directors and the ARC Directors announced that they had reached agreement on the terms of a recommended cash offer to be made by Abigail (UK), a wholly-owned subsidiary of Virage Logic, for the entire issued and to be issued share capital of ARC.

With an Offer Price of 16.25 pence per ARC Share, the Offer values the fully diluted ordinary share capital of ARC at approximately £25.2 million.

The purpose of this letter is to explain why the ARC Directors, who have been so advised by Jefferies, believe the terms of the Offer to be fair and reasonable and why they unanimously recommend that you accept the Offer as all those ARC Directors who have legal or beneficial holdings of ARC Shares have irrevocably undertaken to do in respect of their entire legal or beneficial holdings of ARC Shares, representing approximately 0.015 per cent. of the existing issued ARC Shares.

Further information in relation to the Offer is contained in the letter from the Abigail (UK) Directors in Part II to this document and, in the case of ARC Shareholders who hold their ARC Shares in certificated form, in the enclosed Form of Acceptance. The Conditions and further terms of the Offer are set out in Part III to this document. Further information in relation to Abigail (UK) and Virage Logic can be found in Parts II, IV, VI and VII to this document.

2.	The Offer

The Offer, which is subject to the Conditions and further terms contained in Part III to this document and, in the case of ARC Shareholders who hold their ARC Shares in certificated form, the Form of Acceptance, is being made on the following terms:

for every ARC Share	16.25 pence in cash

Entitlements to cash consideration in respect of fractions of one penny will be rounded to the nearest whole penny.

The Offer represents a premium of approximately 38 per cent. to the Closing Price of 11.75p per ARC Share on 28 July 2009, being the last Business Day prior to the commencement of the Offer Period.

On this basis, the Offer values the fully diluted ordinary share capital of ARC at approximately £25.2 million.

3.	Irrevocable undertakings to accept the Offer

Your attention is drawn to paragraph 3 headed “Irrevocable undertakings to accept the Offer” in the letter from the Abigail (UK) Directors in Part II to this document.

4.	Information on ARC

ARC is a leading provider of customisable Solution-to-Silicon IP to consumer and semiconductor companies globally. ARC’s award-winning, vertically integrated audio and video solutions enable high quality multimedia content to be captured, shared, and played on a wide range of electronics devices. ARC has over 150 customers which, in aggregate, ship hundreds of millions of ARC-BasedTM chips annually in products such as mobile televisions, portable media players, WiFi-/WiMAX-enabled computers, flash storage, digital cameras, network appliances and medical and government systems.

ARC maintains a worldwide sales presence and research and development offices in San Jose and Lake Tahoe, California and St. Petersburg, Russia. ARC is listed on the London Stock Exchange as ARC International plc (LSE: ARK).

As reported in its audited annual accounts, for the year ended 31 December 2008, the turnover of ARC was £17.0 million (31 December 2007: £14.4 million) and net loss was £7.3 million (31 December 2007: £2.5 million). The charge for the reorganisation carried out in 2008 of £2.3 million, and the incremental expenses from the acquisition of Sonic Focus gave rise to the increase in the net loss. Net assets of ARC at 31 December 2008 were £21.5 million (31 December 2007: £30.3 million), including cash and short-term investments of £12.7 million (31 December 2007: £21.2 million).

5.	Current trading and prospects of ARC

On 5 August 2009, ARC announced its unaudited interim results for the six months ended 30 June 2009 showing turnover of £7.3 million ($11.0 million) (six months ended 30 June 2008: £9.3 million ($18.3 million)). The results noted that a further rationalisation of operations had begun on 30 June 2009 which was expected to deliver cost savings estimated at £6.0 million ($10.0 million) on an annualised basis, and that such cost savings would start to be recognisable during the second half of 2009. The rationalisation actions are expected to result in cash charges of approximately £2.8 million ($4.6 million), with the cash cost in the current financial year not expected to exceed £2.1 million ($3.5 million). The remainder of the rationalisation cost and the impact on intangible assets and other assets are to be incurred in the following three years. The impact has been £0.9 million to date. Net losses before restructuring charges were £4.3 million (six months ended 30 June 2008: £2.0 million). Period-end cash and short-term investments stood at £9.1 million (31 December 2008: £12.7 million).

In announcing the results ARC stated that it “has a core competence in lower power embedded technology which has been used to establish a previously unsung leadership position in the control of embedded flash memory. The same power-performance profile which gave us a strength in this application space is now set to help us build a presence in other emerging embedded markets.”

On 30 June 2009 ARC released a trading update for the six months ended 30 June 2009. The trading update contained the following statements which constitute a profit forecast for the purposes of Rule 28 the City Code:

•

“Excluding Sonic Focus, one-off rationalisation costs and discontinued operations, the Board now expects that the EBITDA of the Company for the six months ended 31 December 2009 will be at least breakeven.

•

The Sonic Focus business, which remains an early-stage software venture and is separately managed, is expected to make a loss before interest, tax, depreciation and amortisation of approximately £0.6 million ($1 million) for the six months ended 31 December 2009.”

It is a requirement of Rule 28 of the City Code that: (i) ARC repeats this profit forecast and states the assumptions upon which it was based in this document; and (ii) reports on the profit forecast by KPMG, Jefferies and Woodside be included in this document. The required statement and reports are contained in Part VIII to this document.

6.	Background to and reasons for recommending the Offer

ARC has established a leading position in the provision of customisable Solution-to-Silicon IP to consumer and semiconductor companies globally. During the second quarter of this year, however, market conditions led the ARC Directors to undertake a strategic and operational review of the entire ARC Group and, as a result, ARC has recently been rationalised and strengthened under new executive leadership.

These recent strategic and operational changes have served to improve the financial outlook of ARC which, combined with ARC’s market-leading technology and outstanding global customer base, ensure ARC is better positioned for a successful future. Nevertheless, as mentioned in the ARC trading update on 30 June 2009, general trading conditions remain challenging with ARC experiencing lengthy sales cycles.

As Virage Logic has recognised, the combination of the technology, expertise and customer bases of ARC and Virage Logic will create substantial opportunities for the Enlarged Group and its customers, especially as a result of the greater scale and access to new markets.

In addition, the ARC Directors believe that the Offer delivers value and certainty to ARC Shareholders. For these reasons, the ARC Directors are able to recommend the Offer unanimously to ARC Shareholders.

7.	Strategy for the Enlarged Group

Virage Logic has informed the ARC Directors that it recognises the importance of the skills and experience of the existing management and employees of the ARC Group. The Virage Logic Directors have given assurances to the ARC Directors that the existing employment rights, including pension rights, of all directors and employees of the ARC Group will be fully safeguarded following completion of the Acquisition.

Virage Logic has also stated that, whilst it believes that the combination of Virage Logic and ARC will generally provide enhanced opportunities for employees of the Enlarged Group, the integration of the two businesses could create some duplication in certain functions that would make a reduction in overall headcount likely in the post-Acquisition integration of ARC into the Enlarged Group.

In addition, Virage Logic has identified potential cost synergies that could be achieved through the consolidation of ARC’s offices in San Jose, California and Austin, Texas into Virage Logic’s existing offices in Fremont, California and Austin, Texas.

It is expected that Steve Gunders and I, Richard Barfield, Senior Independent Director and Chairman respectively, will resign from the Board of ARC upon the Offer becoming or being declared wholly unconditional.

Your attention is drawn to paragraph 5 headed “Background to and reasons for the Offer” and paragraph 6 headed “Strategy for the Enlarged Group” in the letter from the Abigail (UK) Directors in Part II to this document.

8.	Inducement fee and exclusivity arrangements

Your attention is drawn to paragraph 8 headed “Inducement fee and exclusivity arrangements” in the letter from the Abigail (UK) Directors in Part II to this document.

9.	ARC Share Option Schemes

Your attention is drawn to paragraph 9 headed “ARC Share Option Schemes” in the letter from the Abigail (UK) Directors in Part II to this document.

10.	Cancellation of listing, compulsory acquisition and re-registration

Your attention is drawn to the intentions of Abigail (UK) set out in paragraph 11 headed “Cancellation of listing, compulsory acquisition and re-registration” in the letter from the Abigail (UK) Directors in Part II to this document.

11.	Taxation

Your attention is drawn to paragraph 12 headed “Taxation” in the letter from the Abigail (UK) Directors in Part II to this document.

If you are in any doubt as to your own tax position, if you are neither resident nor ordinarily resident in the UK for UK tax purposes or if you are subject to taxation in any jurisdiction outside the UK, you should consult an appropriate independent professional adviser immediately.

12.	Action to be taken to accept the Offer

Your attention is drawn to the procedure for acceptance of the Offer set out in paragraph 13 of the letter from the Abigail (UK) Directors in Part II to this document, Sections C and D of Part III to this document and, if your ARC Shares are in certificated form, the accompanying Form of Acceptance.

To accept the Offer:

•

if you hold your ARC Shares, or any of them, in certificated form (that is, not in CREST), to accept the Offer in respect of those ARC Shares you should complete, sign and return the Form of Acceptance (together with your valid share certificate(s) and any other document(s) of title) as soon as possible and, in any event, so as to be received by the Receiving Agent, Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU not later than 1.00 p.m. (London time) on 11 September 2009. Further details on the procedures for acceptance of the Offer if you hold any of your ARC Shares in certificated form are set out in paragraph 13.1 of the letter from the Abigail (UK) Directors in Part II and Sections B and C of Part III to this document and in the accompanying Form of Acceptance. A reply-paid envelope for use in the UK only is enclosed for returning your Form of Acceptance together with your valid share certificate(s) and any other document(s) of title; or

•

if you hold your ARC Shares, or any of them, in uncertificated form (that is, in CREST), to accept the Offer in respect of those ARC Shares you should follow the procedure for Electronic Acceptance through CREST so that the TTE instruction settles as soon as possible and, in any event, not later than 1.00 p.m. (London time) on 11 September 2009.

Further details on the procedures for acceptance of the Offer if you hold any of your ARC Shares in uncertificated form are set out in paragraph 13.2 of the letter from the Abigail (UK) Directors in Part II and Sections B and D of Part III to this document. If you hold your ARC Shares as a CREST sponsored member you should refer to your CREST sponsor, as only your CREST sponsor will be able to send the necessary TTE instruction(s) to CREST.

If you have any questions relating to this document and/or the completion and return of the Form of Acceptance, please telephone Capita Registrars on 0871 664 0321 from within the UK, or on + 44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0321 number cost 10 pence per minute from a BT landline. Other network providers’ charges may vary. Lines are open 9.00 a.m. to 5.00 p.m. (London time) Monday to Friday (except UK public holidays). Calls to the helpline from outside the UK will be charged at the applicable international rate. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

Your decision as to whether to accept the Offer will depend on your individual circumstances. If you are in any doubt as to the action you should take, you should consult an independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are in the UK or, if you are outside the UK, an appropriately authorised independent financial, tax and/or legal adviser, without delay.

13.	Overseas Shareholders

Overseas Shareholders should refer to paragraph 15 of letter from the Abigail (UK) Directors in Part II to this document.

14.	Further information

Your attention is drawn to the letter from the Abigail (UK) Directors in Part II, the Conditions and further terms contained in Part III and the further information relating to Abigail (UK), Virage Logic and ARC contained in Parts IV to VIII to this document.

15.	Recommendation

The ARC Directors, who have been so advised by Jefferies, consider the terms of the Offer to be fair and reasonable. In providing advice to the ARC Directors, Jefferies has taken account of the commercial assessments of the ARC Directors.

Accordingly, the ARC Directors unanimously recommend that ARC Shareholders accept the Offer as those ARC Directors who have legal or beneficial holdings of ARC Shares have irrevocably undertaken to do in respect of their aggregate holdings of 22,500 ARC Shares (representing approximately 0.015 per cent. of the issued share capital of ARC).

Yours faithfully,

Richard Barfield

Chairman

PART II

LETTER FROM THE DIRECTORS OF ABIGAIL (UK) LIMITED

Abigail (UK) Limited

(Incorporated and registered in England and Wales with registered number 6990900)

Directors	Registered Office

Alex Shubat, Ph.D.	21 TudorStreet
Brian Sereda	London
EC4Y 0DJ

21 August 2009

To ARC Shareholders and, for information only, to holders of options under the ARC Share Option Schemes and to persons with information rights

Dear Sir or Madam

Recommended cash Offer by Abigail (UK) Limited

(a wholly-owned subsidiary of Virage Logic Corporation) for ARC International plc

1.	Introduction

On 18 August 2009 the Abigail (UK) Directors and the ARC Directors announced that they had reached agreement on the terms of a recommended cash offer to be made by Abigail (UK), a wholly-owned subsidiary of Virage Logic, for the entire issued and to be issued share capital of ARC.

With an Offer Price of 16.25 pence per ARC Share, the Offer values the fully diluted ordinary share capital of ARC at approximately £25.2 million.

Your attention is drawn to the letter from Richard Barfield, the Chairman of ARC, in Part I to this document, which sets out the reasons why the ARC Directors, who have been so advised by Jefferies, consider that the terms of the Offer are fair and reasonable and therefore unanimously recommend that all ARC Shareholders accept the Offer.

To accept the offer in respect of ARC Shares in certificated form, the Form of Acceptance must be completed and returned, either by post or by hand (during normal business hours only) to Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU as soon as possible and, in any event, so as to be received by no later than 1.00 p.m. on 11 September 2009. An Electronic Acceptance should be made in respect of ARC Shares in uncertificated form so that the TTE instruction settles no later than 1.00 p.m. (London time) on 11 September 2009. If you are a CREST sponsored member, you should refer to your CREST sponsor as only your CREST sponsor will be able to send the necessary TTE instruction to Euroclear.

2.	The Offer

The Offer, which is subject to the Conditions and further terms contained in Part III to this document and, in the case of ARC Shareholders who hold their ARC Shares in certificated form, the Form of Acceptance, is being made on the following terms:

for every ARC Share	16.25 pence in cash

Entitlements to cash consideration in respect of fractions of one penny will be rounded to the nearest whole penny.

The Offer represents a premium of approximately 38 per cent. to the Closing Price of 11.75p per ARC Share on 28 July 2009, being the last Business Day prior to the commencement of the Offer Period.

On this basis, the Offer values the fully diluted ordinary share capital of ARC at approximately £25.2 million.

The Offer is conditional, inter alia, upon acceptance by ARC Shareholders in respect of ARC Shares representing 90 per cent. of the ARC Shares to which the Offer relates, subject to Abigail (UK)’s right to waive down such condition to such lower level of acceptances as will result in Abigail (UK) acquiring or agreeing to acquire (whether pursuant to the Offer or not) over 50 per cent. of the ARC Shares. The Conditions and further terms to the Offer are set out in Part III to this document.

The Offer will extend to all ARC Shares unconditionally allotted or issued (including to satisfy the exercise of options granted under the ARC Share Option Schemes) after the Announcement Date and before the date the Offer closes (or such earlier date as Abigail (UK) may, in accordance with the Conditions and further terms of the Offer, decide).

The ARC Shares will be acquired by Abigail (UK) fully paid and free from all liens, equitable interests, charges and encumbrances and other interests whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive in full and retain all dividends and other distributions (if any) declared, made or paid on or after the Announcement Date.

3.	Irrevocable undertakings to accept the Offer

All of the ARC Directors who have legal or beneficial holdings of ARC Shares have given irrevocable undertakings to accept, or procure the acceptance of, the Offer in respect of their entire beneficial and/or connected holdings totalling, in aggregate, 22,500 ARC Shares, representing approximately 0.015 per cent. of the existing issued share capital of ARC.

In addition, Abigail (UK) has received irrevocable undertakings from Gartmore, Legal & General, Herald IML, GAM (UK), Trustees of the GAM Exempt Trust and Aviva to accept, or procure the acceptance of, the Offer in respect of, in aggregate, 86,593,763 ARC Shares, representing approximately 56.072 per cent. of the existing issued share capital of ARC.

Accordingly, Virage Logic and Abigail (UK) have received between them, in aggregate, irrevocable undertakings to accept, or procure the acceptance of, the Offer in respect of 86,616,263* ARC Shares, representing approximately 56.086 per cent. of the existing issued ordinary share capital of ARC.

Further details of the irrevocable undertakings and the circumstances in which they lapse can be found at paragraph 8 of Part VII to this document.

4.	Information on Virage Logic

Virage Logic, founded in 1996 and headquartered in Fremont, California, is a leading provider of semiconductor intellectual property (“IP”) for the design of complex integrated circuits (semiconductors). The company’s product portfolio includes embedded SRAMs, embedded non-volatile memories, embedded memory test and repair, logic libraries, memory development software, and interface IP solutions. Foundries, integrated device manufacturers and fabless semiconductor companies use Virage Logic products. Virage Logic’s common stock trades in the United States (NASDAQ) with the ticker symbol VIRL.

*	Includes 8,090,803 ARC Shares acquired by Gartmore on 18 August 2009 on closing out CfDs. See paragraph 8.2(E) of Part VII to this document for further information.

5.	Background to and reasons for the Offer

Virage Logic believes there is a strong commercial and strategic rationale that supports the combination with ARC. Virage Logic’s experience is that, as customers in the semiconductor industry develop ever more complex systems-on-a-chip (“SoC”s), they are relying increasingly on third party providers of semiconductor IP for critical blocks of technology, or IP cores, to design into their SoCs. Virage Logic believes that these customers are seeking a progressively broader set of products and capabilities from their third party IP providers, and it believes that a combination with ARC will increase the Enlarged Group’s competitive profile.

Virage Logic has developed longstanding relationships with its customers, who implement Virage Logic’s memory, logic and interface IP cores into their SoC designs. Virage Logic believes that it is able to address the growing complexities of design and manufacturing at the most advanced technology nodes. Based on its technology expertise and customer relationships, Virage Logic believes it is well positioned to support ARC’s microprocessor cores and processor-centric solutions and drive their continued penetration in the SoC market. Virage Logic intends to capitalise on cross-selling opportunities that may exist within the Enlarged Group’s customer base, and to integrate its products with those of ARC to the extent commercially feasible.

The Offer represents another milestone in Virage Logic’s strategy that was outlined in early 2007. This strategy calls for the continued broadening of Virage Logic’s product portfolio through both organic and inorganic growth. It also calls for Virage Logic’s desired transformation from a custom supplier of semiconductor memory compilers and logic libraries to a standard product house focused on all of the IP elements used by customers in the development of their SoCs. Virage Logic believes execution on this strategy will enable it to engage at a more strategic level with its customers.

Over the last two years, through two acquisitions and a strategic licensing agreement with a longstanding integrated device manufacturer customer, Virage Logic has broadened its traditional physical IP products to include functional IP based products. The integration of these acquisitions and/or products into Virage Logic’s operations has resulted in their positive market acceptance.

On a non-GAAP basis, which excludes the effects of FAS1 23R stock compensation expense, restructuring and amortisation of intangible assets and acquisition related charges, Virage Logic expects the proposed Acquisition to be accretive between $0.10 and $0.14 earnings per Virage Logic share to fiscal year 2010*. Immediately following completion of the Acquisition, Virage Logic expects to have a cash balance of approximately $20 million to $23 million.

6.	Strategy for the Enlarged Group

It is currently intended that ARC’s existing products will be maintained and integrated with those of Virage Logic to the extent commercially feasible and that the Enlarged Group will seek to take early steps to realise the cross-selling and other revenue enhancing opportunities which Virage Logic expects to result from the Acquisition, expanding the Enlarged Group’s product and service offerings for their respective existing and potential customers.

Virage Logic intends to integrate ARC’s operations into Virage Logic’s management and control systems which should result in operational efficiencies and could result in duplicated functions being eliminated over time. Virage Logic also expects some potential overlap to arise in the Enlarged Group’s demand creation and general and administrative operations and intends to conduct an operational review to identify the full extent of such potential overlap and the scope for functional alignment across the two businesses.

*	The statement that the Acquisition is expected to be accretive to Virage Logic’s earnings per share in the 2010 fiscal year relates to future actions and circumstances which, by their nature, involve risks, uncertainties and other factors. This statement does not constitute a profit forecast and should not be interpreted to mean that the earnings per share for that period or any subsequent financial period would necessarily match or be greater than those for any preceding financial period.

Finally, the Virage Logic Directors believe that the Acquisition will enable certain cost synergies to be achieved. ARC has already announced a restructuring program and Virage Logic will seek to continue to implement this restructuring program following the completion of the Acquisition. Virage Logic currently intends to retain the majority of ARC’s offices remaining after such restructuring program save where they lie close to Virage Logic’s existing offices and there is an opportunity to efficiently consolidate operations. As a result, Virage Logic will consider consolidating ARC’s sales offices in Austin, Texas and San Jose, California into Virage Logic’s offices in Austin, Texas and Fremont, California respectively.

Please refer to paragraph 7 of this Part II below for further details relating to the employees and management of ARC.

7.	Directors and employees

Virage Logic recognises the importance of the skills and experience of the existing management and employees of ARC. Virage Logic intends that on the Offer becoming wholly unconditional the existing employment rights, including pension rights, of all management and employees of ARC will be fully safeguarded.

It is expected that ARC’s non-executive Directors, Richard Barfield and Steve Gunders, will resign on the Offer becoming or being declared to be wholly unconditional.

Please also refer to paragraph 6 of this Part II above for further information.

8.	Inducement fee and exclusivity arrangements

On 14 August 2009, ARC and Virage Logic entered into the Inducement Fee Agreement, pursuant to which, in certain circumstances, ARC would pay Virage Logic or Abigail (UK) an inducement fee of one per cent. of the value of the fully diluted share capital of ARC calculated by reference to the Offer Price. Further details of the terms of the Inducement Fee Agreement, including the circumstances in which the inducement fee will be payable, are set out in paragraph 6.2(A) of Part VII to this document.

ARC entered into the Non-Solicitation Agreement with Virage Logic on 23 July 2009 which was subsequently replaced on 3 August 2009. Further details of the terms of the Non-Solicitation Agreement are set out in paragraph 6.2(B) of Part VII to this document.

9.	ARC Share Option Schemes

The Offer will extend to all ARC Shares unconditionally allotted or issued to satisfy the exercise of options granted under the ARC Share Option Schemes after the Announcement Date and before the date the Offer closes to acceptances (or such earlier date as Abigail (UK) may, in accordance with the Conditions and further terms of the Offer, decide). Abigail (UK) intends to make appropriate proposals to the holders of options under the ARC Share Option Schemes in due course.

10.	Financing of the Offer

The cash consideration payable by Abigail (UK) under the terms of the Offer will be funded using Virage Logic’s existing cash resources which are being made available to Abigail (UK) by Virage Logic.

Arbuthnot Securities, as joint financial adviser to Abigail (UK) and Virage Logic, is satisfied that sufficient resources are available to Abigail (UK) to satisfy in full the cash consideration payable to ARC Shareholders under the Offer.

11.	Cancellation of listing, compulsory acquisition and re-registration

If the Offer becomes or is declared unconditional in all respects, and sufficient acceptances under the Offer are received and subject to any applicable requirements of the UK Listing Authority, Abigail (UK) intends to procure that ARC makes applications to cancel the listing of ARC Shares on the Official List and to cancel admission to trading in ARC Shares on the London Stock Exchange’s market for listed securities. Cancellation of the listing on the Official List and of admission to trading on the London Stock Exchange’s market for listed securities would significantly reduce the liquidity and marketability of any ARC Shares not assented to the Offer at that time and the value of any such ARC Shares may be affected as a consequence.

It is anticipated that cancellation of the listing on the Official List and of admission to trading on the London Stock Exchange’s market for listed securities will take effect no earlier than 20 Business Days after the earlier of (i) the date on which Abigail (UK) has, by virtue of its shareholdings and acceptances of the Offer, acquired or agreed to acquire issued share capital carrying 75 per cent. or more of the voting rights of ARC and (ii) the first date of issue of compulsory acquisition notices under Chapter 3 of Part 28 of the 2006 Act. Abigail (UK) will notify ARC Shareholders when the required threshold has been attained and confirm that the notice period has commenced and the anticipated date of cancellation.

If Abigail (UK) receives acceptances under the Offer in respect of, and/or otherwise acquires, 90 per cent. or more in value of the ARC Shares to which the Offer relates (and not less than 90 per cent. of the voting rights carried by ARC Shares), and if all other conditions of the Offer have been satisfied or waived (to the extent that they are capable of being waived), Abigail (UK) intends to exercise its rights pursuant to the provisions of Part 28 of the 2006 Act to acquire compulsorily any remaining ARC Shares in respect of which acceptances have not then been received on the same terms as the Offer.

It is also intended that, following the Offer becoming or being declared unconditional in all respects and after the cancellation of listing referred to above becoming effective, ARC will be reregistered as a private company under the relevant provisions of the 2006 Act.

12.	Taxation

The following paragraphs, which are intended as a general guide only, are based on current UK legislation and HM Revenue & Customs practice. They summarise certain limited aspects of the UK taxation consequences of acceptance of the Offer, and relate only to the position of ARC Shareholders who hold their ARC Shares beneficially as an investment (otherwise than under any scheme which benefits from special tax treatment or exemptions) and not as trading stock and who are resident or, in the case of individuals, ordinarily resident in the UK for taxation purposes at all relevant times. The statements may not apply to certain classes of ARC Shareholders such as brokers, dealers in securities or persons regarded as having obtained their ARC Shares by reason of their employment.

If you are in any doubt as to your taxation position, or if you are subject to taxation in any jurisdiction other than the UK, you should consult an appropriate professional adviser without delay. Liability to UK taxation of chargeable gains will depend on the individual circumstances of ARC Shareholders.

Capital Gains Tax and Corporation Tax on Chargeable Gains: The receipt of cash by an ARC Shareholder under the terms of the Offer will constitute a disposal of his ARC Shares for the purposes of UK taxation of chargeable gains or capital gains tax. Such a disposal may, depending on individual circumstances give rise to a liability to taxation on chargeable gains (for corporates) or capital gains tax (for individuals). Broadly, any chargeable gain or capital gain (as the case may be) will be calculated by reference to the difference between consideration received by the ARC Shareholder and his base cost in his ARC Shares.

For individual investors, capital gains tax will be payable at the rate of 18 per cent. in respect of any capital gains to the extent that the total capital gains recognised in a year of assessment exceeds the capital gains annual exemption. An individual investor will not have a liability if the capital gain when aggregated with other realised capital gains in the relevant year of assessment, does not exceed the capital gains annual exemption, currently £9,600 for the year ending 5 April 2010.

ARC Shareholders within the charge to UK corporation tax will generally, for the purposes of calculating chargeable gains but not losses, be entitled to claim an indexation allowance based on the amounts paid for their ARC Shares. In some cases chargeable gains may be exempt if certain requirements are met.

ARC Shareholders who are not resident (nor, in the case of an individual, ordinarily resident) in the UK for tax purposes will not normally be liable to UK tax on capital gains on any disposal of ARC Shares unless that Shareholder carries on a trade, profession or vocation in the UK through a branch, agency or permanent establishment and the disposal is connected with that activity.

Income Tax: The above tax treatment assumes that no liability arises under the provisions of section 684 Income Tax Act 2007 (“ITA”). The relevant provisions permit HM Revenue & Customs to counteract tax advantages arising from certain transactions in securities. It does not apply where it can be shown that the transaction in question was carried out for genuine commercial reasons and did not involve as one of its main objects the obtaining of a tax advantage. Were this section to be applicable, ARC Shareholders could incur an income tax liability in relation to the consideration received for the disposal of their ARC Shares (rather than the capital gains tax treatment outlined above). No application for clearance has been made or is to be made under section 701 ITA in this regard.

Stamp duty and stamp duty reserve tax (“SDRT”): No stamp duty or SDRT should be payable by ARC Shareholders as a result of accepting the Offer.

Any transfer of shares in ARC will generally be subject to ad valorem stamp duty on the instrument of transfer or (if unconditional agreement to transfer such shares is not completed by a duly stamped transfer within two months) SDRT generally at the rate of 0.5 per cent. on the value of consideration for the relevant transfer.

Liability to pay any SDRT or stamp duty at the rate of 0.5 per cent. is generally that of the purchaser. Any duty payable is rounded up to the nearest £5. Special rules in connection with stamp duty and SDRT apply to market makers, broker dealers and certain only persons.

Other tax matters: Special tax provisions may apply to ARC Shareholders who have acquired or acquire their ARC Shares by exercising options or other rights, or on the vesting of rights, under the ARC Share Option Schemes, including provisions imposing a charge to income tax when such an option is exercised.

The above statements are intended as a general guide to the current law and published practice in the UK.

If you are in any doubt as to your tax position, you should consult your independent professional adviser immediately.

13.	Procedure for acceptance of the Offer

ARC Shareholders who hold their ARC Shares in certificated form (that is, not in CREST) should read this section in conjunction with the Form of Acceptance and Section C of Part III to this document. ARC Shareholders who hold their ARC Shares in uncertificated form (that is, in CREST) should read this section in conjunction with Section D of Part III to this document.

13.1	ARC Shares held in certificated form (that is, not in CREST)

(a)	Completion of the Form of Acceptance

To accept the Offer in respect of ARC Shares held in certificated form, you must complete the Form of Acceptance in accordance with the instructions set out below and on the Form of Acceptance. You should complete separate Forms of Acceptance for ARC Shares held in certificated form but under different designations. Additional Forms of Acceptance are available from the Receiving Agent upon request.

(i)	To accept the Offer in respect of all your ARC Shares in certificated form

To accept the Offer in respect of all your ARC Shares held in certificated form, you must complete Box 1 on the Form of Acceptance and, if appropriate, you should also complete Boxes 3 and 4. In all cases, you must sign Box 2 in accordance with the instructions printed on the Form of Acceptance.

(ii)	To accept the Offer in respect of less than al your ARC Shares in certificated form

To accept the Offer in respect of less than all your ARC Shares held in certificated form, you must insert in Box 1 on the Form of Acceptance such lesser number of ARC Shares in respect of which you wish to accept the Offer in accordance with the instructions printed on the Form of Acceptance. You should then follow the procedure set out in paragraph (i) above in respect of such lesser number of ARC Shares. If you do not insert a number in Box 1 or if you insert in Box 1 a number which is greater than the number of ARC Shares that you hold and you have signed Box 2, your acceptance will be deemed to be in respect of all ARC Shares in certificated form held by you.

In all cases, you must sign Box 2 on the Form of Acceptance including, if you are an individual, in the presence of a witness who should also sign in accordance with the instructions printed on it. Any ARC Shareholder which is a company should execute the Form of Acceptance in accordance with the instructions printed on it. The Form of Acceptance is issued only to the addressee(s) and is specific to the class of security and the unique designated account printed on it. The Form of Acceptance is a personalised form and is not transferable between accounts or uniquely designated accounts. Abigail (UK) and the Receiving Agent accept no liability for any instructions which do not comply with the conditions set out in this document or the Form of Acceptance.

(b)	Return of the Form of Acceptance

To accept the Offer in respect of ARC Shares held in certificated form, the duly completed, signed and witnessed Form of Acceptance should be returned by post or by hand (during normal business hours only) to the Receiving Agent, Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, together (subject to paragraph 13.1(c) of this Part II) with the relevant share certificate(s) and/or other document(s) of title, as soon as possible, and, in any event, so as to be received not later than 1.00 p.m. (London time) on 11 September 2009. A reply-paid envelope for use in the UK only is enclosed for your convenience. No acknowledgement of receipt of documents will be given by or on behalf of Abigail (UK).

Any Form of Acceptance received in an envelope postmarked in a Restricted Jurisdiction or otherwise appearing to Abigail (UK) or its agents to have been sent from any Restricted Jurisdiction may be rejected as an invalid acceptance of the Offer. For further information on Overseas Shareholders, see paragraph 15 of this Part II and paragraph 6 of Section B and paragraph (C) of Section C of Part III to this document and the relevant provisions of the Form of Acceptance.

(c)	Document(s) of title

If your ARC Shares are in certificated form, a completed, signed and witnessed Form of Acceptance should be accompanied by the relevant share certificates(s) and/or other document(s) of title.

If your share certificate(s) and/or other document(s) of title is/are with your bank, stockbroker or other agent, you should complete and sign the Form of Acceptance and arrange for it to be lodged by such agent with the relevant document(s). If for any reason the relevant share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, you should nevertheless complete, sign and lodge the Form of Acceptance as stated above so as to be received by the Receiving Agent at the address referred to in paragraph 13.1(b) of this Part II not later than 1.00 p.m. (London time) on 11 September 2009. You should send with the Form of Acceptance, any share certificates(s) and/or other document(s) of title which you may have available, accompanied by a letter stating that the remaining documents will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant outstanding share certificate(s) and/or other document(s) of title to be forwarded as soon as possible. If you have lost your share certificate(s) and/or other document(s) of title, you should contact ARC’s registrars, Capita Registrars, Northern House, Woodsome Park, Fenay Bridge, Huddersfield, West Yorkshire HD8 0GA requesting a letter of indemnity for the lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned by post or by hand to the Receiving Agent at the address given in paragraph 13.1(b) of this Part II.

13.2	ARC Shares held in uncertificated form (i.e. in CREST)

(a)	General

If your ARC Shares are in uncertificated form, to accept the Offer you should take (or procure the taking of) the action set out below to transfer the ARC Shares in respect of which you wish to accept the Offer to the appropriate escrow balance(s) (that is, send a TTE instruction), specifying the Receiving Agent (in its capacity as a CREST participant under the Escrow Agent’s relevant participant ID referred to below) as the Escrow Agent, as soon as possible and in any event so that the TTE instruction settles by not later than 1.00 p.m. (London time) on 11 September 2009. Please note that settlement cannot take place on weekends or bank holidays (or other times at which the CREST system is non-operational) – you should therefore ensure that you time the input of any TTE instruction(s) accordingly.

The input and settlement of a TTE instruction in accordance with this paragraph (a) will (subject to satisfying the requirements set out in Sections B and D of Part III to this document) constitute an acceptance of the Offer in respect of the number of ARC Shares so transferred to escrow.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your ARC Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction(s) to Euroclear in relation to your ARC Shares.

After settlement of a TTE instruction, you will not be able to access the ARC Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the Escrow Agent will transfer the ARC Shares concerned to itself in accordance with paragraph (E) of Section D of Part III to this document.

You are recommended to refer to the CREST Manual published by Euroclear for further information on the CREST procedures outlined below.

You should note that Euroclear does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your ARC Shares to settle prior to 1.00 p.m. (London time) on 11 September 2009. In this regard, you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

(b)	To accept the Offer in respect of ARC Shares held in uncertificated form

To accept the Offer in respect of ARC Shares held in uncertificated form, you should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) to Euroclear a TTE instruction in relation to such ARC Shares. A TTE instruction to Euroclear must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain the following details:

•	the ISIN number of the ARC Shares. This is GB0009645481;

•	the number of ARC Shares in respect of which you wish to accept the Offer (i.e. the number of ARC Shares in uncertificated form to be transferred to escrow);

•	your participant ID;

•	your member account ID;

•	the participant ID of the Escrow Agent. This is RA1 0;

•	the member account ID of the Escrow Agent for the Offer. This is ABIARC01;

•	the intended settlement date. This should be as soon as possible and, in any event, not later than 1.00 p.m. (London time) on 11 September 2009;

•	the corporate action number of the Offer which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST;

•	input with a standard delivery instruction priority of 80; and

•	your name and contact telephone number in the shared note field.

13.3	General

Abigail (UK) will make an appropriate announcement if any of the details contained in this paragraph 13 alter for any reason.

NormalCREST procedures (including timings) apply in relation to any ARC Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of ARC Shares or otherwise). ARC Shareholders who are proposing to convert any such ARC Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the ARC Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) or other document(s) of title or transfers to an escrow balance in the manner described above) prior to 1.00 p.m. (London time) on 11 September 2009.

If you have any questions relating to this document and/or the completion and return of the Form of Acceptance, please telephone Capita Registrars on 0871 664 0321 from within the UK, or on + 44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0321 number cost 10 pence per minute from a BT landline. Other network providers’ charges may vary. Lines are open 9.00 a.m. to 5.00 p.m. (London time) Monday to Friday (except UK public holidays). Calls to the helpline from outside the UK will be charged at the applicable international rate. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

13.4	Validity of acceptances

Without prejudice to Sections B, C and D of Part III to this document and subject to the provisions of the City Code, Abigail (UK) and the Receiving Agent reserve the right to treat as valid, in whole or in part, any acceptance of the Offer: (a) which is not entirely in order; or (b) which is not accompanied (as applicable) by the relevant TTE instruction; or (c) if confirmations as described in this document are not received by the Receiving Agent in respect of it; or (d) if relevant share certificate(s) and/or other document(s) of title are not received by the Receiving Agent in respect of it; or (e) if received by or on behalf of either of them at any place or places or in any manner determined by either of them; or (f) which is otherwise than as set out in this document or in the Form of Acceptance. In any such event, no payment of cash under the Offer will be made until after (as applicable) the relevant TTE instruction has settled or the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Abigail (UK) have been received. A Form of Acceptance that is received in respect of ARC Shares held in uncertificated form will not constitute a valid acceptance and will be disregarded.

14.	Settlement

Subject to the Offer becoming or being declared unconditional in all respects (except as provided in paragraph 6 of Section B of Part III to this document in the case of certain Overseas Shareholders) and provided that the relevant TTE instruction(s), Form(s) of Acceptance, share certificate(s) and/or other document(s) of title are in order, settlement of the consideration to which any ARC Shareholder (or the first named Shareholder in the case of joint holders) is entitled under the Offer will be effected: (i) in the case of acceptances received, valid and complete in all respects, by the date on which the Offer becomes or is declared wholly unconditional in all respects, within 14 days of such date; and (ii) in the case of acceptances received, valid and complete in all respects, after such date but while the Offer remains open for acceptance, within 14 days of such receipt, and in either case in the manner described in paragraphs 14.1 and 14.2 of this Part II.

14.1	ARC Shares in certificated form (i.e. not in CREST)

Where an acceptance relates to ARC Shares held in certificated form, the cash consideration to which the accepting ARC Shareholder is entitled will be despatched by first class post (or by such other method as may be approved by the Panel) to the accepting ARC Shareholder or its appointed agents (but not into any Restricted Jurisdiction). All such cash payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank.

14.2	ARC Shares in uncertificated form (i.e. in CREST)

Where an acceptance relates to ARC Shares in uncertificated form, the cash consideration to which the accepting ARC Shareholder is entitled will be paid by means of a CREST payment in favour of the accepting ARC Shareholder’s payment bank in respect of the cash consideration due, in accordance with CREST payment arrangements. Abigail (UK) reserves the right to settle all or any part of the consideration referred to in this paragraph 14.2, for all or any accepting ARC Shareholder(s), in the manner referred to in paragraph 14.1 of this Part II if, for any reason, it wishes to do so.

14.3	General

If the Offer does not become or is not declared unconditional in all respects:

(a)	in the case of ARC Shares held in certificated form, the relevant Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address is set out in Box A or, if appropriate, Box 4 on the relevant Form of Acceptance or, if none is set out, to the first-named holder at his/her registered address (provided that no such documents will be sent to an address in any Restricted Jurisdiction); and

(b)	in the case of ARC Shares held in uncertificated form, the Escrow Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days from the lapsing of the Offer), give TFE instructions to Euroclear to transfer all ARC Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the ARC Shareholders concerned.

All remittances, communications, notices, certificates and documents of title sent by, to or from ARC Shareholders or their appointed agents will be sent at their own risk.

Except with the consent of the Panel, the consideration to which any ARC Shareholder is entitled under the Offer will be settled in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Abigail (UK) may otherwise be, or claim to be, entitled as against such ARC Shareholder.

15.	Overseas Shareholders

The availability of the Offer to ARC Shareholders who are not resident in the UK or the United States may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves about and observe any applicable legal or regulatory requirements of their jurisdiction and should read paragraph 6 of Section B and either paragraph (C) of Part C or paragraph (C) of Part D (as appropriate) of Part III to this document. If you remain in any doubt, you should consult your professional legal, tax, financial or other adviser in the relevant jurisdiction without delay.

The attention of ARC Shareholders who are citizens or residents of jurisdictions outside the UK and the United States or who are holding shares for such citizens or residents and any person (including, without limitation, nominees, trustees and custodians) who would, or otherwise intend to, or may have an obligation to, forward this document and/or the Form of Acceptance and/or any related document in connection with the Offer outside the UK and the United States is drawn to paragraph 6 of Section B and paragraph (C) of Section C or paragraph (C) of Section D (as appropriate) of Part III to this document and to the relevant provisions of the Form of Acceptance, which they should read before taking any action.

The Offer is not being made, directly or indirectly, in or into and is not capable of acceptance from or within any Restricted Jurisdiction. Accordingly, the accepting ARC Shareholders who are unable to give the warranties set out in paragraph (C) of Section C of Part III to this document in respect of ARC Shares held in certificated form, or paragraph (C) of Section D of Part III to this document in respect of Electronic Acceptances, may be deemed not to have validly accepted the Offer.

16.	Further information

Your attention is drawn to Part I and Parts III to IX which form part of this document and, if your ARC Shares are in certificated form, the Form of Acceptance which should be read in conjunction with this document.

Yours faithfully,

for and on behalf of

Abigail (UK) Limited

PART III

CONDITIONS AND TERMS OF THE OFFER

Section A: Conditions and certain further terms of the Offer

1.	Conditions of the Offer

The Offer is subject to the following conditions:

Acceptances

(A)	valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. (London time) on the First Closing Date (or such later time(s) and/or date(s) as Abigail (UK) may, subject to the rules of the City Code or with the consent of the Panel, decide) in respect of not less than 90 per cent. (or such lower percentage as Abigail (UK) may decide) of the ARC Shares to which the Offer relates and not less than 90 per cent. (or such lower percentage as Abigail (UK) may decide) of the voting rights carried by those ARC Shares, provided that this condition will not be satisfied unless Abigail (UK) (and/or other members of the Abigail (UK) Group) shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) ARC Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at a general meeting of ARC, including for this purpose (except to the extent otherwise agreed by the Panel) any such voting rights attaching to ARC Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding conversion or subscription rights or otherwise.

For the purposes of this condition:

(i)	ARC Shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances shall be deemed to carry the voting rights they will carry upon issue; and

(ii)	the expression “ARC Shares to which the Offer relates” shall be construed in accordance with Chapter 3 of Part 28 of the 2006 Act;

Effects of the Offer

(B)	no government or governmental, quasi governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision, order or change to published practice and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to:

(i)	make the Offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control of, ARC by any member of the Wider Abigail (UK) Group void, unenforceable and/or illegal under the laws of any jurisdiction, or otherwise directly or indirectly restrict, restrain, prohibit, delay or otherwise materially interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise materially challenge or require material amendment of the Offer or the acquisition of any such shares or securities by any member of the Wider Abigail (UK) Group;

(ii)	require, prevent or materially delay a divestiture by any member of the Wider Abigail (UK) Group of any shares or other securities (or the equivalent) in ARC;

(iii)	require or prevent or materially delay the divestiture or materially alter the terms envisaged for such divestiture by any member of the Wider Abigail (UK) Group or by the Wider ARC Group of all or any part of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct all or any portion of their respective businesses or to own all or any portion of their respective assets or property to an extent which is material in the context of the ARC Group taken as a whole or the Abigail (UK) Group taken as a whole (as the case may be);

(iv)	impose any material limitation on, or result in a material delay in, the ability of any member of the Wider Abigail (UK) Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities in any member of the Wider ARC Group or the ability of any member of the Wider Abigail (UK) Group directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider ARC Group;

(v)	require any member of the Wider Abigail (UK) Group or the Wider ARC Group to acquire or offer to acquire, directly or indirectly, any shares, or other securities (or the equivalent) or interest in any member of the Wider ARC Group or any asset owned by any third party (other than in the implementation of the Offer);

(vi)	result in any member of the Wider ARC Group ceasing to be able to carry on business under any name under which it presently carries on business which is material in the context of the Wider ARC Group taken as a whole;

(vii)	impose any material limitation on the ability of any member of the Wider Abigail (UK) Group or any member of the Wider ARC Group to integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Abigail (UK) Group and/or the Wider ARC Group; or

(viii)	otherwise affect the business, assets, profits or prospects of any member of the Wider ARC Group or any member of the Wider Abigail (UK) Group in a manner which is adverse to and material in the context of the ARC Group taken as a whole or of the obligations of any members of the Abigail (UK) Group taken as a whole in connection with the Offer, and all applicable waiting and other time periods during which any such Third Party could decide to take, implement, threaten or institute any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any ARC Shares or otherwise intervene having expired, lapsed or been terminated;

(C)	all materially appropriate or necessary notifications, filings or applications having been made in respect of the Offer and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with and all authorisations, orders, grants, recognitions, confirmations, consents, clearances, licences, permissions, exemptions and approvals necessary or appropriate or required for or in respect of the Offer (“Authorisations”) (including, without limitation, its implementation and financing (which term includes, without limitation, any borrowing of any moneys, the entry into of any underwriting agreements, the giving of any guarantee or security and the investment of the proceeds thereof or any other moneys by any member of the Abigail (UK) Group in the ARC

Group and Abigail (UK)’s investment in ARC Shares)) or the proposed acquisition of any shares or other securities in, or control of, ARC by any member of the Wider Abigail (UK) Group having been obtained on terms and in a form reasonably satisfactory to Abigail (UK) from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any member of the Wider Abigail (UK) Group or the Wider ARC Group has entered into contractual arrangements and all such Authorisations necessary or appropriate to carry on the business of any member of the Wider ARC Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise unconditional and there being no intimation or notice of any intention to revoke, suspend, restrict, modify or not renew such Authorisation;

Consequences of the Offer

(D)	save as Disclosed to Abigail (UK), there being no provision of any agreement, arrangement, licence, permit, lease or other instrument, including any statute, regulation, decision or order to which any member of the Wider ARC Group is a party or by or to which any such member or any of their assets may be (or may become) bound, entitled or be subject or any event or circumstance which, as a consequence of the Offer or the acquisition or proposed acquisition by any member of the Wider Abigail (UK) Group of any shares or other securities in ARC or because of a change in the control or management of any member of the Wider ARC Group or otherwise, could or might reasonably be expected to result in, in each case, to an extent which is material in the context of the ARC Group taken as a whole or to the obligations of any member of the Wider Abigail (UK) Group in connection with the Offer:

(i)	any moneys borrowed by, or any other indebtedness (actual or contingent) of, or any grant available to, any member of the Wider ARC Group being or becoming repayable, or capable of being declared repayable, immediately or earlier than its or their stated repayment date or maturity date, or the ability of any such member to borrow monies or incur any indebtedness becoming or being withdrawn or inhibited;

(ii)	the rights, liabilities, obligations, business or interests of any member of the Wider ARC Group or any member of the Wider Abigail (UK) Group under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Wider ARC Group or any member of the Wider Abigail (UK) Group in or with any other firm or company or body or person (or any agreement or arrangement relating to any such business or interests) being terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(iii)	the interests or business of any such member in or with any other person, firm, company or body (or any arrangements relating to such interests or business) being terminated, modified or adversely affected;

(iv)	any assets or interests of, or any asset the use of which is enjoyed by, any member of the Wider ARC Group being or falling to be disposed of or charged in any manner howsoever, or any right arising under which any such asset or interest could be required to be disposed of or charged in any manner or could cease to be available to any member of the Wider ARC Group;

(vi)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider ARC Group;

(vii)	the value or financial or trading position or prospects of any member of the Wider ARC Group being prejudiced or adversely affected;

(viii)	any member of the Wider ARC Group ceasing to be able to carry on business under any name under which it currently does so; or

(ix)	the creation of liability (actualor contingent) by any member of the Wider ARC Group;

(x)	the ability of any member of the Wider ARC Group to carry on its business as currently carried on being adversely affected

(xi)	a divestiture by any member of the Wider Abigail (UK) Group of any shares or other securities (or the equivalent) in ARC being required, prevented or materially delayed;

(xii)	the imposition of any material limitation on the ability of any member of the Wider Abigail (UK) Group or any member of the Wider ARC Group to integrate or coordinate all or any part of its business with all or any part of the business of any other member of the Wider Abigail (UK) Group and/or the Wider ARC Group;

(xiii)	any liability of any member of the Wider ARC Group to make any severance, termination, bonus or other payments to any of its directors or other officers;

(xiv)	the Offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control of, ARC by any member of the Wider Abigail (UK) Group being or becoming void, illegal and/or unenforceable under the laws of any jurisdiction, or would otherwise directly or indirectly prohibit, or restrain, restrict, delay or otherwise interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise challenge or require amendment of the Offer or the acquisition of any such shares or securities by any member of the Wider Abigail (UK) Group; or

(xv)	the imposition of any limitation on, or material delay in, the ability of any member of the Wider Abigail (UK) Group directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in ARC or on the ability of any member of the Wider ARC Group or any member of the Wider Abigail (UK) Group directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider ARC Group;

Corporate action

(E)	no member of the Wider ARC Group having since 31 December 2008, save as Disclosed to Abigail (UK):

(i)	(save as between ARC and wholly owned subsidiaries of ARC prior to the Announcement Date and save for options granted and for any ARC Shares issued pursuant to the exercise of options granted under the ARC Share Option Schemes) issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(ii)	redeemed, purchased, repaid or reduced or agreed to or announced any proposal to purchase, redeem, repay or reduce any of its own shares or other securities or, save in respect of the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

(iii)	approved, recommended, declared, paid or made or proposed to recommend, declare, pay or make any dividend, bonus or other distribution (whether payable in cash or otherwise) other than to ARC or any wholly-owned subsidiary of ARC;

(iv)	save for transactions between ARC and its wholly-owned subsidiaries, merged with (by statutory merger or otherwise) or demerged from or been acquired by any body corporate, partnership or business or acquired or disposed of, or transferred, mortgaged or charged, or created or granted any security interest over, any assets or any right, title or interest in any asset (including shares and trade investments), which, in each case, is material in the context of the ARC Group taken as a whole, or authorised, proposed, announced any intention or agreed to do so (otherwise than in the ordinary course of business);

(v)	save as between ARC and its wholly-owned subsidiaries or between such wholly-owned subsidiaries, made, authorised, proposed or announced an intention to propose any change in its share or loan capital which is material in the context of the ARC Group taken as a whole;

(vi)	issued, authorised or proposed the issue of any debentures or (save as between ARC and its wholly-owned subsidiaries or between such wholly-owned subsidiaries) incurred or, save in the ordinary course of business, increased any borrowings or indebtedness or become subject to any liability (actual or contingent) which is material in the context of the ARC Group taken as a whole;

(vii)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any transaction, arrangement, contract or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or which is or which involves or could reasonably be expected to involve an obligation of a nature or magnitude which is or could reasonably be expected to be materially restrictive on the business of any member of the Wider ARC Group or on the Wider Abigail (UK) Group and which is or could reasonably be expected to be material in the context of the ARC Group taken as a whole;

(viii)	entered into or varied or made any offer (which remains open for acceptance) to enter into or vary the terms of any contract with any of the directors or senior executives of ARC or any of the directors or senior executives of any other member of the Wider ARC Group;

(ix)	acquired, disposed of or transferred, mortgaged or charged or encumbered or created any security interest over any asset or any right, title or interest in any asset (including, without limitation, shares and trade investments) or entered into any contract, merger, demerger, reconstruction, amalgamation, composition, assignment, commitment scheme or other transaction or arrangement (other than the Offer) otherwise than in the ordinary course of business and which is or could reasonably be expected to be material in the context of the ARC Group taken as a whole;

(x)	waived or compromised any claim otherwise than in the ordinary course of business and which is material in the context of the ARC Group taken as a whole;

(xi)	(other than in respect of a member which is dormant and was solvent at the relevant time) taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of any receiver, administrator, administrative receiver, manager, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person or had any such person appointed in any jurisdiction;

(xii)	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xiii)	made any material alteration to its memorandum or articles of association or other incorporation documents which materially and adversely affects the implementation of the Offer;

(xiv)	nor, the trustees of the relevant pension scheme having:

(a)	made or agreed or consented to any material change to the terms of the trust deeds constituting the pension schemes established for its directors, employees or their dependants or the benefits which accrue;

(b)	made or agreed or consented to any material change to the pensions which are payable under them;

(c)	made or agreed or consented to any material change to the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined;

(d)	made or agreed or consented to any material change to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made or valued;

(e)	agreed or consented to any change to the trustees or trustee directors of such pension schemes;

(f)	carried out any act which may reasonably be expected to lead to the commencement of the winding up of the scheme or which could reasonably be expected to give rise directly or indirectly to a liability arising out of the operation of sections 38 to 56 inclusive of the Pensions Act 2004 in relation to such pension schemes;

(xv)	except in connection with the implementation of the Offer, proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme, or materially altered any other benefit relating to the employment or termination of employment of any employee of the Wider ARC Group;

(xvi)	entered into an agreement which will result in the restriction of the scope of the business of the ARC Group and will have a material adverse effect on the ARC Group taken as a whole; or

(xvii)	entered into any agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition;

Other events

(F)	since 31 December 2008, save as Disclosed to Abigail (UK):

(i)	there having been no adverse event, change or deterioration in the business, assets, financial or trading position or prospects or profits of any member of the Wider ARC Group which is material to the ARC Group taken as a whole or of the obligations of any member of the Wider Abigail (UK) Group in connection with the Offer;

(ii)	no contingent or other liability having arisen or become known to Abigail (UK) or increased (which would (in the opinion of Abigail (UK) acting reasonably) be likely adversely to affect the business, assets, financial or trading position or profits or prospects of any member of the Wider ARC Group to an extent which is material to the ARC Group taken as a whole);

(iii)	no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider ARC Group, which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which is material and likely adversely to affect the ARC Group as a whole; and

(iv)	no material litigation, arbitration proceedings, prosecution, investigation, enquiry, complaint, or other legal proceedings or reference to any relevant person having been announced, instituted, threatened or remaining outstanding by, against or in respect of, any member of the Wider ARC Group or to which any member of the Wider ARC Group is or may become a party (whether as claimant, defendant or otherwise) and no enquiry or investigation by, or complaint or reference to, any third party against or in respect of any member of the Wider ARC Group having been announced, instituted or threatened by or against, or remaining outstanding in respect of, any member of the Wider ARC Group;

Information

(G)	Abigail (UK) not having discovered:

(i)	that any financial, business or other information concerning the Wider ARC Group which has been disclosed at any time, whether publicly or otherwise, by any member of the Wider ARC Group is materially misleading or contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading to a material extent or that any contingent liability disclosed in such information would be likely (in the opinion of Abigail (UK) acting reasonably) to directly or indirectly adversely affect the business, profits or prospects of the Wider ARC Group (and which information was not subsequently corrected before the date of this announcement by disclosure publicly by an announcement to a Regulatory Information Service);

(ii)	that any partnership, company or other entity in which any member of the Wider ARC Group has an interest and which is not a subsidiary undertaking of ARC is subject to any liability, contingent or otherwise, which is or might reasonably be expected to be material in the context of the Wider ARC Group taken as a whole, and which is not disclosed in ARC’s annual report and accounts for the year ended 31 December 2008; or

(iii)	any information which affects the import of any information disclosed to Abigail (UK) at any time by or on behalf of any member of the Wider ARC Group and which is material in the context of the ARC Group taken as a whole;

Environmental

(H)

in relation to any release, emission, accumulation, discharge, disposal or other fact or circumstance which has impaired or is likely to impair the environment (including property) or harmed or is likely to harm human health, no past or present member of the Wider ARC Group (i) having committed any violation of any applicable legislation, statutes, regulations, authorisations, notices or other requirements of any Third Party of any jurisdiction and/or (ii) having incurred any liability (whether actual or contingent) to any Third Party; and/or being likely to incur any liability (whether actual or contingent), or being required to make good, repair, remediate, reinstate or clean up any asset or any other property or any environment; and

Criminal property

(I)	no asset of any member of the Wider ARC Group constituting criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition) to an extent which is material in the context of the Wider ARC Group taken as a whole.

For the purposes of these conditions of the Offer, “Disclosed to Abigail (UK)” means disclosed to Virage Logic, Abigail (UK) or their respective advisers prior to the Announcement Date in any of the following manners: (i) by inclusion in the annual report and accounts of ARC for the financial year ended 31 December 2008, or (ii) by inclusion in the unaudited interim results of ARC for the six months ended 30 June 2009, or (iii) by inclusion in the electronic data room prepared in connection with the Offer and administered by Merrill Corp prior to midnight (London time) on 17 August 2009, or (iv) by delivery of an announcement by or on behalf of ARC to a Regulatory Information Service.

2.	Further terms and conditions of the Offer

(A)	Abigail (UK) reserves the right to waive in whole or in part all or any of the conditions contained in paragraphs 1(B) to 1(I) inclusive of this Section A.

(B)	The conditions contained in paragraphs 1(B) to 1(I) inclusive of this Section A must be satisfied as at, or waived (where possible) on or before, the twenty-first day after the later of the First Closing Date and the date on which the condition in paragraph 1(A) of this Section A is fulfilled (or, in each case such later date as the Panel may agree).

(C)	Abigail (UK) shall be under no obligation to waive or determine to be or treat as fulfilled, any of conditions 1(B) to 1(I) inclusive contained in this Section A by a date earlier than the date specified above for the fulfilment thereof, notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled, and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

(D)	If Abigail (UK) is required by the Panel to make an offer for ARC Shares under the provisions of Rule 9 of the City Code, Abigail (UK) may make such alterations to the terms and conditions of the Offer as are necessary to comply with the provisions of that Rule.

(E)	The Offer will comply with the applicable rules and regulations of the UK Listing Authority and the City Code, will be governed by English law and will be subject to the jurisdiction of the courts of England. In addition, it will be subject to the terms and conditions as set out in this document and the Form of Acceptance.

(F)	The Offer will lapse if there is a reference by the Office of Fair Trading to the Competition Commission before 1.00 p.m. (London time) on the First Closing Date or the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later. If the Offer so lapses, the Offer will cease to be capable of further acceptance and accepting ARC Shareholders and Abigail (UK) will cease to be bound by any Form of Acceptance and/or Electronic Acceptance submitted before the time when the Offer lapses.

(G)	Under Rule 13.4(a) of the Code, an offeror should not invoke any condition or pre-condition of an offer so as to cause the offer not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the condition or pre-condition are of material significance to the offeror in the context of the offer. The acceptance condition in paragraph 1(A) of this Section A is not subject to Rule 13.4(a).

Section B: Further Terms Of The Offer

Except where the context otherwise requires, any reference in Sections B, C or D of this Part III and in the Form of Acceptance to:

(i)	the “Offer” includes any revision, variation or renewal thereof or extension thereto;

(ii)	the “acceptance condition” means the Condition set out in paragraph 1(A) of Section A of this Part III;

(iii)	the “Offer becoming unconditional” means the acceptance condition being or becoming or being declared satisfied whether or not any other Condition remains to be fulfilled and references to the Offer having become or not become unconditional shall be construed accordingly;

(iv)	“acceptances of the Offer” includes deemed acceptances of the Offer;

(v)	“acting in concert with Abigail (UK)” means acting or deemed to be acting in concert with Abigail (UK) for the purposes of the Code and/or the Offer;

(vi)	“Day 39” are to 29 September 2009;

(vii)	“Day 42” are to 2 October 2009;

(viii)	“Day 46” are to 6 October 2009; and

(ix)	“Day 60” are to 20 October 2009.

The expression “Offer Period” when used in this document means the period commencing on 29 July 2009 until whichever of the following shall be the latest of:

(i)	1.00 p.m. (London time) on 11 September 2009;

(ii)	the time and date on which the Offer becomes unconditional; and

(iii)	the time and date on which the Offer lapses.

1.	Acceptance period

(A)	The Offer will initially be open for acceptance until 1.00 p.m. on 11 September 2009. Abigail (UK) reserves the right, in its sole discretion, (but will not be obliged, other than as required under the City Code) at any time or from time to time to extend the Offer after such time.

(B)	The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on Day 60 (or any earlier time and/or date beyond which Abigail (UK) has announced that the Offer will not be extended unless Abigail (UK) has, where permitted, withdrawn that statement or extended the Offer beyond the stated earlier date), nor of being kept open for acceptance after that time and date, unless it has previously become unconditional, provided that, in any case, Abigail (UK) reserves the right, with the permission of the Panel, to extend the time for the Offer to become unconditional to any later time or date. Except with the consent of the Panel, Abigail(UK) may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of ARC Shares made after 1.00 p.m. on Day 60 (or any earlier time and/or date beyond which Abigail (UK) has announced that the Offer will not be extended unless Abigail (UK) has, where permitted, withdrawn that statement or extended the Offer beyond the stated earlier date) or, if the Offer is so extended, any such later time(s) and/or date(s) as may be agreed with the Panel. If the latest time at which the Offer may become unconditional is extended beyond midnight on Day 60, acceptances received and purchases of ARC Shares made in respect of which the relevant documents are received by the Receiving Agent after 1.00 p.m. on the relevant day may (except where the Code otherwise permits) only be taken into account with the agreement of the Panel.

(C)	If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated, by or on behalf of Abigail (UK), that the Offer will remain open until further notice, then not less than 14 days’ notice in writing will be given prior to the closing of the Offer to those ARC Shareholders who have not accepted the Offer.

(D)	If a competitive situation arises (as determined by the Panel) after a “no increase” statement (as defined in Rule 31.5 of the Code) or “no extension” statement (as defined in Rule 32.3 of the Code) has been made by, or on behalf of, Abigail (UK) in relation to the Offer (in each case as determined by the Panel), Abigail (UK) may, if it specifically reserved the right to do so at the time such statement was made, or otherwise with the consent of the Panel, withdraw and choose not to be bound by such statement and be free to revise and/or extend the Offer provided that it complies with the requirements of the Code and, in particular, that:

(i)	it announces such withdrawal and that it is free to extend or revise the Offer (as appropriate) as soon as possible (and in any event within four Business Days after the announcement of the competing offer or other competitive situation);

(ii)	it notifies ARC Shareholders in writing thereof at the earliest practicable opportunity or, in the case of ARC Shareholders with registered addresses outside the UK and the United States or whom Abigail (UK) knows to be nominees, trustees or custodians holding ARC Shares for such persons, by announcement in the UK and the United States at the earliest practicable opportunity; and

(iii)	any ARC Shareholders who accepted the Offer after the date of the “no extension” or “no increase” statement are given a right of withdrawal in accordance with paragraph 3(D) of this Section B.

(E)	Although no revision is envisaged, if the Offer is revised, it will remain open for acceptance for a period of at least 14 days (or such other period as may be permitted by the Panel) after the date on which the revised Offer Document is posted to ARC Shareholders. Except with the consent of the Panel, no revision of the Offer may be made and no revised Offer Document may be published or posted to ARC Shareholders after Day 46 or, if later, the date which is 14 days before the last date on which the Offer can become unconditional.

(F)	For the purpose of determining at any particular time whether the acceptance condition has been satisfied, Abigail (UK) shall be entitled to take account only of those ARC Shares carrying voting rights which have been unconditionally allotted or issued before that time and written notice of the allotment or issue of which, containing all the relevant details, has been received by the Receiving Agent from ARC or its agents at the address specified in paragraph 3(B) of this Section B. Notification by telex, e-mail or facsimile transmission will not constitute written notice.

(G)	If a competitive situation arises (as determined by the Panel) and is continuing on Day 60, Abigail (UK) may, at its discretion and with the consent of the Panel, enable holders of ARC Shares in uncertificated form who have not already validly accepted the Offer but who have previously accepted a competing offer to accept the Offer by special form of acceptance to take effect on Day 60. It shall be a condition of such special form of acceptance being a valid acceptance of the Offer that:

(i)	it is received by the Receiving Agent on or before Day 60;

(ii)	the relevant ARC Shareholder shall have applied to withdraw his acceptance of the competing offer but that the ARC Shares to which such withdrawal relates shall not have been released from escrow before Day 60 by the Escrow Agent to the competing offer; and

(iii)	the ARC Shares to which the special form of acceptance relates are not transferred to escrow in accordance with the procedure for acceptance set out in Sections C and D of this Part III on or before Day 60, but an undertaking is given that they will be so transferred as soon as possible thereafter.

ARC Shareholders wishing to use such special forms of acceptance should apply to the Receiving Agent, Capita Registrars, on 0871 664 0300 from within the UK or on +44 20 8639 3399 if calling from outside the UK, on the Business Day preceding Day 60 in order that such forms can be despatched. Notwithstanding the right to use such special form of acceptance, holders of ARC Shares in uncertificated form may not use a Form of Acceptance (or any other purported acceptance form) for the purpose of accepting the Offer in respect of such ARC Shares.

(H)	Abigail (UK) may, if it has reserved the right to do so and ARC makes an announcement of the kind referred to in Rule 31.9 of the Code after Day 39, choose not to be bound by a “no increase” or a “no extension” statement and revise or extend the Offer with the consent of the Panel, provided that Abigail (UK) complies with the requirements of the Code and other applicable law and in particular that notice to this effect is given as soon as possible (and in any event within four Business Days of the date of ARC’s announcement) and ARC Shareholders (except those resident in Restricted Jurisdictions) are informed in writing at the earliest opportunity or in the case of ARC Shareholders with registered addresses outside the United Kingdom and the United States, or to whom ARC knows to be a nominee, custodian or trustee holding ARC Shares for such person, by announcement in the United Kingdom.

(I)	Abigail (UK) reserves the right to reduce the percentage of ARC Shares required to satisfy the acceptance condition at any time prior to all the Conditions being satisfied, fulfilled or, where permitted, waived, provided that such percentage shall not be reduced to 50 per cent. or less of the voting rights then normally exercisable at general meetings of ARC.

2.	Announcements

(A)	Without prejudice to paragraph 3(B) of this Section B, by 8.00 a.m. on the Business Day (the “relevant day”) following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, as the case may be (or such later time(s) or date(s) as the Panel may agree), Abigail (UK) will make an appropriate announcement and simultaneously inform a Regulatory Information Service of the status of the Offer. Such announcement will (unless otherwise permitted by the Panel) also state (as nearly as practicable) the total number of ARC Shares and rights over ARC Shares (including any interests in ARC Shares):

(i)	for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from any person acting in concert with Abigail (UK) or in respect of the ARC Shares which were subject to an irrevocable commitment or a letter of intent procured by Abigail (UK) or any of its associates);

(ii)	acquired or agreed to be acquired by or on behalf of Abigail (UK) or any person acting in concert with Abigail (UK) during the course of the Offer Period; and

(iii)	held by or on behalf of Abigail (UK) or any person acting in concert with Abigail (UK) prior to the Offer Period, and will specify the percentage of issued share capital represented by each of these figures.

(B)	Any decision to extend the time and/or date by which the acceptance condition has to be satisfied may be made at any time up to, and will be announced not later than, 8.00 a.m. on the relevant day (or such later time and/or date as the Panel may agree). The announcement will state the next expiry date unless the Offer is then unconditional in which case a statement may instead be made that the Offer will remain open until further notice. In computing the number of ARC Shares represented by acceptances and/or purchases, there may be included or excluded for announcement purposes acceptances and purchases not in all respects in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title or not accompanied by the relevant TTE instruction or which are subject to verification, provided that such acceptances or purchases shall not be included unless they could be counted towards satisfying the acceptance condition in accordance with paragraphs 5(H) and 5(I) of this Section B.

(C)	In this Part III, references to the making of an announcement or the giving of notice by or on behalf of Abigail (UK) include the release of an announcement to the press by public relations consultants or by Cowen and/or Arbuthnot Securities, in each case on behalf of Abigail (UK), and the delivery by hand or telephone, telex or facsimile or other electronic transmission of an announcement to a Regulatory Information Service. An announcement made otherwise than to a Regulatory Information Service shall be notified simultaneously (unless the Panel agrees otherwise) to a Regulatory Information Service.

(D)	A copy of any announcement made by Abigail (UK) in accordance with this paragraph 2 will be available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Virage Logic’s website at www.viragelogic.com as soon as possible after the making of such announcement and in any event by no later than 12 noon on the following Business Day and will remain on such website while the Offer remains open for acceptances.

(E)	Without limiting the manner in which Abigail (UK) may choose to make any public announcement and, subject to the obligations of Abigail (UK) under applicable law and paragraph 2(B) of this Section B concerning extensions of, or modifications to, the Offer, Abigail (UK) will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a Regulatory Information Service.

3.	Rights of withdrawal

(A)	Except as provided by this paragraph 3, or as otherwise may be required by applicable law, acceptances of and elections pursuant to the Offer shall be irrevocable.

(B)

If Abigail (UK), having announced the Offer to be unconditional, fails to comply by 3.30 p.m. on the relevant day (as defined in paragraph 2(A) of this Section B) (or such later time and/or date as the Panel may agree) with any of the other relevant requirements specified in paragraph 2(A) of this Section B, an accepting ARC Shareholder may (unless the Panel agrees otherwise) immediately thereafter withdraw his acceptance of the Offer by written notice signed by such ARC Shareholder (or his agent duly appointed in writing and evidence of whose appointment reasonably satisfactory to Abigail (UK) is produced with the notice) given by post or by hand (during normal business hours) to the Receiving Agent, Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, receiving such notice on behalf of Abigail (UK). Alternatively, in the case of ARC Shares held in uncertificated form, withdrawals can also be effected in the manner set out in paragraph 3(I) of this Section B. Subject to paragraph 1(B) of this Section B, this right of withdrawal may be terminated not less than eight days after the relevant day (as defined in paragraph 2(A) of this Section B) by Abigail (UK) confirming, if such be the case, that the Offer is still unconditional, and complying with the other requirements specified in paragraph 2(A) of this Section B. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(C) of this Section B will run from the date of such confirmation and compliance.

(C)	If by 1.00 p.m. on Day 42 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting ARC Shareholder may withdraw his acceptance of the Offer at any time thereafter by written notice received by the Receiving Agent on behalf of Abigail (UK) at the address and in the manner referred to in paragraph 3(B) of this Section B (or, in the case of ARC Shares held in uncertificated form, in the manner set out in paragraph 3(I) of this Section B) before the earlier of:

(i)	the time when the Offer becomes unconditional; and

(ii)	the final time for lodgement of acceptances of the Offer which can be taken into account in accordance with paragraph 1(B) of this Section B.

(D)	If a “no increase” and/or “no extension” statement has been withdrawn in accordance with paragraph 1(H) of this Section B, any ARC Shareholder who accepts the Offer after such statement is made may withdraw his acceptance thereafter in the manner referred to in paragraph 3(B) of this Section B (or, in the case of ARC Shares held in uncertificated form, in the manner set out in paragraph 3(I) of this Section B) not later than the eighth day after the date on which notice of the withdrawal of such statement is posted to ARC Shareholders.

(E)	In this paragraph 3, “written notice” (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting ARC Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment in a form reasonably satisfactory to Abigail (UK) is produced with the notice). Telex, e-mail, facsimile or other electronic transmission or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Abigail (UK) or its agents to have been sent from or otherwise evidences use of any means or instrumentality of interstate or foreign commerce of, any Restricted Jurisdiction will be treated as valid.

(F)	To be effective, a written notice of withdrawal must be received on a timely basis by the Receiving Agent and must specify the name of the person who has tendered the ARC Shares to be withdrawn and (if share certificates have been tendered) the name of the holder of the relevant ARC Shares if different from the name of the person who tendered the ARC Shares.

(G)	If an accepting ARC Shareholder withdraws his acceptance of the Offer, all share certificates, documents of title and other documents lodged with the Form of Acceptance will be returned as soon as practicable following the receipt of withdrawal (and in any event within 14 days) and (if applicable) the Escrow Agent will immediately give instructions for the release of ARC Shares held in escrow.

(H)	Abigail (UK) may (in its absolute discretion) allow any acceptance of the Offer to be withdrawn (in whole or in part) without allowing withdrawal of any other acceptances in so far as is necessary to enable the relevant ARC Shares to be purchased by it otherwise than pursuant to the Offer.

(I)	In the case of ARC Shares held in uncertificated form, if withdrawals are permitted pursuant to paragraph 3(B), (C) or (D) of this Section B, an accepting ARC Shareholder may withdraw his acceptance through CREST by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance to be withdrawn. Each ESA instruction must, in order for it to be valid and settle, include the following details:

(i)	the number of ARC Shares to be withdrawn, together with their ISIN number. This is GB0009645481;

(ii)	the member account ID of the accepting ARC Shareholder, together with his participant ID;

(iii)	the member account ID of the Escrow Agent included in the relevant Electronic Acceptance. This is ABIARC01;

(iv)	the Escrow Agent’s participant ID. This is RA1 0;

(v)	the transaction reference number of the Electronic Acceptance to be withdrawn, to be inserted at the beginning of the shared note field;

(vi)	the intended settlement date for the withdrawal;

(vii)	the corporate action number for the Offer which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST; and

(viii)	input with a standard delivery instruction priority of 80.

Any such withdrawal will be conditional upon the Receiving Agent verifying that the withdrawal request is validly made. Accordingly, the Receiving Agent will, on behalf of Abigail (UK), reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

(J)	ARC Shares in respect of which acceptances have been properly withdrawn in accordance with this paragraph 3 may subsequently be re-assented to the Offer by following one of the procedures described in paragraph 13 of the letter from the Abigail (UK) Directors set out in Part II to this document at any time while the Offer remains open for acceptance.

(K)	All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Abigail (UK), whose determination, except as may be determined otherwise by the Panel, will be final and binding. None of Abigail (UK), ARC, the Receiving Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notice or for any determination under this paragraph.

(L)	If the Panel determines that ARC is not permitted to invoke, or cause or permit Abigail (UK) to invoke, a Condition to the Offer it may instead determine that accepting ARC Shareholders shall be entitled to withdraw their acceptances on such terms and by such time as the Panel may determine and notwithstanding that the Offer has become unconditional. The Panel may also determine that the timetable applicable to the Offer shall be varied in such manner as it may determine.

(M)	Exercise of the withdrawal rights referred to in this paragraph 3 by accepting ARC Shareholders could result in the Offer, if it has by then become unconditional, ceasing to be unconditional.

4.	Revised offer

(A)

Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or nature of the consideration offered or otherwise) which Abigail (UK) reserves the right to do and such revision represents, on the date on which such revision is announced (on such basis as Cowen and Arbuthnot Securities may consider appropriate), an improvement (or no diminution) in the value of the consideration or an improvement in or no impairment of the terms of the Offer as so revised compared with the value of the consideration or, as appropriate, terms previously offered, or in the overall value received and/or retained by an ARC Shareholder (under the Offer or otherwise), the benefit of the revised Offer will, subject as provided in paragraphs 4(D) and (E) and 6 of this Section B, be made available to ARC Shareholders who have accepted the Offer in its original or previously revised form(s) and not validly withdrawn such acceptance in accordance with paragraph 3 of this Section B (hereinafter called “previous acceptors”). The acceptance of the Offer by or on behalf of a previous acceptor in its original or any previously revised form(s) shall, subject as provided in paragraphs 4(D) and (E) and 6 of this Section B, be deemed to be an acceptance of the Offer as so revised and shall also constitute the separate appointment of Abigail (UK) and each Abigail (UK) Director and/or of Cowen and/or Arbuthnot Securities, the Receiving Agent and each of their directors as his attorney and/or agent with authority to:

(i)	accept any such revised Offer on behalf of such previous acceptor;

(ii)	if such revised Offer includes alternative forms of consideration, make elections for and/or accept such alternative forms of consideration on his behalf in such proportions as such attorney and/or agent in his absolute discretion thinks fit; and

(iii)	execute on behalf of and in the name of such previous acceptor all such further documents (if any) and to do all such further actions (if any) as may be required to give effect to such acceptances and/or elections.

In making any such election and/or acceptance, such attorney and/or agent shall take into account the nature of any previous acceptances made by or on behalf of the previous acceptor and such other facts or matters as he may reasonably consider relevant.

(B)	Although no such revision is envisaged and notwithstanding paragraph 4(A) of this Section B, if any revised Offer provides for ARC Shareholders who accept it to elect for (or accept) alternative forms of consideration (including, without limitation, consideration either in cash or in shares or other securities of Abigail (UK) or any combination thereof) the acceptance by or on behalf of a previous acceptor of the Offer and/or an election by or on behalf of a previous acceptor under any alternative (in each case in its original or any previously revised form(s)) shall, subject as provided in paragraphs 4(D) and (E) of this Section B, constitute separate irrevocable authorities to Abigail (UK), and/or any Abigail (UK) Director and/or any agent to make elections for and/or accept alternative forms of consideration on his behalf as such attorney and/or agent in his absolute discretion thinks fit and to take such steps as are necessary to give effect to such acceptances and/or elections. In making any such election and/or acceptance such attorney and/or agent shall take into account the nature of any previous acceptances and/or elections made by or on behalf of the previous acceptor and such other facts or matters as he may reasonably consider relevant. In particular, in the case of previous cash electors, such attorney and or agent shall (if such revised Offer provides for ARC Shareholders who accept it to elect for (or accept) consideration in cash and to the extent possible and/or practicable) make such elections and or acceptances so that the consideration under such revised Offer will be provided in cash, in respect of the same proportion of the consideration as would have resulted from the elections made on the Form of Acceptance or Electronic Acceptance previously executed by him or on his behalf.

(C)	Subject to paragraphs 4(D) and (E) of this Section B, the powers of attorney and authorities conferred by this paragraph 4 and any acceptance of a revised Offer and/or any election pursuant thereto shall be irrevocable unless and until the previous acceptor becomes entitled to withdraw his acceptance under paragraph 3 of this Section B and duly and validly does so.

(D)	The deemed acceptance and elections referred to in paragraphs 4(A) and (B) of this Section B shall not apply and the authorities conferred by those paragraphs shall not be exercised if, as a result thereof, the previous acceptor would (on such basis as Abigail (UK), and Cowen and/or Arbuthnot Securities may reasonably consider appropriate) thereby receive and/or retain (as appropriate) less in aggregate in consideration under the revised Offer or otherwise than he would have received and/or retained (as appropriate) in aggregate consideration as a result of acceptance of the Offer in the form in which it was previously accepted or elected by such previous acceptor or on his behalf (unless such previous acceptor has previously agreed to receive and/or retain (as appropriate) less in aggregate consideration). The authorities conferred by paragraphs 4(A) and (B) of this Section B shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph 4(D).

(E)	The deemed acceptance and elections referred to in paragraphs 4(A) and (B) of this Section B shall not apply and the powers of attorney and authorities conferred by paragraphs 4(A) and (B) of this Section B shall not be exercised to the extent that a previous acceptor:

(i)	in respect of ARC Shares in certificated form, lodges with the Receiving Agent, within 14 calendar days of the posting of the document pursuant to which the revision of the Offer is made available to ARC Shareholders (or such later date as Abigail (UK) may determine), a Form of Acceptance or some other form issued by or on behalf of Abigail (UK) in which he validly elects to receive the consideration receivable by him under such revised Offer in some other manner than that set out in his original or any previous acceptance; or

(ii)	in respect of ARC Shares in uncertificated form, sends (or, if a CREST sponsored member, procures that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance in respect of which an election is to be varied. Each ESA instruction must, in order for it to be valid and settle, include the following details:

(a)	the number of ARC Shares in respect of which the changed election is made, together with their ISIN number. This is GB0009645481;

(b)	the member account ID of the previous acceptor, together with his participant ID;

(c)	the member account ID of the Escrow Agent included in the relevant Electronic Acceptance. This is ABIARC01;

(d)	the Escrow Agent’s participant ID. This is RA1 0;

(e)	the transaction reference number of the Electronic Acceptance in respect of which the election is to be changed, to be inserted at the beginning of the shared note field;

(f)	the intended settlement date for the changed election;

(g)	the corporate action number for the Offer which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST; and

(h)	in order that the desired change of election can be effected:

(1)	the member account ID of the Escrow Agent relevant to the new election; and

(2)	input with a standard delivery instruction priority of 80.

Any such change of election in respect of ARC Shares in uncertificated form will be conditional upon the Receiving Agent verifying that the request is validly made. Accordingly, the Receiving Agent will on behalf of Abigail (UK) reject or accept the requested change of election by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message as appropriate.

(F)	Abigail (UK) reserves the right to treat an executed Form of Acceptance or an Electronic Acceptance relating to the Offer (in its original or any previously revised form(s)) which is received (or dated) on or after the announcement or issue of the Offer in any revised form as a valid acceptance of the revised Offer and/or, where applicable, a valid election for or acceptance of any of the alternative forms of consideration. Such acceptances shall constitute an authority in the terms of paragraphs 4(A) and (B) of this Section B mutatis mutandis on behalf of the relevant ARC Shareholder.

5.	General

(A)	Save with the consent of the Panel, the Offer will lapse unless all the Conditions have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by Abigail (UK) in its reasonable opinion to be or remain satisfied in each case by midnight on Day 42 or by midnight on the date which is 21 days after the date on which the acceptance condition is fulfilled, whichever is the later, or such later date(s) as Abigail (UK) may, with the consent of the Panel, decide.

(B)	If the Offer lapses for any reason, the Offer will cease to be capable of further acceptance and Abigail (UK) and ARC Shareholders shall cease to be bound by prior acceptances.

(C)	The Offer will extend to all ARC Shares unconditionally allotted or issued and fully paid on the date of this document, and any further ARC Shares unconditionally allotted or issued and fully paid while the Offer remains open for acceptance (or such earlier date or dates as Abigail (UK) may, subject to the Code, decide).

(D)	Except with the consent of the Panel, settlement of the consideration to which any ARC Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set off, counterclaim or other analogous right to which Abigail (UK) may otherwise be, or claim to be, entitled as against such ARC Shareholder and will be posted (or otherwise transmitted) within 14 days of the latest of (i) the First Closing Date, (ii) the date the Offer becomes unconditional in all respects, and (iii) the date of receipt.

(E)	The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance will, in respect of ARC Shares held in certificated form, also constitute part of the terms of the Offer. Where relevant, words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires and the provisions of this Part III shall be deemed to be incorporated in the Form of Acceptance.

(F)	Without prejudice to any other provision of this Section B, Abigail (UK) reserves the right to treat acceptances of the Offer as valid if received by or on behalf of it at any place or places determined by it otherwise than as set out herein or in the Form of Acceptance.

(G)	Without prejudice to any other provision of this Section B, Abigail (UK) reserves the right (but is not obliged) to treat as valid in whole or in part acceptances of the Offer, in respect of ARC Shares held in certificated form, that are not entirely in order or that are not accompanied by the relevant share certificate(s) and/or other document(s) of title.

(H)	Notwithstanding the right reserved by Abigail (UK) in paragraph 5(G) of this Section B, except as otherwise agreed with the Panel, an acceptance of the Offer will only be counted towards satisfying the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it.

(I)	Except as otherwise agreed with the Panel, a purchase of ARC Shares by Abigail (UK) or persons acting in concert with it or its nominee(s) (and, if Abigail (UK) is required to make an Offer or Offers under Rule 9 of the Code, by a person acting in concert with Abigail (UK) for the purpose of such Offer or its nominee(s)) will only be counted towards satisfying the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it.

(J)	Except with the consent of the Panel, the Offer will not become unconditional unless the Receiving Agent has issued a certificate to Abigail (UK) and/or Cowen and/or Arbuthnot Securities which states the number of ARC Shares in respect of which acceptances have been received which comply with the provisions of paragraph 5(H) of this Section B and the number of ARC Shares otherwise acquired, whether before or during the Offer Period, in compliance with the requirements of paragraph 5(I) of this Section B. A copy of that certificate will be sent to the Panel as soon as possible after it is issued.

(K)	The Offer and all acceptances thereof and all elections pursuant thereto and the Form of Acceptance or Electronic Acceptance and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law. Execution of a Form of Acceptance by or on behalf of an ARC Shareholder or the making of an Electronic Acceptance by or on behalf of an ARC Shareholder will constitute his submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance or the Electronic Acceptance (as appropriate), to the jurisdiction of the Courts of England and his agreement that nothing shall limit the right of Abigail (UK) or Cowen and/or Arbuthnot Securities to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance or the Electronic Acceptance (as appropriate) in any other manner permitted by law or in any court of competent jurisdiction.

(L)	Any reference in this document and in the Form of Acceptance to the First Closing Date or 11 September 2009 shall, except in paragraph 2(F) of Section A of this Part III and paragraphs 1(A) and 6 of this Section B and except in the definition of the Offer Period and where the context otherwise requires, be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

(M)	Any omission or failure to despatch this document, the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to paragraph 6 of this Section B, the Offer extends to all ARC Shareholders to whom this document, the Form of Acceptance and any related documents may not be despatched, or who may not receive such documents, and such persons may collect copies of those documents from the Receiving Agent at the address set out in paragraph 3(B) of this Section B or inspect this document, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Virage Logic’s website at www.viragelogic.com while the Offer remains open for acceptances.

(N)	All powers of attorney, appointments of agents and authorities in the terms conferred by or referred to in this Part IIIor in the Form of Acceptance are given by way of security for the performance of the obligations of the ARC Shareholder concerned and are irrevocable (in respect of powers of attorney, in accordance with section 4 of the Powers of Attorney Act 1971), except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 of this Section B and duly and validly does so.

(O)	No acknowledgement of receipt of any Form of Acceptance, Electronic Acceptance, transfer by means of CREST, communication, notice, share certificate and/or other document of title will be given by or on behalf of Abigail (UK). All communications, notices, share certificates, documents of title and remittances to be delivered by or sent to or from ARC Shareholders (or their designated agent(s)) will be delivered by or sent to or from such ARC Shareholders (or their designated agent(s)) at their own risk.

(P)	If the Offer does not become or is not declared unconditional in all respects and lapses or is withdrawn:

(i)	in respect of ARC Shares held in certificated form, the Form of Acceptance and any share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing, at the risk of the person entitled thereto, to the person or agent whose name and address outside the Restricted Jurisdictions is set out above or in the relevant Box on the Form of Acceptance or, if none is set out, to the first-named or sole holder at his registered address outside the Restricted Jurisdictions. No such documents will be sent to an address in any Restricted Jurisdiction; and

(ii)	in respect of ARC Shares held in uncertificated form, the Receiving Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days after the lapsing of the Offer), give instructions to Euroclear to transfer all ARC Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the ARC Shareholders concerned.

(Q)	For the purposes of this document, the time of receipt of a TTE instruction, an ESA instruction or an Electronic Acceptance shall be the time at which the relevant instruction settles in CREST.

(R)	The Offer is made at 1.00 p.m. on 21 August 2009 and is capable of acceptance from that date and after that time. The Offer is being made by means of this document. Copies of this document are available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Virage Logic’s website at www.viragelogic.com and from the Receiving Agent at the address set out in paragraph 3(B) of this Section B from that time. The Offer is made by means of this document and also by means of an advertisement proposed to be published in the London Gazette.

(S)	If sufficient ARC Shares are acquired, whether pursuant to the Offer or otherwise, Abigail (UK) intends:

(i)	to apply the provisions of sections 979 to 991 of the 2006 Act to acquire compulsorily any outstanding ARC Shares; and

(ii)	following the Offer becoming unconditional in all respects, to procure the making of applications by ARC to the UK Listing Authority for cancellation of the listing of the ARC Shares on the Official List and to the London Stock Exchange for the cancellation of trading on the London Stock Exchange’s main market for listed securities.

At least 20 Business Days’ notice of cancellation will be given once Abigail (UK) announces it has acquired 75 per cent. of the voting rights attaching to the ARC Shares

(T)

Subject to applicable law, Abigail (UK), Cowen and Arbuthnot Securities reserve the right to notify any matter (including the making of the Offer) to all or any ARC Shareholder(s) with (a) registered address(es) outside the UK or whom Abigail (UK), Cowen or Arbuthnot Securities know to be nominees, trustees or custodians for such persons by announcement or paid advertisement in any daily newspaper published and circulated in the UK in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such ARC Shareholders to receive or see such notice, and all references in this document to “notice in writing” (other than in paragraph 3 of this Section B) shall be construed accordingly.

(U)	If Abigail (UK) is required by the Panel to make an offer for ARC Shares under the provisions of Rule 9 of the Code, Abigail (UK) may make such alterations to the conditions of the Offer as are necessary to comply with the provisions of that Rule.

(V)	In relation to any acceptance of the Offer in respect of a holding of ARC Shares which are in uncertificated form, Abigail (UK) reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the Code or are otherwise made with the consent of the Panel.

(W)	All references in this Part III to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

(X)	The ARC Shares will be acquired pursuant to the Offer fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing as at 18 August 2009 or thereafter attaching thereto, including the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the Announcement Date. If any dividend or other distribution is declared, paid or made on or after the Announcement Date, Abigail (UK) reserves the right to reduce the price of the Offer by the amount of such dividend or distribution.

(Y)	Abigail (UK) will extend the Offer Period and take such further action as required by the Code or other applicable laws.

(Z)	The Offer is governed by English law and is subject to the jurisdiction of the English Courts, and to the terms and conditions set out in this document and the Form of Acceptance. The Offer complies with the rules of the Code.

6.	Overseas Shareholders

(A)

The making and availability of the Offer outside the UK and the United States, or to Overseas Shareholders or to their nominees, custodians or trustees, may be prohibited or affected by the laws of the relevant jurisdictions. Overseas Shareholders should fully inform themselves about and observe any applicable legal requirements. No person receiving a copy of this document and/or the Form of Acceptance in any jurisdiction other than the UK or the United States may treat the same as constituting an invitation or offer to him, nor should he in any event use any such Form of Acceptance if, in the relevant jurisdiction, such invitation or offer cannot lawfully be made to him or any such Form of Acceptance cannot lawfully be used without contravention of any securities or other relevant legal requirements. In such circumstances, this document and/or the Form of Acceptance are sent for information only. It is the responsibility of any Overseas Shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required and the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or other requisite payments due in such jurisdiction. Any such Overseas Shareholder will be responsible for any such issue, transfer or other taxes or other requisite payments by whomsoever payable and Abigail (UK), Cowen and Arbuthnot Securities and the Receiving Agent (and any person acting on behalf of any of them) shall be fully indemnified and held harmless by such Overseas Shareholder for any such issue, transfer or other taxes as Abigail (UK), Cowen and Arbuthnot Securities or the Receiving Agent (and any person acting on behalf of any one of them) may be required to pay.

If you are an Overseas Shareholder and you are in doubt about your position, you should consult your independent professional adviser in the relevant jurisdiction.

(B)	The Offer is not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or by any facilities of a national securities exchange of, any Restricted Jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction. Neither this document nor the accompanying Form(s) of Acceptance nor any related document is being mailed, and must not be mailed, or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction (including to ARC Shareholders with registered addresses in any Restricted Jurisdiction or to persons whom Abigail (UK) or its agent know to be custodians, nominees or trustees holding ARC Shares for such persons) and persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute or send any of them in, into or from any Restricted Jurisdiction or use the mails of any Restricted Jurisdiction or any such means or instrumentality for any purpose directly or indirectly in connection with the Offer. Doing so may render invalid any purported acceptance of the Offer.

(C)	Envelopes containing a Form of Acceptance, evidence of title or any other document relating to the Offer should not be postmarked in any Restricted Jurisdiction or otherwise despatched from any Restricted Jurisdiction and all accepting ARC Shareholders must provide addresses outside the Restricted Jurisdictions for the receipt or the remittance of cash or for the return of a Form of Acceptance, certificate(s) for ARC Shares and/or other document(s) of title.

(D)	An ARC Shareholder will be deemed not to have validly accepted the Offer if:

(i)	he puts “NO” in Box 3 on the Form of Acceptance and thereby does not give the representations and warranties set out in paragraph (C) of Section C of this Part III;

(ii)	he has a registered address in any Restricted Jurisdiction and he does not insert in Box 4 on the Form of Acceptance the name and address of a person or agent outside the Restricted Jurisdictions to whom he wishes the consideration to which he is entitled under the Offer to be sent;

(iii)	he inserts in Box 4 on the Form of Acceptance the name and address of a person or agent in any Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the Offer to be sent;

(iv)	in any case, any Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to Abigail (UK) or its agents to have been sent from or otherwise evidences use of any means or instrumentality of interstate or foreign commerce of, any Restricted Jurisdiction; or

(v)	he makes a Restricted Escrow Transfer pursuant to paragraph 6(I) of this Section B unless he also makes a related Restricted ESA instruction (as defined in paragraph 6 (I) of this Section B) which is accepted by the Receiving Agent.

Abigail (UK) reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph (C) of Section C or (as the case may be) paragraph (C) of Section D of this Part III have been truthfully given by the relevant ARC Shareholder and are correct and, if such investigation is made and, as a result, Abigail (UK) cannot satisfy itself that such representations and warranties are true and correct, such acceptance shall not be valid.

(E)	If, in connection with the making of the Offer, any person (including, without limitation, any custodian, nominee and/or trustee), notwithstanding the restrictions set out above and whether pursuant to a contractual or legal obligation or otherwise, sends, forwards or otherwise distributes this document, the Form of Acceptance or any related documents in, into or from any Restricted Jurisdiction or uses the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or any facility of a national securities exchange of, any Restricted Jurisdiction in connection with such forwarding, such person should:

(i)	inform the recipient of such fact;

(ii)	explain to the recipient that such action may invalidate any purported acceptance or election by the recipient; and

(iii)	draw the attention of the recipient to this paragraph 6.

(F)	If any written notice from an ARC Shareholder withdrawing his acceptance in accordance with paragraph 3 of this Section B is received in an envelope postmarked in, or which otherwise appears to Abigail (UK) or its agents to have been sent from, any Restricted Jurisdiction, Abigail (UK) reserves the right in its absolute discretion to treat that notice as invalid.

(G)	Any acceptance of the Offer by ARC Shareholders holding ARC Shares in certificated form who are unable to give the representations and warranties set out in paragraph (C) of Section C of this Part III or ARC Shareholders holding ARC Shares in uncertificated form who are unable to give the representations and warranties set out in paragraph (C) of Section D of this Part III is liable to be disregarded.

(H)	Abigail (UK) reserves the right, in its absolute discretion, to treat any acceptance as invalid if it believes that such acceptance may violate applicable legal or regulatory requirements.

(I)	If an ARC Shareholder holding ARC Shares in uncertificated form is unable to give the representations and warranties set out in paragraph (C) of Section D of this Part III but nevertheless can provide evidence satisfactory to Abigail (UK) that he is able to accept the Offer in compliance with all relevant legal and regulatory requirements, he may only purport to accept the Offer by sending (or if a CREST sponsored member, procuring that his CREST sponsor sends) both:

(i)	a TTE instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”); and

(ii)	one or more valid ESA instructions (a “Restricted ESA instruction”).

Such purported acceptance will not be treated as a valid acceptance unless both the Restricted Escrow Transfer and the Restricted ESA instruction(s) settle in CREST and Abigail (UK) decides, in its absolute discretion, to exercise its right described in paragraph 6(J) of this Section B to waive, vary or modify the terms of the Offer relating to Overseas Shareholders to the extent required to permit such acceptance to be made, in each case during the acceptance period set out in paragraph 1 of this Section B. If Abigail (UK) accordingly decides to permit such acceptance to be made, the Receiving Agent will on behalf of Abigail (UK) accept the purported acceptance as an Electronic Acceptance on the terms of this document (as so waived, varied or modified) by transmitting in CREST a receiving agent accept (AEAN) message. Otherwise, the Receiving Agent will on behalf of Abigail (UK) reject the purported acceptance by transmitting in CREST a receiving agent reject (AEAD) message.

Each Restricted Escrow Transfer must, in order for it to be valid and settle, include the following details:

(i)	the ISIN number for the ARC Shares. This is GB0009645481;

(ii)	the number of ARC Shares in respect of which the Offer is to be accepted;

(iii)	the member account ID and participant ID of the ARC Shareholder;

(iv)	the participant ID of the Escrow Agent (this is RA1 0) and its member account ID specific to a Restricted Escrow Transfer (this is RESTRICT);

(v)	the intended settlement date. This should be as soon as possible and in any event not later than 1.00 p.m. on 11 September 2009;

(vi)	the corporate action number for the Offer which is allocated by Euroclear and can be found by viewing the relevant corporation action details in CREST;

(vii)	input with a standard delivery instruction priority of 80; and

(viii)	the contact name and telephone number inserted in the shared note file.

Each Restricted ESA instruction must, in order for it to be valid and settle, include the following details:

(i)	the ISIN number for the ARC Shares. This is GB0009645481;

(ii)	the number of ARC Shares relevant to that Restricted ESA instruction;

(iii)	the member account ID and participant ID of the accepting ARC Shareholder;

(iv)	the member account ID and participant ID of the Escrow Agent set out in the Restricted Escrow Transfer;

(v)	the participant ID of the Escrow Agent (this is RA1 0) and the member account ID of the Escrow Agent (this is ABIARC01);

(vi)	the transaction reference number of the Restricted Escrow Transfer to which the Restricted ESA instruction relates;

(vii)	the intended settlement date. This should be as soon as possible and in any event not later than 1.00 p.m. on 11 September 2009;

(viii)	the corporate action number of the Offer; and

(ix)	input with a standard delivery instruction priority of 80.

(J)

These provisions and any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific ARC Shareholders or on a general basis by Abigail (UK) in its absolute discretion. In particular, without limitation, Abigail (UK) reserves the right to permit the Offer to be accepted by an Overseas Shareholder (otherwise unable to accept the Offer in accordance with the above) in circumstances in which Abigail (UK) is satisfied that acceptance by such Overseas Shareholder will not constitute a breach of any securities or other relevant legislation or impose obligations on Abigail (UK) not contemplated by the Offer (and, in any such case, Abigail (UK) may impose reasonable additional requirements and restrictions on such acceptance and the share certificates and/or documents of title issued and/or crediting appropriate stock accounts). Subject thereto, the provisions of this paragraph 6 supersede any terms of the Offer inconsistent with them.

(K)	References in this paragraph 6 to an ARC Shareholder shall (as appropriate) include the person or persons executing a Form of Acceptance or making an Electronic Acceptance and, in the event of more than one person executing a Form of Acceptance or making an Electronic Acceptance, as the case may be, the provisions of this paragraph 6 shall apply to them jointly and to each of them.

(L)	Neither Abigail (UK), Cowen, Arbuthnot Securities, nor the Receiving Agent nor any agent or director of Abigail (UK), Cowen, Arbuthnot Securities or the Receiving Agent nor any person on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer on any of the bases set out above or otherwise in connection therewith.

(M)	The Offer in the United States is being made pursuant to an exemption from certain US tender offer rules provided by Rule 1 4d-1 (c) under the Exchange Act.

(N)	The Offer is made in respect of the securities of a UK company and is subject to UK disclosure requirements. Readers, and in particular US readers, should be aware that this document has been prepared in accordance with UK format and style, which differs from US format and style and should be read accordingly. In particular, the Appendices to this document contain information concerning the Offer that has been included to satisfy UK disclosure requirements that may be material and that in some cases has not been summarised elsewhere and the Offer is not subject to the SEC’s filing and disclosure requirements.

(O)	Takeover procedures under UK law differ from tender offer procedures under US law. In particular, but without limitation, the acceptance and settlement procedures referred to in this Section B differ from US tender offer rules in certain material respects, including with respect to the date of payment and withdrawal rights. In addition, payment for ARC Shares will be made in UK pounds sterling rather than US dollars.

(P)	In making their decision, ARC Shareholders must rely on their own examination of Abigail (UK) and ARC and the terms of the Offer, including the merits and risks involved. The contents of this document, including any general advice or recommendations contained herein, and the Form of Acceptance are not to be construed as legal, business, financial or tax advice. ARC Shareholders should consult their own lawyer, consultant, tax adviser or financial adviser for independent advice. Additionally, this document does not include any information regarding US taxation. ARC Shareholders who may be subject to tax in the United States are urged to consult their tax adviser regarding the US Federal, State, local and other tax consequences of owning and disposing ARC Shares, including tendering their ARC Shares under the Offer.

(Q)	Abigail (UK) or its nominees or brokers (acting as agents for Abigail (UK)) may, in accordance with applicable law, including applicable exemptions from Rule 1 4e-5 under the Exchange Act, make certain purchases of ARC Shares in the market or otherwise during the period in which the Offer remains open. Information about such purchases will be announced via a Regulatory Information Service.

Section C: Form of Acceptance

For the purposes of this Section C and the Form of Acceptance, the phrase “ARC Shares comprised in the acceptance” shall mean the number of ARC Shares inserted in Box 1 on the Form of Acceptance or if no number (or a number greater than the relevant ARC Shareholder’s registered holding of ARC Shares) is inserted, the greater of:

(i)	the relevant ARC Shareholder’s entire holding of ARC Shares as disclosed by the register of members made available to the Receiving Agent prior to the time the Form of Acceptance is processed by them;

(ii)	the relevant ARC Shareholder’s entire holding of ARC Shares as disclosed by the register of members made available to the Receiving Agent prior to the latest time for receipt of the Form of Acceptance which can be taken into account for determining whether the Offer is unconditional; or

(iii)	the number of ARC Shares in respect of which share certificate(s) or document(s) of title or an indemnity in lieu thereof is/are received by the Receiving Agent.

Each ARC Shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants, and agrees to and with Abigail (UK), Cowen and Arbuthnot Securities and the Receiving Agent (so as to bind him, his personal representatives, heirs, successors and assigns) that:

(A)	the execution of a Form of Acceptance shall constitute:

(i)	the acceptance of the Offer in respect of (a) if no number or a number which is greater than the number of ARC Shares that the relevant ARC Shareholder holds is inserted in Box 1 on the Form of Acceptance, the total number of ARC Shares in certificated form registered in the relevant ARC Shareholder’s name, or (b) in all other cases, the number of ARC Shares in certificated form inserted in Box 1 on the Form of Acceptance; and

(ii)	an undertaking to execute any further documents and give any further assurances which may be required to enable Abigail (UK) to obtain the full benefit of the terms of this Section C and/or to perfect any of the authorities expressed to be given hereunder, in each case on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance, and, subject only to the rights of withdrawal set out in paragraph 3 of Section B of this Part III, each such acceptance and undertaking shall be irrevocable.

(B)	the ARC Shares in certificated form in respect of which the Offer is accepted or deemed to be accepted are sold fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing as at 18 August 2009 or thereafter attaching thereto, including the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after 18 August 2009. If any dividend or other distribution is declared, paid or made on or after the Announcement Date, Abigail (UK) reserves the right to reduce the price of the Offer by the amount of such dividend or distribution;

(C)	unless “NO” is put in Box 3 on the Form of Acceptance, such ARC Shareholder:

(i)	has not received or sent copies or originals of this document, the Form of Acceptance or any related documents in, into or from any Restricted Jurisdiction or any other jurisdiction where such actions may constitute (or result in the Offer constituting) a breach of any legal or regulatory requirements and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or e-mail) of interstate or foreign commerce of, or any facility of a national securities exchange of, any Restricted Jurisdiction;

(ii)	was outside any Restricted Jurisdiction when any Form of Acceptance was delivered or executed;

(iii)	in respect of the ARC Shares in certificated form to which the Form of Acceptance relates, is not an agent or a fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside any Restricted Jurisdiction;

(iv)	if such ARC Shareholder is a citizen, resident or national of a jurisdiction outside the United Kingdom or the United States, he has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in Abigail (UK) or Cowen and Arbuthnot Securities or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance thereof;

(D)	the execution of the Form of Acceptance and its delivery to the Receiving Agent constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting ARC Shareholder not having validly withdrawn his acceptance, the irrevocable and separate appointment of each of Abigail (UK), Cowen and Arbuthnot Securities and their respective directors, or any person authorised by them, as such ARC Shareholder’s attorney and/or agent (the “attorney”), and an irrevocable instruction and authorisation to the attorney to:

(i)	complete and execute all or any form(s) of transfer and/or renunciation and/or other document(s) at the discretion of the attorney, in connection with the Offer, in relation to the ARC Shares in certificated form in respect of which the Offer has been accepted or deemed to have been accepted in favour of Abigail (UK) or such other person or persons as Abigail (UK) or its agents may direct;

(ii)	deliver such form(s) of transfer and/or renunciation and/or other document(s) at the discretion of the attorney with the share certificate(s) and/or other document(s) of title relating to such ARC Shares for registration within six months of the Offer becoming unconditional in all respects; and

(iii)	execute all such other documents and do all such other acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer pursuant to the Form of Acceptance and to vest in Abigail (UK) or its nominee(s) the ARC Shares in certificated form as aforesaid;

(E)	in relation to ARC Shares in certificated form, the execution of a Form of Acceptance and its delivery to the Receiving Agent constitutes, subject to the Offer becoming unconditional in all respects and to the accepting ARC Shareholder not having validly withdrawn his acceptance, separate irrevocable authorities and requests:

(i)	to ARC or its agents to procure the registration of the transfer of those ARC Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Abigail (UK) or as it may direct; and

(ii)	to Abigail (UK) or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of the cheque for the cash consideration to which an accepting ARC Shareholder is entitled at the risk of such ARC Shareholder to the person whose name and address (outside the Restricted Jurisdictions) is set out in Box 4 of the Form of Acceptance, or if none is set out, to the first-named holder at his registered address (outside the Restricted Jurisdictions);

(F)	the execution of a Form of Acceptance and its delivery to the Receiving Agent constitutes the irrevocable appointment of Abigail (UK), Cowen and Arbuthnot Securities and the Receiving Agent and their respective directors and agents as the relevant ARC Shareholder’s attorney and/or agent within the terms of paragraph 4 of Section B of this Part III;

(G)	subject to the Offer becoming unconditional in all respects (or if the Offer would become unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel otherwise gives its consent) and pending registration:

(i)	Abigail (UK) and/or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of ARC) attaching to any ARC Shares in certificated form in respect of which the Offer has been accepted or is deemed to have been accepted and in respect of which such acceptance has not been validly withdrawn; and

(ii)	the execution of a Form of Acceptance constitutes, with regard to the ARC Shares in certificated form comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(a)	an authority to ARC and/or its agents from such ARC Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a member of ARC or holder of ARC Shares in respect of such ARC Shares (including any share certificate(s) or other document(s) of title issued as a result of conversion of such ARC Shares into certificated form) to Abigail (UK) at its registered office;

(b)	the irrevocable appointment of Abigail (UK) or any of its directors or agents to sign on such ARC Shareholder’s behalf such documents and do such things as may in the opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to such ARC Shares (including, without limitation, an authority to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to execute a form of proxy in respect of such ARC Shares and/or, where appropriate, any appointment pursuant to section 323 of the 2006 Act, appointing any person nominated by Abigail (UK) to attend general and separate class meetings of ARC and to exercise or refrain from exercising the votes attaching to such ARC Shares on such ARC Shareholder’s behalf), such votes (where relevant) to be cast so far as possible to satisfy any outstanding conditions on the Offer; and

(c)	the agreement of such ARC Shareholder not to exercise any such rights without the consent of Abigail (UK) and the irrevocable undertaking of such ARC Shareholder not to appoint a proxy representative for or to attend any such meetings;

(H)	he will deliver, or procure the delivery of, to the Receiving Agent at the address and in the manner referred to in paragraph 3(B) of Section B of this Part III, his share certificate(s) and/or other document(s) of title in respect of the ARC Shares in certificated form in respect of which the Offer has been accepted and in respect of which such acceptance has not been validly withdrawn, or an indemnity acceptable to Abigail (UK) in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

(I)	he agrees to ratify each and every act or thing which may be done or effected by Abigail (UK), Cowen, Arbuthnot Securities or the Receiving Agent or any of their respective directors or agents or ARC or its agents, as the case may be, in the proper exercise of any of its or his powers and/or authorities conferred by or referred to in Section B of this Part III or in this Section C and to indemnify each such person against any losses arising therefrom;

(J)	he shall do all such acts and things as shall be necessary or expedient to vest in Abigail (UK) or its nominee(s) the aforesaid ARC Shares in certificated form;

(K)	if any provision of Section B of this Part III or this Section C shall be unenforceable or invalid or shall not operate so as to afford Abigail (UK), Cowen and Arbuthnot Securities and/or the Receiving Agent and/or any of their respective directors or agents the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required or desirable to enable Abigail (UK), Cowen and Arbuthnot Securities and/or the Receiving Agent and/or any of their respective directors or agents to secure the full benefits of Section B of this Part III and this Section C;

(L)	in consideration of Abigail (UK) agreeing to make any revised offer available to him as referred to in paragraph 4 of Section B of this Part III, the deemed acceptances, elections and authorities referred to in such paragraph 4 shall, subject to the right of withdrawal set out in paragraph 3 of Section B of this Part III, be irrevocable;

(M)	the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be construed accordingly;

(N)	he is the sole legal and beneficial owner of the ARC Shares in certificated form in respect of which the Offer is accepted or deemed to be accepted or he is the legal owner of such ARC Shares and he has the necessary capacity and authority to execute the Form of Acceptance;

(O)	the execution of a Form of Acceptance constitutes his agreement to the terms of paragraph 6(D) of Section B of this Part III; and

(P)	the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England and that nothing shall limit the right of Abigail (UK), Cowen, Arbuthnot Securities and/or the Receiving Agent to bring any action, suit or proceedings arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction. References in this Section C to an ARC Shareholder shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Section C shall apply to them jointly and to each of them. In certain circumstances, Abigail (UK) may extend the Offer Period and take such further action as required by the Code or other applicable laws.

Section D: Electronic Acceptances

Each ARC Shareholder by whom, or on whose behalf, an Electronic Acceptance is made irrevocably undertakes, represents, warrants and agrees to and with Abigail (UK), Cowen, Arbuthnot Securities and the Receiving Agent (so as to bind him, his personal representatives, heirs, successors and assigns) that:

(A)	the Electronic Acceptance shall constitute:

(i)	an acceptance of the Offer in respect of the number of ARC Shares in uncertificated form to which a TTE instruction relates; and

(ii)	an undertaking to execute any further documents and give any further assurances which may be required to enable Abigail (UK) to obtain the full benefits of the terms of this Section D and/or to perfect any authorities expressed to be given hereunder, in each case on and subject to the terms and conditions set out or referred to in this document and, subject only to the rights of withdrawal set out in paragraph 3 of Section B of this Part III, each such acceptance and undertaking shall be irrevocable;

(B)	the ARC Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted are sold fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing as at 18 August 2009 or thereafter attaching thereto, including the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after 18 August 2009. If any dividend or other distribution is declared, paid or made on or after the Announcement Date, Abigail (UK) reserves the right to reduce the price of the Offer by the amount of such dividend or distribution;

(C)	such ARC Shareholder:

(i)	has not received or sent copies or originals of this document, the Form(s) of Acceptance or any related documents in, into or from any Restricted Jurisdiction or any other jurisdiction where such actions may constitute (or result in the Offer constituting) a breach of any legal or regulatory requirements and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means of instrumentality (including, without limitation, facsimile transmission, telex, telephone or e-mail) of interstate or foreign commerce of, or any facility of a national securities exchange of, any Restricted Jurisdiction or such other jurisdiction;

(ii)	was outside the Restricted Jurisdictions at the time of the input and settlement of the relevant TTE instruction(s);

(iii)	in respect of the ARC Shares in uncertificated form to which the Electronic Acceptance relates, is not an agent or a fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside the Restricted Jurisdictions; and

(iv)	if such ARC Shareholder is a citizen, resident or national of a jurisdiction outside the United Kingdom or the United States, he has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in Abigail (UK), Cowen and Arbuthnot Securities or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance thereof;

(D)	the Electronic Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting ARC Shareholder not having validly withdrawn his acceptance, the irrevocable appointment of each of Abigail (UK), Cowen and Arbuthnot Securities and their respective directors as such ARC Shareholder’s attorney and/or agent (the “attorney”) and an irrevocable instruction and authorisation to the attorney to do all such acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer and to vest in Abigail (UK) or its nominee(s) the ARC Shares as aforesaid;

(E)	the Electronic Acceptance constitutes the irrevocable appointment of the Escrow Agent as such ARC Shareholder’s attorney and/or agent and an irrevocable instruction and authority to the Escrow Agent:

(i)	subject to the Offer becoming unconditional in all respects and to the relevant ARC Shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as Abigail (UK) or its agents may direct) by means of CREST all or any of the ARC Shares in uncertificated form to which such Electronic Acceptance relates (but not exceeding the number of ARC Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted); and

(ii)	if the Offer does not become unconditional in all respects, to give instructions to Euroclear, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days after the lapsing of the Offer), to transfer all such ARC Shares to the original available balance of the accepting ARC Shareholder;

(F)	the Electronic Acceptance constitutes, subject to the Offer becoming unconditional in all respects and to an accepting ARC Shareholder not having validly withdrawn his acceptance, irrevocable authorities and requests to Abigail (UK) or its agents to procure the making of a CREST payment obligation in favour of the ARC Shareholder’s payment bank in accordance with the CREST payment arrangements in respect of any consideration to which the ARC Shareholder is entitled, provided that:

(i)	Abigail (UK) may (if, for any reason, it wishes to do so) determine that all or any part of any such consideration shall be paid by cheque despatched by post, and

(ii)	if the ARC Shareholder concerned is a CREST member whose registered address is in any Restricted Jurisdiction, any consideration to which such ARC Shareholder is entitled shall be paid by cheque despatched by post, if such ARC Shareholder has given written notice to the Receiving Agent in either of such cases, at the risk of such ARC Shareholder. All such cheques shall be despatched to the first-named holder at an address outside the Restricted Jurisdictions stipulated by such ARC Shareholder or as otherwise determined by Abigail (UK);

(G)	the Electronic Acceptance constitutes the irrevocable appointment of Abigail (UK), Cowen and Arbuthnot Securities and/or the Receiving Agent and their respective directors and agents as such ARC Shareholder’s attorney and/or agent within the terms of paragraph 4 of Section B of this Part III in respect of the ARC Shares in uncertificated form referred to in paragraph (A) of this Section D;

(H)	subject to the Offer becoming unconditional in all respects (or if the Offer would become unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel otherwise gives its consent) and pending registration:

(i)	Abigail (UK) or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of ARC) attaching to any ARC Shares in uncertificated form in respect of which the Offer has been accepted or is deemed to have been accepted and in respect of which such acceptance has not been validly withdrawn; and

(ii)	the making of an Electronic Acceptance constitutes, with regard to the ARC Shares in uncertificated form comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(a)	an authority to ARC and/or its agents from such ARC Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a member of ARC in respect of such ARC Shares (including any share certificate(s) or other document(s) of title issued as a result of conversion of such ARC Shares into certificated form) to Abigail (UK) at its registered office;

(b)	the irrevocable appointment of Abigail (UK) or any of its directors or agents to sign on such ARC Shareholder’s behalf such documents and do such things as may in the opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to such ARC Shares (including, without limitation, an authority to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to execute a form of proxy in respect of such ARC Shares and/or, where appropriate, any appointment pursuant to section 323 of the 2006 Act, appointing any person nominated by Abigail (UK) to attend general and separate class meetings of ARC and to exercise or refrain from exercising the votes attaching to such ARC Shares on such ARC Shareholder’s behalf), such votes (where relevant) to be cast so far as possible to satisfy any outstanding conditions of the Offer; and

(c)	the agreement of such ARC Shareholder not to exercise any such rights without the consent of Abigail (UK) and the irrevocable undertaking of such ARC Shareholder not to appoint a proxy or representative for or to attend any such meeting;

(I)	if, for any reason, any ARC Shares in respect of which a transfer to an escrow balance has been effected are converted to certificated form, he will (without prejudice to paragraph (H) of this Section D) immediately deliver or procure the immediate delivery of the share certificate(s) and/or other document(s) of title in respect of all such ARC Shares so converted to the Receiving Agent at the address and in the manner referred to in paragraph 3(B) of Section B of this Part III or to Abigail (UK) at its registered office or as Abigail (UK) or its agents may direct and he shall be deemed upon conversion to undertake, represent, warrant and agree in the terms set out in Section C of this Part III in relation to such ARC Shares;

(J)	the creation of a CREST payment obligation in favour of his payment bank in accordance with the CREST payment arrangements referred to in paragraph (F) of this Section D shall, to the extent of the obligation so created, discharge in full any obligation of Abigail (UK) and/or Cowen and Arbuthnot Securities to pay to him the consideration which he is entitled pursuant to the Offer;

(K)	if he accepts the Offer, he will do all such acts and things as shall be necessary or expedient to vest in Abigail (UK) or its nominee(s) or such other persons as it may decide the aforesaid ARC Shares in uncertificated form and all such acts and things as may be necessary or expedient to enable the Receiving Agent to perform its functions as Escrow Agent for the purposes of the Offer;

(L)	he agrees to ratify each and every act or thing which may be done or effected by Abigail (UK), Cowen and Arbuthnot Securities or the Receiving Agent or any of their respective directors or agents or ARC or its agents, as the case may be, in the proper exercise of any of its or his powers and/or authorities conferred by or referred to in Section B of this Part III or in this Section D and to indemnify each such person against any losses arising therefrom;

(M)	by virtue of the Regulations, the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the relevant holder of ARC Shares in the terms of all the powers and authorities expressed to be given by Section B of this Part III, this Section D and (where applicable by virtue of paragraph (I) of this Section D) Section C of this Part III to Abigail (UK), Cowen and Arbuthnot Securities and the Receiving Agent and any of their respective agents;

(N)	if any provision of Section B of this Part III or this Section D shall be unenforceable or invalid or shall not operate so as to afford Abigail (UK), Cowen and Arbuthnot Securities and/or the Receiving Agent or any of their respective directors or agents the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required or desirable to enable Abigail (UK), Cowen and Arbuthnot Securities and/or the Receiving Agent and/or any of their respective directors or agents to secure the full benefits of Section B of this Part III and this Section D;

(O)	in consideration of Abigail (UK) agreeing to make any revised offer available to him as referred to in paragraph 4 of Section B of this Part III, the deemed acceptances, elections and authorities referred to in such paragraph 4 shall, subject to the right of withdrawal set out in paragraph 4 of Section B of this Part III, be irrevocable;

(P)	that he is the sole legal and beneficial owner of the ARC Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted or he is the legal owner of such ARC Shares and he has the necessary capacity and authority to effect an Electronic Acceptance; and

(Q)	the making of an Electronic Acceptance constitutes his agreement to the terms of paragraph 6(D) of Section B of this Part III.

References in this Section D to an ARC Shareholder shall include references to the person or persons making an Electronic Acceptance and, in the event of more than one person executing an Electronic Acceptance, the provisions of this Section D shall apply to them jointly and to each of them.

In certain circumstances, Abigail (UK) may extend the Offer Period and take such further action as required by the Code or other applicable laws.

PART IV

FINANCIAL INFORMATION RELATING TO THE VIRAGE LOGIC GROUP

The following table sets out financial information in respect of the Virage Logic Group as required by Rule 24.2(b) of the Code. References in the first column are to Rule 24.2(b). The specific pages of the documents referred to in the table, are incorporated into this document by reference:

Code Reference	Financial Information to be provided	Reference
24.2(b)(i)	The last 3 financial years for which the information has been published, turnover, net profit or loss before and after taxation, the charge for tax, extraordinary items, minority interests, the amount absorbed by dividends and earnings and dividends per share.

http://investors.viragelogic.com/financials.cfm

Click on the link “Form 10-K 2008 Annual Report”

The consolidated income statement on Page 60 of the report provides the information for the financial years ended 30 September 2006, 2007, and 2008.

24 .2(b)(ii)	Statement of the assets and liabilities shown in the last published audited accounts.

http://investors.viragelogic.com/financials.cfm

Click on the link “Form 10-K 2008 Annual Report”.

The group consolidated balance sheets at Page 59 of the report provides the information for the financial years ended 30 September 2007, and 2008.

PART V

FINANCIAL INFORMATION RELATING TO THE ARC GROUP

The following table sets out financial information in respect of the ARC Group as required by Rule 24.2(e) of the Code. References in the first column are to Rule 24.2(a), as required to be set out in accordance with Rule 24.2(e). The specific pages of the documents referred to in the table, all of which have been filed with the Document Viewing Facility of the FSA (25 North Colonnade, London E1 4 5HS) or announced through a Regulatory Information Service are incorporated into this document by reference:

Code Reference	Financial Information to be provided	Reference
24.2(a)(i)	For the last 3 financial years for which the information has been published, turnover, net profit or loss before and after taxation, the charge for tax, extraordinary items, minority interests.

http://www.arc.com/investor/news.html?year= 2009#reports

Click on the link “ARC International plc Annual Report and Accounts 2008”

The income statement on Page 30 of the report provides the information for the financial year ended 31 December 2008.

http://www.arc.com/investor/news.html?year= 2008#reports

Click on the link “ARC International plc Annual Report and Accounts 2007”

The income statement on Page 33 of the report provides the information for the financial year ended 31 December 2007.

http://www.arc.com/investor/news.html?year= 2007#reports

Click on the link “Annual Report and Accounts 2006”.

The income statement at Page 25 of the report provides the information for the financial year ended 2006.

24.2(a)(i)	For the last 3 financial years for which the information has been published, the amount absorbed by dividends and earnings and dividends per share.

http://www.arc.com/investor/news.html?year= 2009#reports

Click on the link “ARC International plc Annual Report and Accounts 2008”

Paragraph 2 (“Dividend”) on Page 10 and note 13 (“Loss per ordinary share”) on Page 53 of the report provides the dividends information for the financial year ended 31 December 2008.

http://www.arc.com/investor/news.html?year=20 08#reports

Click on the link “ARC International plc Annual Report and Accounts 2007”

Code Reference	Financial Information to be provided	Reference
24.2(a)(i) continued

Paragraph 5 (“Dividend”) on Page 13 and note 11 (“Loss per ordinary share”) on Page 52 of the report provides the dividends information for the financial year ended 31 December 2007.

http://www.arc.com/investor/news.html?year= 2007#reports

Click on the link “Annual Report and Accounts 2006”.

Paragraph 9 (“Dividend”) on Page 9 and note 11 (“Loss per ordinary share”) on Page 38 of the report provides the dividends information for the financial year ended 31 December 2006.

24.2(a)(ii)	Statement of the assets and liabilities shown in the last published audited accounts.

http://www.arc.com/investor/news.html?year= 2009#reports

Click on the link “ARC International plc Annual Report and Accounts 2008”

The consolidated balance sheet appears on Page 31 and provides this information.

24.2(a)(iii)	Cash flow statement provided in the last published audited accounts.	http://www.arc.com/investor/news.html?year= 2009#reports Click on the link “ARC International plc Annual Report and Accounts 2008” The consolidated cash flow statement appears on Page 32.

24.2(a)(v)	Details relating to items referred to in 24.2(a)(i) above in respect of any interim statement or preliminary announcement made since the last published audited accounts.

http://www.arc.com/investor/news.html?year= 2009#reports

Click on the link “ARC International plc Interim Report and Accounts 2009”.

The consolidated income statement at page 6 provides this information.

The paragraph entitled “Dividend” on Page 4 provides the dividends information for the six month ended 30 June 2009

24.2 (a)(vii) and (viii)	Significant accounting policies together with any points from the notes to the accounts which are of major relevance to an appreciation of the figures, including those relating to inflation – adjusted information.

http://www.arc.com/investor/news.html?year= 2009#reports

Click on the link “ARC International plc Annual Report and Accounts 2008”

Pages 33 – 70 provide details of the accounting policies applied to the financial statements for the year ended 31 December 2008

http://www.arc.com/investor/news.html?year= 2008#reports

Click on the link “ARC International plc Annual Report and Accounts 2007”.

Code Reference	Financial Information to be provided	Reference
24.2(a)(vii) and (viii) continued

Pages 36 – 69 provide details of the accounting policies applied to the financial statements for the year ended 31 December 2007.

http://www.arc.com/investor/news.html?year= 2007#reports

Click on the link “Annual Report and Accounts 2006”.

Pages 28 – 54 provide details of the accounting policies applied to the financial statements for the year ended 31 December 2006.

PART VI

INFORMATION RELATING TO ABIGAIL (UK)

Abigail (UK) is a private limited company incorporated under the laws of England and Wales for the purposes of making the Offer.

1.	Directors

The current directors are Alex Shubat and Brian Sereda.

2.	Incorporation and registered office

Abigail (UK) was incorporated in England and Wales on 14 August 2009 with registered number 6990900. The registered office of Abigail (UK) is 21 Tudor Street, London, EC4Y 0DJ.

3.	Share capital

The current authorised share capital of Abigail (UK) is £1,000 comprising 1,000 ordinary shares of £1 each, one of which has been issued to Virage Logic.

4.	Financial information and activities

Abigail (UK) was established for the purposes of making the Offer. Prior to the announcement of the Offer, Abigail (UK) has neither carried on any business nor entered into any obligation other than in connection with the Offer. Abigail (UK) has not paid any dividends and no accounts for Abigail (UK) have been prepared.

5.	Details of financing

The cash consideration payable by Abigail (UK) under the terms of the Offer will be funded using Virage Logic’s existing cash resources which are being made available to Abigail (UK) by Virage Logic.

6.	Memorandum and articles of association

The memorandum of association of Abigail (UK) provides that it has a very broad set of objectives, as set out fully in Clause 3 of the memorandum of association which is available for inspection at the address specified in paragraph 11 of Part VII to this document.

The articles of association of Abigail (UK) (the “Abigail (UK) Articles”) contain provisions inter alia to the following effect:

General meetings

While Abigail (UK) is a single member company the quorum for a general meeting is one; at all other times the quorum is two. Every member is entitled to appoint a proxy. Voting at general meetings is conducted by a show of hands, unless before or on the declaration of the results, a poll is demanded.

If and for so long as Abigail (UK) has only one member, any decision (except for resolutions pursuant to section 168 and section 510 of the 2006 Act) made by that member which is required to be taken in a general meeting or by written resolution shall be as valid and effectual as if agreed by Abigail (UK) in a general meeting.

Transfer of shares

There are pre-emption rights under which a member who wishes to sell his shares must give notice to the directors of his intention to sell and then his shares will be offered to the other members. If not all of the shares offered are taken up by other members the directors may nominate a person or persons, including (subject to statute) Abigail (UK) to whom the shares should be allocated. If not all of the shares offered are taken up the selling shareholder he may revoke his notice to the directors. Alternatively, the selling shareholder may, during the three months following the expiry of 56 days from the date that the shares were offered to the other members, transfer the remaining shares to any person but at a price not less than the price offered to the other members.

When a transfer of shares is lodged with Abigail (UK) the directors may register the transfer or give the transferee notice of refusal to register the transfer, together with the reason for refusal.

Dividends/Distributions

Abigail (UK) may, by ordinary resolution, declare dividends in accordance with the respective rights of the members. No such dividend shall exceed the amount recommended by the directors. The directors may also from time to time declare such interim dividends as appear to be justified by the profits of Abigail (UK)

Directors

The minimum number of directors is one and there is no maximum number. Abigail (UK) may appoint any person who is willing to act as director by ordinary resolution at a general meeting. The directors themselves may appoint a person who is willing to act as a director, either to fill a vacancy or as an additional director. A director does not need to hold any shares.

The directors (or the sole director if there is only one) may exercise all the powers of Abigail (UK) and may regulate their proceedings as they think fit.

7.	Material contracts

As detailed in paragraph 6.1 of Part VII to this document, Abigail (UK) has not entered into any material contracts in the two years prior to the commencement of the Offer Period.

8.	Material change

Save as described in this document, there has been no material change in the financial or trading position of Abigail (UK) since its date of incorporation.

PART VII

ADDITIONAL INFORMATION

1.	Responsibility

1.1	The Abigail (UK) Directors (whose names are set out in paragraph 2.1 of this Part VII) accept responsibility for all the information in this document other than that relating to ARC, the ARC Directors and members of their immediate families and related trusts (for which the ARC Directors alone accept responsibility). To the best of the knowledge and belief of the Abigail (UK) Directors (having taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2	The Virage Logic Directors (whose names are set out in paragraph 2.2 of this Part VII) accept responsibility for all the information contained in this document, other than:

(i)	the information relating to Abigail (UK), the Abigail (UK) Directors and members of their immediate families and related trusts (for which the Abigail (UK) Directors alone accept responsibility); and

(ii)	the information relating to ARC, the ARC Directors and members of their immediate families and related trusts (for which the ARC Directors alone accept responsibility).

To the best of the knowledge and belief of the Virage Logic Directors (having taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.3	The ARC Directors (whose names are set out in paragraph 2.3 of this Part VII) accept responsibility for the information contained in this document relating to ARC (except for statements of belief and opinion about ARC and statements about the Enlarged Group, in either case made by the Abigail (UK) Directors and the Virage Logic Directors contained in Part II to this document), themselves and members of their immediate families and related trusts. To the best of the knowledge and belief of the ARC Directors (having taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors

2.1	The Abigail (UK) Directors and their functions are set out below:

Alex Shubat, Ph.D. (Director)

Brian Sereda (Director)

The business address of each of the Abigail (UK) Directors is 21 Tudor Street, London EC4Y 0DJ, which is also the registered office and principal place of business of Abigail (UK).

2.2	The Virage Logic Directors and their functions are set out below:

J Daniel McCranie (Executive Chairman)

Michael L. Hackworth (Director)

Alex Shubat, Ph.D. (President and Chief Executive Officer)

Cathal Phelan (Director)

Robert Smith (Director)

The business address of each of the Virage Logic Directors is 47100 Bayside Parkway Fremont, CA 94538, United States, which is also the business address of Virage Logic.

2.3	The ARC Directors and their functions are set out below:

Richard Barfield (Chairman)

Dr Geoff Bristow (Chief Executive)

Charles Rendell (Chief Financial Officer)

Steven Gunders (Senior Independent Director)

The business address of each of the ARC Directors is Verulam Point, Station Way, St Albans, AL1 5HE, England, which is also the registered office and principal place of business of ARC in the UK.

3.	Market Quotations

The following table shows the closing middle market quotations for ARC Shares as derived from the Daily Official List of the London Stock Exchange on 28 July 2009 (the last Business Day before the commencement of the Offer Period), on the first Business Day of each month from March to August, and on the Relevant Date:

Date	Middle Market Price ARC Shares
2 March 2009	10.25p
1 April 2009	9.0p
1 May 2009	9.5p
1 June 2009	11.25p
1 July 2009	12.0p
28 July 2009	11.75p
3 August 2009	16.0p
20 August 2009	16.0p

4.	Disclosure of Interests and Dealings

4.1	Definitions and references

For the purposes of this paragraph 4:

(A)	“acting in concert” means any such person acting or deemed to be acting in concert as such expression is defined in the Code;

(B)	“arrangement” includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing but excludes irrevocable commitments or letters of intent;

(C)	“associate” of a company has the meaning ascribed in the Code and includes (without limitation):

(1)	the parent company (if any), the subsidiaries, fellow subsidiaries and associated companies of Virage Logic, Abigail (UK) or ARC, as the case may be, and companies of which any such subsidiaries or associated companies are associated companies;

(2)	connected advisers and persons controlling, controlled by or under the same control as such connected advisers;

(3)	the directors of Virage Logic, Abigail (UK) or ARC, as the case may be, and the directors of any company covered in paragraph 4.1(C)(1) of this Part VII (together in each case with their close relatives and related trusts);

(4)	the pension funds of Virage Logic, Abigail (UK) or ARC, as the case may be, or any company covered in paragraph 4.1(C)(1) of this Part VII;

(5)	an employee benefit trust of Virage Logic, Abigail (UK) or ARC, as the case may be, or any company covered in paragraph 4.1(C)(1) of this Part VII; and

(6)	a company having a material trading arrangement with Virage Logic, Abigail (UK) or ARC;

(D)	“connected advisers” normally includes only the following (and will not normally include a corporate broker which is unable to act in connection with the Offer because of a conflict of interest):

(1)	in relation to Virage Logic, Abigail (UK) or ARC, as the case may be, an organisation which is advising that party in relation to the Offer and a corporate broker to that party;

(2)	in relation to a person who is acting in concert with Virage Logic, Abigail (UK) or ARC or, as the case may be, an organisation which is advising that person either in relation to the Offer, or in relation to the matter which is the reason for that person being a member of the relevant concert party; and

(3)	in relation to a person who is an associate of Virage Logic, Abigail (UK) or ARC, as the case may be, by virtue of paragraph 4.1(C)(1) of this Part VII, an organisation which is advising that person in relation to the Offer;

(E)	“control” means an interest, or interests, in shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give(s) de facto control;

(F)	“dealings” or “dealt” includes the following:

(1)	the acquisition or disposal of securities or the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attached to securities, or of general control of securities;

(2)	the taking, granting acquisition, disposal, entering into, closing out, termination, exercise (by either party) or variation of an option, (including a traded option contract) in respect of any securities;

(3)	subscribing or agreeing to subscribe for securities;

(4)	the exercise or conversion, whether in respect of new or existing securities, of any securities carrying conversion or subscription rights;

(5)	the acquisition of, disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to securities;

(6)	the entry into or termination or variation of the terms of any agreement to purchase or sell securities; and

(7)	any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;

(G)	“derivative” includes any financial product the value of which, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security;

(H)	“disclosure period” means the period commencing on 29 July 2008 (being the date twelve months prior to the commencement of the offer period in relation to the Offer) and ending on the Relevant Date;

(I)	“interested” in securities includes if a person:

(1)	owns them;

(2)	has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;

(3)	by virtue of any agreement to purchase, option or derivative, has the right or option to acquire them or call for their delivery or is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise;

(4)	is a party to any derivative whose value is determined by reference to their price and which results, or may result, in his having a long position in them; or

(5)	has long economic exposure, whether absolute or conditional to changes in the price of those securities (but a person who only has a short position in securities is not treated as interested in those securities);

(J)	“relevant securities” includes:

(1)	shares and any other securities in Virage Logic, Abigail (UK) or ARC, as the case may be, conferring voting rights;

(2)	equity share capital of Virage Logic, Abigail (UK) or ARC, as the case may be; and

(3)	any securities convertible into, or rights to subscribe for, the securities of Virage Logic, Abigail (UK) or ARC, as the case may be, described in paragraphs 4.1(J)(1) and (2) of this Part VII; and

(K)	“short position” means any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative.

4.2	Interests in ARC Shares

(A)	As at the Relevant Date the ARC Directors (i) were interested in or (ii) had a right to subscribe for the following relevant securities of ARC:

(1)	Shares held

Name	No. of ARC Shares
Richard Barfield	10,000
Steven Gunders	10,000
Charles Rendell	2,500

(2)	Options and awards under the ARC Share Option Schemes

Name	Relevant ARC Share Schemes (see key below)	Grant date	Outstanding options at 30 June 2009	Exercise price (pence)	Date from which exercisable	Date of expiry
Charles Rendell	2	24 Sep 1999	175,000	23.36	24 Sep 2000	24 Sep 2009
Charles Rendell	3	13 Nov 2002	100,000	27.70	13 Nov 2003	13 Nov2012
Charles Rendell	3	26 Aug 2004	20,833	25.25	26 Aug 2005	26 Aug 2014
Charles Rendell	1	16 Feb 2006	30,000	26.00	16 Feb 2009	16 Feb 2016
Charles Rendell	3	3 Apr 2007	220,000	46.00	3 Apr 2008	3 Apr 2017
Charles Rendell	1	29 Sep 2008	50,000	19.50	29 Sep 2011	29 Sep 2018

Key	for ARC Share Option Schemes:

1	ARC International plc UK 2000 Executive Share Option Plan: Approved Plan

2	ARC International plc 1999 Executive Share Option Scheme

3	ARC International plc 2000 Executive Share Option Plan: Unapproved Plan

(B)	As at the Relevant Date, the employee benefit trust of ARC (i) was interested in or (ii) had a right to subscribe for the following relevant securities of ARC:

Name	No. of ARC Shares
Halifax EES Trustees International Limited as trustee of the ARC International plc Employee Benefit Trust	7,641,799

(C)	As at the Relevant Date, the following connected adviser (other than an exempt principal trader or an exempt fund manager) (i) was interested in or (ii) had a right to subscribe for the following relevant securities of ARC:

Name	No. of ARC Shares
Jefferies International Limited	105,934

4.3	General

(A)	Save as disclosed above, as at the Relevant Date neither Virage Logic, Abigail (UK), nor any of the Virage Logic Directors or Abigail (UK) Directors, nor (so far as the Virage Logic Directors and Abigail (UK) Directors are aware having made due and careful enquiry) any person acting or deemed to be acting, in concert with Virage Logic or Abigail (UK), nor any person who is a party to an arrangement of a kind referred to in Note 6 on Rule 8 of the Code relating to relevant securities with Virage Logic or Abigail (UK) or any person acting, or presumed to be acting, in concert with Virage Logic or Abigail (UK):

(1)	had an interest in, or a right to subscribe for, relevant securities of ARC;

(2)	engaged in any dealing in relevant securities of ARC during the disclosure period; or

(3)	had any short position in, was party to any agreement to sell, or subject to any delivery obligation in respect of, or had the right to require another person to purchase or take delivery of, relevant securities of ARC.

(B)	Save as disclosed above, as at the Relevant Date, neither ARC nor any of the ARC Directors:

(1)	had an interest in or a right to subscribe for any relevant securities of Virage Logic, Abigail (UK) or ARC;

(2)	engaged in any dealing in relevant securities of Virage Logic, Abigail (UK) or ARC during the Offer Period; or

(3)	had any short position in, was party to any agreement to sell, or subject to any delivery obligation in respect of, or had the right to require another person to purchase or take delivery of, relevant securities of Virage Logic, Abigail (UK) or ARC.

(C)	Save as disclosed in this document, as at the Relevant Date, so far as the ARC Directors are aware having made due and careful enquiry, no associate (by virtue of paragraph 4.1(C)(1) of this Part VII) of ARC, nor any pension fund or employee benefit trust of ARC or of any company which is an associate (by virtue of paragraph 4.1(C)(1) of this Part VII) of ARC, nor any connected advisers to ARC, to associates (by virtue of paragraph 4.1(C)(1) of this Part VII) of ARC and to persons acting or deemed to be acting in concert with ARC, and any person controlling (that is, holding 30 per cent. or more of the voting rights), controlled by or under the same control as any such connected adviser (other than an exempt principal trader or an exempt fund manager), nor any person with whom ARC or any associate (by virtue of paragraphs 4.1(C)(1) to (4) of this Part VII) of ARC had arrangements of the kind referred to in Note 6 on Rule 8 of the Code:

(1)	had an interest in or a right to subscribe for relevant securities of ARC;

(2)	engaged in any dealing in relevant securities of ARC during the Offer Period; or

(3)	had any short position in, was party to any agreement to sell, or subject to any delivery obligation in respect of, or had the right to require another person to purchase or take delivery of, relevant securities of ARC.

(D)	Save as disclosed above, as at the Relevant Date there are no arrangements of the kind referred to in Note 6 to Rule 8 of the City Code which exist between Virage Logic, Abigail (UK) or any person acting, or presumed to be acting, in concert with Virage Logic, Abigail (UK) and any other person nor between ARC or any associate (by virtue of paragraphs 4.1(C)(1) to (4) of this Part VII) of ARC and any other person.

(E)	Save as disclosed above, as at the Relevant Date, neither ARC nor any person acting in concert with ARC had borrowed or lent any relevant securities of ARC (save for any borrowed relevant securities of ARC which had been either on-lent or sold).

(F)	Save as disclosed above, as at the Relevant Date, neither Virage Logic, Abigail (UK) nor any person acting in concert with Virage Logic or Abigail (UK) had borrowed or lent any relevant securities of ARC (save for any borrowed relevant securities of ARC which had been either on-lent or sold).

5.	Service contracts of the ARC Directors

5.1 Executive directors

The details of the service contracts of ARC’s executive directors are as follows:

Name	Date of contract	Expiry terms	Base annual salary
Dr Geoff Bristow	5 May 2009	Until 30 June 2010, neither party may terminate the contract otherwise than for cause. Thereafter, either party may terminate the contract without cause upon 30 days’ written notice.	US$	400,000

Charles Rendell	15 November 1999, amended by letters dated 27 December 2006, 13 April 2008 and 14 July 2009	ARC may terminate the contract upon six months’ written notice. Charles Rendell may terminate the contract upon three months’ written notice.		£140,000

(A)	Salary review There is no express provision to review Geoff Bristow’s salary.

Charles Rendell’s salary will be reviewed annually and may be increased depending on a number of factors including his performance and the performance of ARC at the time.

(B)	Bonuses Geoff Bristow is eligible to receive the following bonuses:

(1)	a cash bonus for the second half of 2009 based on targets to be determined by the Board of ARC prior to 31 August 2009 for each of (i) earnings before interest and tax, (ii) revenue and (iii) closing cash balance (the “Performance Criteria”). Bonus payments will be made on the following basis:

(a)	US$75,000 for each of the Performance Criteria in which he performs at 150 per cent. of target or better;

(b)	US$50,000 for each of the Performance Criteria in which he performs to target;

(c)	a pro-rated bonus payment of up to US$50,000 for each of the Performance Criteria in which he performs between 95 per cent. and 100 per cent. of target; and

(d)	a pro-rated bonus payment of between US$50,000 and US$75,000 for each of the Performance Criteria in which he performs between 100 per cent. and 150 per cent. of target;

(2)	from 2010, an annual performance incentive contingent upon his satisfying annual performance criteria, as determined by the Board of ARC. After 30 June 2010, in order to achieve such annual bonus, he must be employed by ARC IP on the last day of the calendar year to which the bonus is applicable, in addition to satisfying the annual performance criteria;

(3)	a “one-time performance bonus” based on ARC’s total shareholder return (calculated by reference to the average share price of ARC over (i) the three-month period immediately preceding the effective date of the service contract and (ii) the three-month period following the announcement of ARC’s financial results for the first half of 2010) as compared to the group of companies comprised within the FTSE Technology Hardware and Equipment sector with a market capitalization of no less than £20,000,000 as at the effective date of the service contract (the “Peer Group”). Depending on ARC’s total shareholder return relative to that of the other members of the Peer Group, he is eligible to be awarded a bonus of up to a maximum of 2,750,000 ARC Shares (“Bonus Shares”) and US$400,000; and

(4)	unless either party terminates the service contract on or before 30 June 2010, he will be eligible to participate annually in a long-term incentive plan commencing after the announcement of ARC’s financial results relating to the first half of 2010.

On 18 August 2009, ARC and Geoff Bristow agreed that instead of any Bonus Shares which he may otherwise become entitled to have issued to him, he would be entitled to receive an amount of cash equal to the Offer Price multiplied by 2,750,000. This agreement to cash settle the Bonus Shares does not vary the timing of such payment and is conditional upon the Offer becoming or being declared wholly unconditional.

Charles Rendell has an annual target bonus of £42,000 (30% of base salary) and is eligible to earn bonus payments according to the terms of the 2008 U.S. Executive Bonus Plan.

(C)	Compensation payable upon early termination

Upon termination of Geoff Bristow’s service contract, he will be paid all salary and any accrued, unused vacation benefits to the effective date of termination. If the service contract is terminated for cause, he will be disqualified from any unvested or unearned bonus and entitled to no other form of compensation. If the service contract is terminated without cause, he will be eligible to receive severance pay equal to six months base salary (such entitlement ceasing if he obtains comparable employment prior to expiration of the six-month period following termination).

In the event of a termination resulting from a change of control of ARC, Geoff Bristow will be entitled to receive any bonus amounts that have not already been paid on the following basis:

(1)	the 2009 bonus or annual bonus calculated on a pro-rata basis taking into consideration the length of the performance period (up to the change of control) and as if the performance at target had been met; and

(2)	if the change of control occurs before the end of the three-month period following the announcement of ARC’s financial results for the first half of 2010, a one-time performance bonus of 2,750,000 ARC Shares and US$400,000.

As a result of the agreement referred to in paragraph 5.1(B) above, any entitlement to ARC Shares will be settled for cash on the terms described in that paragraph.

There is no provision for compensation to be paid to Charles Rendell on termination of his service contract.

(D)	Payment in lieu of notice

There is no provision for ARC to make a payment in lieu of notice on termination of Geoff Bristow’s service contract.

ARC has the right to pay salary in lieu of notice on termination of Charles Rendell’s service contract.

(E)	Other benefits

In addition to the above terms, the following benefits are also granted to Geoff Bristow under the terms of his service contract:

(1)	tax advisory services and reimbursement of any penalties (should they arise despite his having properly followed such advice);

(2)	a “tax gross up” for certain amounts; and

(3)	participation in ARC’s US group health plans, group life insurance and 401(k) plan.

In addition to the above terms, the following benefits are also granted to Charles Rendell under the terms of his service contract:

(1)	a car allowance;

(2)	income protection insurance;

(3)	matched pension contributions to the group personal pension scheme up to a maximum of five per cent. of his salary; and

(4)	life insurance of up to four times his annual salary and private health insurance for him and his family.

(F)	Reappointment

Geoff Bristow was initially appointed as senior non-executive director of ARC on 3 September 2003 on the terms of a letter of appointment, as amended with effect from 1 March 2008 at a meeting of the Remuneration Committee on 17 March 2008. All of the terms of his employment were amended by his current service contract.

5.2	Non-executive directors

The details of the non-executive directors’ letters of appointment are as follows:

Name	Date of current letter of appointment	Appointment commenced	Term of appointment	Base annual salary
Steven Gun ders	21 June 2007	21 June 2007	Until the conclusion of the annual general meeting of ARC to be held in 2010 (unless appointed or reelected as a director thereafter), subject to reelection on retirement by rotation. The appointment may be terminated by Steven Gunders at any time on written notice.	£30,000

Richard Barfield	2 September 2003	3 September 2003	Ongoing, subject to reelection on retirement by rotation. The appointment may be terminated by Richard Barfield at any time on written notice.	£80,000

(A)	Reappointment

Richard Barfield was initially appointed as a non-executive director on 3 September 2003 on a salary of £25,000 less applicable deductions payable monthly in arrears. He is to be paid an additional fee of £250 per hour to a maximum of £2,000 in any day to compensate him for additional time where he is required for ARC business outside of standard monthly board meetings. Any hourly charges over ten hours in any month require the advance approval of ARC’s CEO. In April 2007, he was appointed Chairman of the company and his salary was increased to £80,000. No other terms of his appointment changed.

(B)	Appointment and remuneration review

The non-executive directors’ remuneration is to be reviewed upwards only from time to time by the Board of ARC.

Each non-executive director’s appointment is to be reviewed at any annual general meeting at which, pursuant to ARC’s articles of association, such director is required to retire by rotation. Such re-election will take place at regular intervals of not less than every three years.

(C)	Compensation payable upon early termination

Non-executive directors will not be entitled to payment of damages or compensation on the termination of their appointment or any failure by ARC’s shareholders to elect or re-elect them as directors.

5.3	Save as disclosed above, there are no service contracts between any director or proposed director of ARC or any of its subsidiaries and no such contract has been entered into or amended within the six months preceding the date of this document.

6.	Material Contracts

6.1	Save as disclosed in this document, Abigail (UK) has not entered into any material contracts (not being contracts entered into during the ordinary course of business) in the period commencing 29 July 2007 (being the two years immediately preceding the date of commencement of the Offer Period) and ending on the Relevant Date.

6.2	Details of the material contracts (not being contracts entered into during the ordinary course of business) which have been entered into by any member of the ARC Group in the period commencing 29 July 2007 (being the two years immediately preceding the date of commencement of the Offer Period) and ending on the Relevant Date are as follows:

(A)	Inducement Fee Agreement

On 14 August 2009, ARC and Virage Logic entered into the Inducement Fee Agreement, pursuant to which, in certain circumstances, ARC would pay Virage Logic or Abigail (UK) an inducement fee of one per cent. of the value of the fully diluted share capital of ARC calculated by reference to the Offer Price. The inducement fee will be payable if:

(1)	the ARC Directors withdraw or adversely qualify or modify their recommendation of the Offer; or

(2)	a Competing Offer (which for these purposes includes a potential Competing Offer) is announced prior to the Offer lapsing or being withdrawn, and such Competing Offer becomes or is declared unconditional in all respects; or

(3)	if there is an announcement in relation to a Competing Offer (which for these purposes includes a potential Competing Offer) and the ARC Directors fail, within 72 hours of being requested by Virage Logic or Abigail (UK), publicly to repeat or reconfirm their unanimous recommendation of the Offer provided that, without prejudice to the paragraph of the Non-Solicitation Agreement summarised at paragraph 6.2(B)(4) of this Part VII, Virage Logic or Abigail (UK) shall only be entitled to request that ARC Directors repeat or reconfirm their recommendation of the Offer following the end of the 72-hour period, if applicable, referred to in the paragraph of the Non-Solicitation Agreement summarised in paragraph 6.2(B)(3) of this Part VII; or

(4)	ARC undertakes (whether with or without the consent of its shareholders) or ARC or any third party announces any action for which shareholders’ consent is stated as required under Rule 21.1(a) to (b) (inclusive) of the City Code provided that, in the case of any such action referred to in an announcement made by a third party without the consent of ARC, such action subsequently completes or otherwise becomes unconditional, and, in any such case, the Offer is not made, is withdrawn, fails to become wholly unconditional, or otherwise lapses or fails to complete.

The Inducement Fee Agreement also states that ARC will not be obliged to pay any amount to the extent to which the Panel determines it would not be permitted by Rule 21.2 of the Code.

(B)	Non-Solicitation Agreement

ARC entered into the Non-Solicitation Agreement with Virage Logic on 23 July 2009 which was subsequently replaced on 3 August 2009. Under the terms of the Non-Solicitation Agreement:

(1)	ARC may not, until the expiration of its obligations under the Non-Solicitation Agreement (as set out in paragraph 6.2(B)(5) of this Part VII), directly or indirectly, seek, encourage, induce, initiate, invite or solicit negotiations or discussions with any third party with a view to any person making a Competing Proposal;

(2)	ARC is obliged:

(a)	to notify Virage Logic promptly of any approach from a third party relating to a Competing Proposal;

(b)	in respect of such approach, only to provide confidential information relating to ARC to the extent that the third party is entitled to it pursuant to Rule 20.2 of the Code and only where ARC has first agreed binding obligations of confidentiality with such third parties; and

(c)	to provide Virage Logic with any information that ARC provides to any other third party which has not already been provided to Virage Logic;

(3)	if a Competing Proposal is received by ARC which the ARC Directors determine (acting reasonably and in good faith) that they are intending to recommend, the ARC Directors shall:

(a)	provide Virage Logic with written notice of the Competing Proposal together with certain details of the Competing Proposal;

(b)	provide Abigail (UK) with a period of 72 hours to make a Revised Proposal;

(c)	during the period of 72 hours referred to in paragraph 6.2(B)(3)(b) of this Part VII above, not recommend the Competing Proposal; and

(4)	where the Revised Proposal is communicated to ARC within the 72-hour period referred to in paragraph 6.2(B)(3)(b) of this Part VII above, and is:

(a)	at a price per ARC Share which is equal to or greater than that provided under the Competing Proposal; or

(b)	on terms that are (in the reasonable opinion of Jefferies, ARC’s Rule 3 adviser) substantially equal to or better than those contained in the Competing Proposal,

the ARC Directors will not recommend the Competing Proposal to the ARC Shareholders but will provide a unanimous and unqualified recommendation of the Revised Proposal; and

(5)	the obligations of ARC above will lapse on the earliest of:

(a)	the date on which the Offer (or, as the case may be, the Revised Proposal) lapses or is withdrawn;

(b)	the expiry of the 72-hour period referred to in paragraph 6.2(B)(3)(b) of this Part VII above if:

(1)	Abigail (UK) indicates in writing that it is not willing to or it fails to make an announcement of the Revised Proposal in time; and

(2)	within 7 days of that time, the Competing Proposal (the making of which shall not be subject to any pre-conditions) containing the unanimous and unqualified recommendation of the ARC Directors has been announced under Rule 2.5 of the City Code;

(c)	the date on which the Offer (or, as the case may be, the Revised Proposal) becomes or is declared wholly unconditional or otherwise becomes effective; and

(d)	such date as may be agreed in writing by the parties.

(C)	Sonic Focus Merger Agreement

(1)	On 11 February 2008 (“Closing”), ARC entered into a merger agreement (the “Sonic Focus MA”) with (1) ARC IP, (2) SF Acquisition Co., a wholly owned direct subsidiary of ARC IP (the “Merger Sub”), (3) Sonic Focus, and (4) Thomas Paddock and James Barber (the “Founders”), pursuant to which the Merger Sub merged with and into Sonic Focus. Sonic Focus continued as the surviving corporation and became a wholly owned direct subsidiary of ARC IP.

(2)	The consideration paid to the equity shareholders of Sonic Focus (the “Sellers”) for the merger comprised:

(a)	$3,562,442 in cash (the “Cash Consideration”); and

(b)	2,728,915 ARC Shares (the “Consideration Shares”).

(3)	The Sonic Focus MA also provided for ARC IP to repay all of Sonic Focus’s outstanding debt (being $908,414) and to pay various fees, including Sonic Focus’ and the Sellers’ professional fees and escrow fees.

(4)	Of the Cash Consideration, $1,500,000 (the “Escrow Amount”) was deposited in an escrow account at Closing. The Escrow Amount was held in three tranches of $500,000 as security in respect of (a) a post-Closing working capital adjustment and (b) any indemnity claims brought by ARC IP against the Sellers. The balance of each tranche of the Escrow Amount is due to be released to the Sellers as follows: (i) the first tranche on 11 May 2009; (ii) the second tranche on 11 August 2010; and (iii) the third tranche on 11 February 2011 (except in each case to the extent that any indemnity claims are pending at the relevant date).

(5)	1,364,445 Consideration Shares were issued to the Sellers on 11 May 2009 and the remaining 1,364,470 are due to be issued on 11 August 2010, subject to certain forfeiture arrangements in the event of the cessation of employment of any of the Sellers.

(6)	Under the Sonic Focus MA, Sonic Focus and each of the Founders gave various warranties to ARC IP and the Merger Sub. The majority of the warranties survive until 11 August 2010, with certain warranties surviving until 11 February 2011.

(7)	The Sellers indemnified ARC IP, the Merger Sub and their respective subsidiaries and affiliates in respect of losses relating to the Sonic Focus MA, which indemnity is capped at the amount of the Escrow Amount still held in escrow together with the unissued Consideration Shares. Any claim under such indemnity must be brought by 11 August 2010.

(8)	The Sonic Focus MA is governed by the laws of the State of California.

(9)	On 18 August 2009 the parties to the Sonic Focus MA agreed that instead of the 1,364,470 Consideration Shares due to be issued to the Sellers as described in paragraph 6.4(C)(5) of this Part VII, the Sellers would be entitled to receive an amount of cash equal to the consideration per ARC Share being offered in the proposal to effect the change of control of ARC. This agreement to cash settle the balance of the Consideration Shares does not vary the timing or conditionally of such entitlements and is itself conditional upon a change of control of ARC occurring.

(D)	Alarity Merger Agreement

(1)	On 21 September 2007 (“Closing”), ARC IP entered into a merger agreement (the “Alarity MA”) with (1) ARC Sub, Inc., a wholly owned direct subsidiary of ARC IP (the “Merger Sub”), (2) Alarity Corporation (“Alarity”) and (3) Felix Litvinsky and Evgueni Metlitski (the “Founders”), pursuant to which the Merger Sub merged with and into Alarity. Alarity continued as the surviving corporation and became a wholly owned direct subsidiary of ARC IP.

(2)	The consideration paid to the shareholders of Alarity (the “Sellers”) for the merger was $3,799,276 in cash (the “Cash Consideration”). The Alarity MA also provided for ARC IP to repay all of the Alarity group’s outstanding debt (being $122,167) and to pay various fees, including the Alarity group’s professional fees and escrow fees (totalling $216,551 in aggregate).

(3)	Of the Cash Consideration, $1,560,000 (the “Escrow Amount”) was deposited in an escrow account at Closing. The Escrow Amount was held as security in respect of (a) a post-Closing working capital adjustment and (b) any indemnity claims brought by ARC IP against the Sellers. The balance of the Escrow Amount is due to be released to the Sellers as follows: (i) 40 per cent. on 21 September 2009; and (ii) 60 per cent. on 21 September 2010 (except in each case to the extent that any indemnity claims are pending at the relevant date).

(4)	Under the Alarity MA, ARC IP also agreed to pay (in instalments) an aggregate of $1,800,000 to the Founders and certain other named employees of Alarity’s wholly owned Russian subsidiary, subject to certain conditions relating to their continued employment for two years (or two and a half years in the case of the Founders). Of this amount, an aggregate of $478,000 remains to be paid to the Founders and $71,700 to the other named employees. The final instalment is due for payment on 28 February 2010.

(5)	Under the Alarity MA, Alarity gave various warranties to ARC IP and the Merger Sub. The majority of the warranties survive until 21 September 2010, with certain warranties surviving until the expiration of the applicable statute of limitations.

(6)	The Sellers indemnified ARC IP, the Merger Sub and their respective subsidiaries and affiliates in respect of losses relating to the Alarity MA, which indemnity is capped at $3,900,000. Any claim under such indemnity must be brought by 21 September 2010.

(7)	The Alarity MA is governed by the laws of the State of New York.

(E)	Adaptive Chips Joint Venture

(1)	In August 2007, ARC IP entered into a joint venture with GD Microsystems Pvt. Ltd. (“GDM”) and Babu Chilukuri (the “CEO”) to increase engineering development, efficiency, capacity and quality and to accelerate the adoption of ARC multimedia in the microchip industry. The joint venture vehicle, Adaptive Chips, Inc. (“Adaptive Chips”), provides services to ARC IP and ARC IP’s customers, as well as developing its own intellectual property and services and providing custom engineering services to the semi-conductor industry. The terms of the joint venture are contained in a number of related agreements comprising:

(a)	Contribution Agreement

(i)	Pursuant to a contribution agreement dated 10 August 2007 (the “Contribution Agreement”), ARC IP loaned $800,000 in cash to Adaptive Chips (in three instalments of $200,000, $300,000 and $300,000 between 10 August 2007 and 2 May 2008) and agreed to license certain intellectual property rights (the “IP Rights”) to Adaptive Chips.

(ii)	The loan was provided on terms that it could be converted at any time until 10 August 2010 at the option of ARC IP into series A preferred stock representing 19.9 per cent. of the undiluted share capital of Adaptive Chips as at the date of conversion. If any of certain events of default occurs (including material breach by Adaptive Chips of any of the agreements described in this Section), ARC IP may declare the loan immediately due and payable.

(iii)	Due to Adaptive Chips having filed a petition for its dissolution, ARC IP has declared the loan immediately due and payable under the above provisions.

(b)	Stockholders’ agreement

(i)	Pursuant to a stockholders’ agreement dated 10 August 2007, ARC IP was granted the following rights:

(a)	a right of first refusal over any shares in Adaptive Chips proposed to be transferred by any other stockholder;

(b)	the right to appoint one director to the board of Adaptive Chips;

(c)	the right, subject to majority stockholder approval, to purchase at fair market value the whole of Adaptive Chips, or the part thereof comprising employees not in the dedicated team of engineers fully trained under the Build, Operate and Transfer model in ARC processor technology, ARC multimedia technology and ARC software tools (the “BOT Team”); and

(d)	the right at any time prior to 10 August 2010 to hire the entire, or any part of, the BOT Team at pre-determined rates.

(ii)	In the event of a board deadlock on a material matter, any of the parties may propose a price at which it will either sell all of its shares in Adaptive Chips to the other parties or buy all of the shares in Adaptive Chips held by the other parties (at the election of each of the other parties).

(c)	Services Agreement

(i)	On 2 August 2007, ARC IP entered into a services agreement (the “Services Agreement”) with Adaptive Chips pursuant to which Adaptive Chips (through the BOT Team) provides services, including technical assistance and consulting services, to ARC customers. The terms of the Services Agreement also permit Adaptive Chips to create a separate team of engineers to allow Adaptive Chips to develop its own intellectual property.

(ii)	The Services Agreement will terminate with effect from 14 September 2009.

(d)	License Agreement

(i)	ARC IP licensed the IP Rights to Adaptive Chips pursuant to a license agreement dated 2 August 2007 (the “License Agreement”). Under the License Agreement, ARC IP and Adaptive Chips indemnified each other in respect of losses caused by their respective breach or the use of their respective intellectual property. These indemnities survive for three years after termination of the License Agreement. ARC IP’s liability is capped at $2,000,000 and Adaptive Chip’s at $1,500,000.

(ii)	The License Agreement will terminate at the same time as the Services Agreement comes to an end.

It is noted that the board of directors of Adaptive Chips has resolved to liquidate Adaptive Chips.

Each of the agreements described in this paragraph 6.2(E) contains cross-default termination rights, so that a party may terminate all of the agreements in the event of a material breach by another party of any of the agreements.

All of the agreements relating to the joint venture arrangements are governed by the laws of the State of California.

7.	Financing

7.1	The cash consideration payable by Abigail (UK) under the terms of the Offer will be funded using Virage Logic’s existing cash resources, which are being made available to Abigail (UK) by Virage Logic.

7.2	Arbuthnot Securities, as joint financial adviser to Abigail (UK) and Virage Logic, is satisfied that sufficient resources are available to satisfy the cash consideration payable to ARC Shareholders under the Offer in full.

8.	Irrevocable Undertakings

8.1	ARC Directors

The following ARC Directors who have legal or beneficial holdings of ARC Shares have given irrevocable undertakings to accept, or procure the acceptance of, the Offer in respect of their entire beneficial and/or connected holdings totalling, in aggregate, 22,500 ARC Shares, representing approximately 0.015 per cent. of the existing issued share capital of ARC:

Name	Total number of ARC Shares	Percentage of ARC’s issued share capital
Richard Barfield	10,000	0.006
Stephen Gunders	10,000	0.006
Charles Rendell	2,500	0.002

The irrevocable undertakings given by such ARC Directors are binding in all circumstances.

8.2	Other ARC Shareholders

(A)	In addition, Abigail (UK) has received irrevocable undertakings from the following ARC Shareholders to accept, or procure the acceptance of, the Offer in respect of, in aggregate, 86,593,763 ARC Shares, representing approximately 56.072 per cent. of the existing issued share capital of ARC:

Name	Total number of ARC Shares		Percentage of ARC’s issued share capital	Time by which acceptance is required	Circumstances in which the irrevocable falls away
Gartmore	34,993.301	*	22.659	As soon as reasonably practicable after posting of the Offer Document	See paragraph 8.2(C) of this Part VII
Legal & General	19,543,968		12.655	4.30 p.m. on the twentieth day following the posting of the Offer Document	See paragraph 8.2(B) of this Part VII
Herald IML	12,675,000		8.207	4.30 p.m. on the twentieth day following the posting of the Offer Document	See paragraph 8.2(C) of this Part VII
Aviva	8,853,682		5.733	3.00 p.m. on the First Closing Date	See paragraph 8.2(D) of this Part VII
GAM (UK)	6,743,568		4.367	4.30 p.m. on the twentieth day following the posting of the Offer Document	See paragraph 8.2(C) of this Part VII
Trustees of the GAM Exempt Trust	3,784,244		2.450	4.30 p.m. on the twentieth day following the posting of the Offer Document	See paragraph 8.2(C) of this Part VII

(B)	The irrevocable undertaking given by Legal & General shall, at Legal & General’s option, cease to be binding if a firm intention to make an Alternative Offer is announced in accordance with the Rule 2.5 of the City Code which is either a cash offer which represents an improvement of 10 per cent. or more than the value of consideration offered under the Offer or is on terms that are, in the opinion of the financial adviser to ARC, acting reasonably, an improvement of 10 per cent. or more on the value of the consideration offered under the Offer.

(C)	The irrevocable undertakings given by Gartmore, Herald IML, GAM (UK) and the Trustees of the GAM Exempt Trust shall, at the relevant Shareholder’s option, cease to be binding if:

(1)	a firm intention to make an Alternative Offer is announced in accordance with the Rule 2.5 of the City Code which is either a cash offer which represents an improvement of 10 per cent. or more than the value of consideration offered

*	Includes 8,090,803 ARC Shares acquired by Gartmore on 18 August 2009 on closing out CfDs. See paragraph 8.2(E) of this Part VII for a further explanation under the Offer or is on terms that are, in the opinion of the financial adviser to ARC, acting reasonably, an improvement of 10 per cent. or more on the value of the consideration offered under the Offer and is not met with a Revised Offer (or an announcement of a Revised Offer in accordance with Rule 2.5 of the City Code) by Abigail (UK) before the Revised Offer Long Stop Time; and

(2)	in respect of Gartmore, GAM (UK) and the Trustees of the GAM Exempt Trust only, if no Revised Offer is made by Abigail (UK) (or announced in accordance with Rule 2.5 of the City Code) on or before the expiration of the Revised Offer Longstop Time, the relevant Shareholder gives notice in writing to Abigail (UK) within 72 hours of the Revised Offer Longstop Time that it intends to exercise such withdrawal rights.

(D)	The irrevocable undertaking provided by Aviva will cease to be binding if:

(1)	a third party announces a firm intention to make an offer under Rule 2.5 of the City Code for the whole of the issued share capital of ARC under which the amount or value of the consideration offered for each ARC Share is, in Aviva’s reasonable opinion not less than 10 per cent. greater than the value per share offered pursuant to the Offer (for the purposes of this paragraph only “Competing Offer”). Where the Competing Offer involves an issue of securities of a class already admitted to the Official List and traded on the London Stock Exchange, Aviva will have regard to the middle market quotation of the securities at the close of business on the Business Day immediately following the date of the announcement of the last relevant offer, if this announcement is not released by 12.00 noon on 21 August 2009;

(2)	the Offer Document has not been posted with 28 days of the date of this announcement or within such longer period as Abigail (UK) and ARC may, with the consent of the Panel, determine;

(3)	the Offer lapses or is withdrawn without becoming unconditional;

(4)	on the expiry of 14 days from the date on which the Offer becomes unconditional or such longer period, up to a maximum of two months, specified in the Offer Document, over which the Offer remains open for acceptances;

(5)	Aviva is required to withdraw their undertaking by any court or competent regulator; and

(6)	there is a material change in the information relating to the Offer upon which Aviva’s decision to provide the undertaking is based and Aviva deems it so necessary to revoke its undertaking as a result.

(E)	On 17 August 2009, Gartmore undertook, with respect to the CfDs it then held which were referenced to 8,090,803 ARC Shares (representing approximately 5.239 per cent. of the existing issued share capital of ARC), to use its reasonable endeavours to close out the contracts creating the CfDs as soon as reasonably practicable and request delivery of the ARC Shares to which the CfDs were referenced and accept the Offer in respect of such ARC Shares as soon as reasonably practicable following their delivery. Gartmore has subsequently disclosed that on 18 August 2009 it closed out its CfD position and took delivery of the 8,090,803 ARC Shares at 15.88 pence per ARC Share. These ARC Shares have been added to the summary table in paragraph 8.2(A) above.

9.	Other Information

9.1	Save as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Virage Logic, Abigail (UK) or any person acting in concert with Virage Logic or Abigail (UK) for the purposes of the Offer and any of the directors or recent directors, shareholders or recent shareholders of ARC having any connection with or dependence on, or which is conditional on the outcome of, the Offer.

9.2	There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the ARC Shares to be acquired by Abigail (UK) pursuant to the Offer will be transferred to any other person, save that Abigail (UK) reserves the right to transfer any such shares to any member of the Virage Logic Group.

9.3	Arbuthnot Securities has given and not withdrawn its written consent to the issue of this document with the inclusion herein of the references to its name in the form and context in which they appear. Arbuthnot Securities is regulated by the Financial Services Authority.

9.4	Jefferies has given and not withdrawn its written consent to the issue of this document with the inclusion herein of its letter and the references to its name in the form and context in which they appear. Jefferies is regulated by the Financial Services Authority.

9.5	Woodside has given and not withdrawn its written consent to the issue of this document with the inclusion herein of its letter and the references to its name in the form and context in which they appear.

9.6	KPMG has given and not withdrawn its written consent to the issue of this document with the inclusion herein of its report in the form and context in which it is included.

9.7	No proposal exists in connection with the Offer that any payment or other benefit shall be made or given by Virage Logic or Abigail (UK) to any ARC Director as compensation for loss of office or as consideration for, or in connection with, his retirement from office.

9.8	Save for its individual effect on the level of payments which may be payable under bonus arrangements already in place, the total emoluments of the Virage Logic and Abigail (UK) Directors will not be varied as a consequence of the proposed acquisition of ARC or by any other associated transaction.

9.9	Save for matters which have been publicly announced by ARC, ARC is not aware of any material changes in the financial or trading position of ARC since the last published audited accounts of ARC.

9.10	Neither the payment of interest on, nor the repayment of, nor the security for, any liability (contingent or otherwise) of Abigail (UK) will depend to any significant extent on the business of ARC.

9.11	There are no agreements or arrangements to which Abigail (UK) is a party which relate to the circumstances in which it may or may not invoke or seek to invoke a Condition.

10.	Bases and Sources

10.1	Historical share prices are sourced from the daily official list of the London Stock Exchange and represent closing middle market prices for ARC Shares on the relevant date.

10.2	The value of the whole of the existing issued share capital of ARC is based upon the entire issued share capital at the date of this announcement, namely 154,433,499 Ordinary Shares.

10.3	Unless otherwise stated, the financial information concerning Virage Logic has been extracted from the annual report and accounts of Virage Logic for the relevant period or from the announcement of its interim results for the six months ended 30 June 2009.

10.4	Unless otherwise stated, the financial information concerning ARC has been extracted from the annual reports and audited accounts of ARC for the relevant period or from the announcement of its interim results for the six months ended 30 June 2009.

10.5	References to a percentage of ARC Shares are based on the number of ARC Shares in issue as set out at paragraph 10.2 of this Part VII.

10.6	The premium calculation to the price per ARC Share has been calculated by reference to the Closing Price of 11.75 pence per ARC Share on 28 July 2009, being the last Business Day prior to the commencement of the Offer Period.

10.7	The fully diluted share capital of ARC is calculated on the basis of:

(A)	the number of issued ARC Shares, as set out in paragraph 10.2 above; and

(B)	the “in the money” options in respect of 750,000 ARC Shares outstanding under the ARC Share Option Schemes as at 17 August 2009, the latest practicable date prior to the Announcement Date and which will become exercisable to the extent not already exercisable as a consequence of the Offer (assuming full vesting of performance related awards).

11.	Documents available for inspection

Copies of the following documents will be available for inspection at the offices of Macfarlanes at 20 Cursitor Street, London EC4A 1 LT during usual business hours on any weekday (Saturdays and public holidays excepted) while the Offer remains open for acceptance:

11.1	the Memorandum and Articles of Association of each of Abigail (UK) and ARC;

11.2	the audited financial statements of Virage Logic for each of the years ended 30 September 2007 and 30 September 2008;

11.3	the audited published consolidated accounts of ARC for each of the years ended 31 December 2007 and 31 December 2008;

11.4	the written consents referred to in paragraph 9 of this Part VII;

11.5	the service agreements of the ARC Directors referred to in paragraph 5 of this Part VII;

11.6	the material contracts referred to in paragraph 6 of this Part VII;

11.7	the irrevocable undertakings referred to in paragraph 8 of this Part VII; and

11.8	a copy of this document and the Form of Acceptance.

21 August 2009

PART VIII

REPORTS ON PROFIT FORECAST

Section A: Statement regarding profit forecast

Introduction

On 18 August 2009, the Abigail (UK) Directors and the ARC Directors announced that they had reached agreement on the terms of a recommended cash offer to be made by Abigail (UK), a wholly-owned subsidiary of Virage Logic, for the entire issued and to be issued share capital of ARC.

On 30 June 2009, ARC released a trading update for the six months ended 30 June 2009. This trading update contained the following statements (together, the “Profit Forecast”):

•

“Excluding Sonic Focus, one-off rationalisation costs and discontinued operations, the Board now expects that the EBITDA of the Company for the six months ended 31 December 2009 will be at least breakeven.

•

The Sonic Focus business, which remains an early-stage software venture and is separately managed, is expected to make a loss before interest, tax, depreciation and amortisation of approximately £0.6 million ($1 million) for the six months ended 31 December 2009.”

The Profit Forecast constitutes a profit forecast for the purposes of Rule 28 of the City Code. As such, it is a requirement of Rule 28 of the City Code that ARC repeat the Profit Forecast in this document and that it is reported on by KPMG, Jefferies and Woodside in the terms set out in Rule 28 of the City Code.

The Profit Forecast relates to the six months ending 31 December 2009. Your attention is drawn to the announcement issued by ARC on 5 August 2009 containing the unaudited interim results of ARC for the six months ended 30 June 2009.

Basis of preparation

The Profit Forecast has been prepared on the basis of a forecast for the six months ending 31 December 2009.

The ARC Directors confirm that the Profit Forecast has been properly compiled and has been prepared on the basis of the accounting policies with which the ARC Group will comply in the accounts to 31 December 2009 (by applying the accounting policies that were applied in the preparation of the Company’s published consolidated financial statements for the year ended 31 December 2008 except for the impact of the adoption of the Standards and Interpretations described in the Company’s interim results for the six months ended 30 June 2009) and in accordance with EU-endorsed International Financial Reporting Standards, IFRIC interpretations and the Companies Act 2006 applicable to companies reporting under IFRS.

Material assumptions

The Profit Forecast takes into account the following principal assumptions which could have a material effect on the achievement of the Profit Forecast:

(a)	Rates of interest, taxation, inflation and foreign currency exchange will not change significantly during the forecast profit period.

(b)	Any changes in relevant legislation, governmental policy or other regulatory requirements will not materially affect the results of ARC.

(c)	There will be no material adverse change in economic conditions in the markets in which ARC operates.

(d)	There will be no serious industrial disputes or other interruptions in business arising from circumstances outside ARC’s control which would adversely affect ARC, its customers or suppliers.

(e)	There will be no material unprovided costs arising from litigation exposures of which ARC is not yet aware.

(f)	The US dollar: pound exchange rate is 1.64.

(g)	Revenue for the six months ending 31 December 2009 is based on an analysis of market share and trends and from a bottom-up assessment of potential sales customer by customer.

(h)	The revenue forecasts are based on products available to the ARC Group to license at present.

(i)	Operating expenses (excluding depreciation, amortisation and reorganisation costs) for the six months ending 31 December 2009 are expected to be £6.9 million, £3.2 million lower than for the six months ended 30 June 2009. This is mainly due to the re-organisation efforts undertaken in February 2009 and June 2009.

(j)	Contractor costs are expected to be significantly lower in the six months ending 31 December 2009 compared to the six months ended 30 June 2009 due to the planned reduction in IT services and the number of contractors in India at Adaptive Chips, Inc.

(k)	Travel expenses are expected to be lower in the six months ending 31 December 2009 compared to the six months ended 30 June 2009 due to a lower headcount in the six months ending 31 December 2009.

(l)	Office rents and associated costs are to be reduced as part of the restructuring exercise as they are vacated or partitioned and not used.

The assumptions set out in (a) to (f) above are exclusively outside the influence or control of the ARC Directors.

Reports relating to the Profit Forecast

The ARC Directors, who are solely responsible for the Profit Forecast, have received the following letters from KPMG, Jefferies and Woodside relating to the Profit Forecast.

Section B: Letter from KPMG

The Directors

ARC International plc

Verulam Point

Station Way

St Albans

AL1 5HE

The Directors

Jefferies International Limited

Vintners Place

68 Upper Thames Street

London

EC4V 3BJ

Woodside Capital Partners LLC

2471 East Bayshore Road, Suite 512

Palo Alto, CA 94303

United States of America

21 August 2009

Dear Sirs

ARC International plc (“ARC”)

We report on the profit forecasts comprising the forecast of EBITDA excluding Sonic Focus, one-off rationalisation costs and discontinued operations of ARC International plc and its subsidiaries (‘the ARC Group’) and the loss before interest, taxation, depreciation and amortisation of the Sonic Focus business for the six months ending 31 December 2009 (‘the Profit Forecast’). The Profit Forecast, and the material assumptions upon which it is based, are set out in Section A of Part VIII to the recommended offer document dated 21 August 2009. This report is required by Rule 28.3(b) of The City Code on Takeovers and Mergers (‘the City Code’) and is given for the purpose of complying with that rule and for no other purpose. Accordingly, we assume no responsibility in respect of this report to the offeror or to any person connected to, or acting in concert with, the offeror or to any other person who is seeking or may in future seek to acquire control of ARC (‘an Alternative Offeror’) or to any person connected to, or acting in concert with, an Alternative Offeror.

Responsibilities

It is the responsibility of the directors of ARC (‘the ARC Directors’) to prepare the Profit Forecast in accordance with the requirements of the City Code.

It is our responsibility to form an opinion as required by the City Code as to the proper compilation of the Profit Forecast and to report that opinion to you.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Rule 28.4 of the City Code, consenting to its inclusion in the offer document.

Basis of Preparation of the Profit Forecast

The Profit Forecast has been prepared on the basis stated in Section A of Part VIII to the offer document and is based on a forecast for the six months to 31 December 2009. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the ARC Group.

Basis of opinion

We conducted our work in accordance with Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the ARC Group. Whilst the assumptions upon which the Profit Forecast are based are solely the responsibility of the ARC Directors, we considered whether anything came to our attention to indicate that any of the assumptions adopted by the ARC Directors which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed or if any material assumption made by the ARC Directors appears to us to be unrealistic.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated.

Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion the Profit Forecast, so far as the accounting policies and calculations are concerned, has been properly compiled on the basis of the assumptions made by the ARC Directors and the basis of accounting used is consistent with the accounting policies of the ARC Group.

Yours faithfully

KPMG Audit Plc

Section C: Letters from Jefferies and Woodside

The Directors

ARC International plc

Verulam Point

Station Way

St Albans AL1 5HE

21 August 2009

Dear Sirs

We refer to the statements concerning forecast EBITDA (excluding Sonic Focus, one-off rationalisation costs and discontinued operations) of ARC International plc (the “Company”) and the forecast of a loss before interest, tax, depreciation and amortisation for the Sonic Focus business of the Company each in the six months ending 31 December 2009 (together the “Profit Forecast”).

The Profit Forecast, together with the material assumptions upon which it is based, are set out in Part VIII of the recommended offer document for the Company to be issued on 21 August 2009 by Abigail (UK) Limited, a wholly-owned subsidiary of Virage Logic Corporation (the “Offer Document”).

We have discussed the Profit Forecast, together with the basis on which it is prepared, with you and with KPMG Audit Plc (“KPMG”).

We have also considered the letter dated 21 August 2009 addressed to the Company, Jefferies International Limited and Woodside Capital Partners LLP from KPMG regarding the accounting policies and calculations upon which the Profit Forecast is based.

This letter is provided in compliance with Rule 28.3(b) of The City Code on Takeovers and Mergers and may be included in the Offer Document solely for the purposes of that Rule.

On the basis of the foregoing, we consider that the Profit Forecast, for which the directors of the Company are solely responsible, has been made with due care and consideration and after due and careful enquiry by the Company.

Yours faithfully

Jefferies International Limited

The Directors

ARC International plc

Verulam Point

Station Way

St Albans AL1 5HE

21 August 2009

Dear Sirs

We refer to the statements concerning forecast EBITDA (excluding Sonic Focus, one-off rationalisation costs and discontinued operations) of ARC International plc (the “Company”) and the forecast of a loss before interest, tax, depreciation and amortisation for the Sonic Focus business of the Company each in the six months ending 31 December 2009 (together the “Profit Forecast”).

The Profit Forecast, together with the material assumptions upon which it is based, are set out in Part VIII of the recommended offer document for the Company to be issued on 21 August 2009 by Abigail (UK) Limited, a wholly-owned subsidiary of Virage Logic Corporation (the “Offer Document”).

We have discussed the Profit Forecast, together with the basis on which it is prepared, with you and with KPMG Audit Plc (“KPMG”).

We have also considered the letter dated 21 August 2009 addressed to the Company, Jefferies International Limited and Woodside Capital Partners LLP from KPMG regarding the accounting policies and calculations upon which the Profit Forecast is based.

This letter is provided in compliance with Rule 28.3(b) of The City Code on Takeovers and Mergers and may be included in the Offer Document solely for the purposes of that Rule.

On the basis of the foregoing, we consider that the Profit Forecast, for which the directors of the Company are solely responsible, has been made with due care and consideration and after due and careful enquiry by the Company.

Yours faithfully

Woodside Capital Partners, LLC

PART IX

DEFINITIONS

The following definitions apply throughout this document unless the context requires otherwise:

“2006 Act”	the Companies Act 2006, as amended;

“Abigail (UK)”	Abigail (UK) Limited, a private company incorporated under the laws of England with company number 6990900 and a wholly owned subsidiary of Virage Logic;

“Abigail (UK) Directors”	the directors of Abigail (UK) whose names are set out in paragraph 2.1 of Part VII to this document;

“Abigail (UK) Group”	Abigail (UK), its holding companies, subsidiaries and associated undertakings and, where the context permits, each of them;

“Acquisition”	the acquisition or proposed acquisition by Abigail (UK) of ARC Shares pursuant to the Offer, details of which are set out in this Offer Document;

“Alternative Offer”	an offer or proposed offer by someone other than Abigail (UK) or its concert parties or associates (within the meaning of the City Code for the entire issued share capital of ARC (other than any ARC Shares held by the competing offeror), the making of which is not, or has ceased to be, subject to any pre-condition;

“Announcement”	the announcement of the Offer in accordance with Rule 2.5 of the City Code released on the Announcement Date;

“Announcement Date”	18 August 2009;

“Arbuthnot Securities”	Arbuthnot Securities Limited, joint financial adviser to Abigail (UK) and Virage Logic;

“ARC”	ARC International plc, a public company incorporated under the laws of England and Wales with company number 03592130;

“ARC Directors” or “Board of ARC”	the directors of ARC whose names are set out in paragraph 2.3 of Part VII to this document;

“ARC Group” or “Group”	ARC and its subsidiaries and associated undertakings and, where the context permits, each of them;

“ARC IP”	ARC International I.P., a wholly-owned indirect subsidiary of ARC;

“ARC Share Option Schemes”	the ARC International plc 2000 Approved Executive Share Option Plan; the ARC International plc 2000 Unapproved Executive Share Option Plan; the ARC International plc 2000 Incentive Stock Option Sub-Plan; the ARC International plc Performance Share Plan; and the ARC International plc 1999 Executive Share Option Scheme.

“ARC Shareholder” or “Shareholder”	a holder of an ARC Share and “ARC Shareholders” and “Shareholders” shall be construed accordingly;

“ARC Shares”	the existing unconditionally allotted or issued and fully paid (or credited as fully paid) ordinary shares of 0.1 p each in the capital of ARC and any further such shares which are unconditionally allotted or issued and fully paid (or credited as fully paid) on or before the date on which the Offer closes or, subject to the provisions of the City Code, such earlier date or dates as Abigail (UK) may determine, including without limitation any such shares unconditionally allotted or issued upon the exercise of options granted under the ARC Share Option Schemes;

“Australia”	the Commonwealth of Australia, its states, territories and possessions;

“Aviva”	Aviva Investors Global Services Limited;

“Business Day”	a day (other than Saturday or Sunday and UK public bank holidays) on which banks are generally open for business in London;

“Canada”	Canada, its provinces and territories and all areas subject to its jurisdiction and any political sub-divisions thereof;

“Capita Registrars”	a trading name of Capita Registrars Limited;

“certificated” or “in certificated form”	the description of a share or other security which is not in uncertificated form (that is, not held in CREST);

“CfDs”	long contracts for difference;

“Closing Price”	the closing middle market price of an ARC Share as derived from the Daily Official List of the London Stock Exchange;

“Code” or “City Code”	the City Code on Takeovers and Mergers;

“Competing Offer”	an offer, scheme of arrangement, recapitalisation or other transaction or any revisions thereof whether or not subject to any pre-conditions which, if it becomes unconditional, would result in the acquisition of an interest or interests in securities (as defined in the City Code) of ARC by persons other than Abigail (UK) or persons who are associates of or acting in concert (as defined in the City Code) with Abigail (UK), such as to give control (as defined in the City Code) of ARC to that party or in the acquisition of allor substantially all of the assets of ARC or any other transaction or series of the same which would be inconsistent with the implementation of the Offer or the exercise of Abigail (UK)’s rights under Part 28 of the 2006 Act;

“Competing Proposal”	a proposal or offer, howsoever implemented, from any entity other than Virage Logic or Abigail (UK) relating to or in respect of any general offer for ARC Shares or business or all or a material part of the assets of ARC or any member of the ARC Group or any proposal for a merger of the ARC Group with any other entity, for a refinancing or for the subscription by any person other than Virage Logic or Abigail (UK) for any securities of ARC or any member of the ARC Group or for any action which would constitute a frustrating action for the purposes of Rule 21.1 of the City Code;

“Conditions”	the conditions to the implementation of the Offer set out in paragraph 1 of Section A of Part III to this document;

“Cowen”	Cowen and Company, LLC, joint financial adviser to Abigail (UK) and Virage Logic;

“CREST”	the relevant system (as defined in the Regulations) to facilitate the transfer of title to shares in uncertified form in respect of which Euroclear is the operator (as defined in the Regulations);

“CREST Manual”	the manual issued by Euroclear from time to time;

“CREST member”	a person who has been admitted by Euroclear as a system-member (as defined in the Regulations);

“CREST participant”	a person who is, in relation to CREST, a system-participant (as defined in the Regulations);

“CREST sponsor”	a CREST participant admitted to CREST as a sponsor;

“CREST sponsored member”	CREST member admitted to CREST as a sponsored member under the sponsorship of a CREST sponsor;

“Electronic Acceptance”	in relation to the Offer, the inputting and settling of a TTE instruction which constitutes or is deemed to constitute an acceptance of the Offer on the terms set out in this document;

“Enlarged Group”	the Virage Logic Group as enlarged by the Acquisition;

“Escrow Agent”	Capita Registrars, as escrow agent for the purposes of the Offer (as defined in the CREST manual issued by CREST);

“Euroclear”	Euroclear UK & Ireland Limited;

“Exchange Act”	US Securities Exchange Act 1934, as amended;

“First Closing Date”	11 September 2009, being the date which is 21 days after the posting of this Document;

“Form of Acceptance”	the form of acceptance and authority for use in connection with the Offer which accompanies this document and “Forms of Acceptance” shall be construed accordingly;

“FSA”	Financial Services Authority;

“GAM (UK)”	GAM (UK) Limited;

“Gartmore”	Gartmore Investment Management plc;

“Herald IML”	Herald Investment Management Limited;

“holder”	a registered holder and includes any person entitled by transmission;

“Inducement Fee Agreement”	the inducement fee agreement summarised in paragraph 6.2 of Part VII to this document;

“Japan”	Japan, its cities, prefectures, territories and possessions;

“Jefferies”	Jefferies International Limited, joint financial adviser and corporate broker to ARC;

“KPMG”	KPMG Audit Plc

“Legal & General”	Legal & General Investment Management Limited;

“London Stock Exchange”	London Stock Exchange plc;

“member account ID”	the identification code or number attached to any member account in CREST;

“Non-Solicitation Agreement”	the exclusivity and non-solicitation agreement summarised in paragraph 6.2(B) of Part VII to this document;

“Offer”	the cash offer being made by Abigail (UK) to acquire all of the issued and to be issued share capital of ARC on the terms and subject to the conditions set out in this document and, in the case of Shareholders holding ARC Shares in certificated form, in the Form of Acceptance, including, where the context permits or requires, any subsequent revision, variation, extension or renewal of thereof;

“Offer Document”	this document;

“Offer Period”	the period commencing on 29 July 2009 and ending on the latest of 1.00 p.m. on the First Closing Date, on the date on which the Offer becomes or is declared unconditional as to acceptances, and the time and date on which the offer lapses or is withdrawn;

“Offer Price”	16.25 pence in cash per ARC Share;

“Official List”	means the Official List of the UK Listing Authority;

“Overseas Shareholders”	ARC Shareholders (or nominees of, or custodians or trustees for ARC Shareholders) who are resident in or are nationals or citizens of jurisdictions outside of the United Kingdom and the United States;

“Panel”	The Panel on Takeovers and Mergers;

“participant ID”	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant;

“Receiving Agent”	Capita Registrars;

“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended from time to time;

“Regulatory Information Service” or “RIS”	any of the services set out in Appendix 3 to the Listing Rules;

“Relevant Date”	20 August 2009 (being the latest practicable date prior to the posting of this document);

“Restricted Jurisdiction”	Canada, Australia, the Republic of South Africa and Japan and any jurisdiction in relation to which the extension or acceptance of the Offer to such jurisdiction would violate the laws of such jurisdiction, or where local laws or regulation may result in a significant risk of civil, regulatory or criminal exposure if information on the Offer is sent or made available to ARC Shareholders in that jurisdiction;

“Restricted Overseas Shareholder”	an Overseas Shareholder who is resident in, or a citizen of, a Restricted Overseas Jurisdiction (or any nominee of, or custodian or trustee for such person);

“Revised Offer”	a revised offer by Virage Logic or Abigail (UK) which is (i) at a price per share which is equal to or greater than that provided under the Alternative Offer; or (ii) on terms that are (in the reasonable opinion of Jefferies) substantially equal to or better than those contained in the Alternative Offer;

“Revised Offer Long Stop Time”	the 72-hour period after an Alternative Offer is made;

“Revised Proposal”	a revised offer by Virage Logic which is at a price per share which is equal to or greater than that provided under the Competing Proposal; or (ii) on terms that are (in the reasonable opinion of the financial adviser to ARC) substantially equal to or better than those contained in the Competing Proposal;

“SEC”	US Securities and Exchange Commission;

“Significant Interest”	a direct or indirect interest of 20 per cent. or more of the total voting rights conferred by the equity capital of an undertaking;

“Sonic Focus”	Sonic Focus, Inc.;

“subsidiary”, “subsidiary undertaking”, “associate undertaking”, “undertaking” and “holding company”	have the meanings given to them in the 2006 Act;

“TFE instruction”	a Transfer from Escrow instruction (as defined by the CREST manual issued by Euroclear);

“TTE instruction”	a Transfer to Escrow instruction (as defined by the CREST manual issued by Euroclear);

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“UK CGT”	UK capital gains tax;

“UK Listing Authority”	means the Financial Services Authority acting in its capacity as the competent authority for listing under the Financial Services and Markets Act 2000;

“uncertificated” or in “uncertificated form”	recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the Regulations, may be transferred by means of CREST;

“United States” or “US”	the United States of America and all its possessions and territories;

“Virage Logic”	Virage Logic Corporation, a Delaware corporation;

“Virage Logic Directors”	the directors of Virage Logic whose names are set out in paragraph 2.2 of Part VII to this document;

“Virage Logic Group”	Virage Logic and its subsidiaries and associated undertakings and, where the context permits, each of them;

“Wider Abigail (UK) Group”	any member of the Abigail (UK) Group or any company, partnership, joint venture, firm or body corporate in which any member of the Abigail (UK) Group has a Significant Interest;

“Wider ARC Group”	any member of the ARC Group or any company, partnership, joint venture, firm or body corporate in which any member of the ARC Group has a Significant Interest; and

“Woodside”	Woodside Capital Partners, LLC, joint financial adviser to ARC.